UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.    )
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QUALCOMM INCORPORATED

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January 22, 2015

Dear Fellow Stockholder:
You are cordially invited to attend Qualcomm’s 2015 Annual Meeting of Stockholders (the Annual Meeting) on Monday, March 9, 2015. The meeting will begin promptly at 2:00 p.m. Pacific Time at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 1:00 p.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the Notice of Annual Meeting of Stockholders, followed by presentations and a report on Qualcomm’s fiscal 2014 performance.
This year, we are again furnishing the proxy materials to stockholders primarily over the Internet. Therefore, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. This method expedites the receipt of your proxy materials, lowers the costs of our annual meeting and helps to conserve natural resources.
Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. As an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone, or if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting.
Your vote is very important to us. I urge you to vote as we recommend.
I look forward to seeing you in San Diego at the Irwin M. Jacobs Qualcomm Hall on Monday, March 9, 2015.
Sincerely,

Steven M. Mollenkopf
Chief Executive Officer

5775 Morehouse Drive
San Diego, California 92121-1714
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On March 9, 2015
To the Stockholders of QUALCOMM Incorporated:
NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (Annual Meeting) of QUALCOMM Incorporated, a Delaware corporation (the Company), will be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Monday, March 9, 2015 at 2:00 p.m. Pacific Time for the following purposes:

1.	To elect 15 directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 27, 2015.

3.	To approve an amendment to the 2001 Employee Stock Purchase Plan to increase the share reserve by 25,000,000 shares.

4.	To hold an advisory vote to approve our executive compensation.

5.	To transact such other business as may properly come before stockholders at the Annual Meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on January 12, 2015 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.
By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary
San Diego, California
January 22, 2015

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PROXY SUMMARY
This summary highlights information contained elsewhere in our proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2015 ANNUAL MEETING OF STOCKHOLDERS (ANNUAL MEETING)

Date and Time	March 9, 2015 2:00 p.m. Pacific Time
Location	Irwin M. Jacobs Qualcomm Hall 5775 Morehouse Drive, San Diego, California 92121
Record Date	January 12, 2015
Voting
Stockholders of record as of the record date may vote via the Internet at www.proxyvote.com; by telephone at 1-800-690-6903; by completing and returning their proxy card; or in person at the Annual Meeting.

Date of First Distribution of Proxy Materials	January 22, 2015
VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal		Board Recommendation	Page Reference
PROPOSAL 1	Election of Directors	FOR each Nominee	18
PROPOSAL 2	Ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 27, 2015	FOR	27
PROPOSAL 3	Approval of an amendment to the 2001 Employee Stock Purchase Plan to increase the share reserve by 25,000,000 shares	FOR	29
PROPOSAL 4	Advisory vote to approve our executive compensation	FOR	33

DIRECTOR NOMINEES (SEE PAGE 18)

					Committee Memberships
Name	Age	Director Since	Occupation	Independent	AC	CC	GC	FC
Barbara T. Alexander	66	2006	Independent Consultant	X		X
Donald G. Cruickshank	72	2005	Chairman, 7digital Group plc	X	X
Raymond V. Dittamore	71	2002	Retired Audit Partner, Ernst &Young LLP	X	C
Susan Hockfield	63	2012	President Emerita and Professor of Neuroscience, Massachusetts Institute of Technology	X				X
Thomas W. Horton	53	2008	Former Chairman, American Airlines Group Inc.	X	X
Paul E. Jacobs	52	2005	Executive Chairman and Chairman of the Board, QUALCOMM Incorporated
Sherry Lansing*	70	2006	Founder and Chair, The Sherry Lansing Foundation	X			C
Harish Manwani	61	2014	Former Chief Operating Officer, Unilever	X
Steven M. Mollenkopf	46	2013	Chief Executive Officer, QUALCOMM Incorporated
Duane A. Nelles	71	1988	Self-Employed, Personal Investment Business	X				C
Clark T. Randt, Jr.	69	2013	President, Randt & Co. LLC	X			X
Francisco Ros	64	2010	Founder and President, First International Partners, S.L.	X				X
Jonathan J. Rubinstein	58	2013	Former Chairman and CEO, Palm, Inc.	X		X
Brent Scowcroft	89	1994	President, The Scowcroft Group, Inc.	X			X
Marc I. Stern	70	1994	Chairman, The TCW Group, Inc.	X		C
AC    Audit Committee
CC    Compensation Committee
GC    Governance Committee
FC     Finance Committee
C    Committee Chair
*     Presiding Director

EXECUTIVE COMPENSATION HIGHLIGHTS (SEE PAGE 40)

Organization Changes and Special Compensation Actions
Senior Management Changes. During the fiscal year, competition for proven business leaders with expertise in mobile communication technology was intense. Several members of Qualcomm’s senior management team were aggressively targeted by peer companies’ recruiting efforts, some of which were publicly discussed in the business press. Companies with interests in the mobile communications industry appear to view Qualcomm’s senior management team as an attractive source of talent. As a result, Qualcomm lost several senior level employees to other companies. The Board addressed this challenge through a combination of organizational changes and compensation actions to retain key leaders who have worked together to build the Company for over 13 years and have positioned it well for the future.
Immediately after the annual meeting of stockholders on March 4, 2014, Steven M. Mollenkopf began serving as Chief Executive Officer (CEO). Dr. Paul E. Jacobs simultaneously stepped down as CEO and became Executive Chairman. On March 10, 2014, Derek K. Aberle was appointed President. Mr. Mollenkopf, as the CEO, sets corporate strategy, leads the operations of the Company, oversees product development and manages global relationships. Dr. Jacobs focuses on long-term opportunities in emergent areas and manages certain relationships with key partners around the world in addition to his responsibilities as Chairman of the Board. Mr. Aberle oversees all business divisions and continues to formulate and drive key strategies for diversifying and growing the Company in our core businesses as well as new business initiatives.
Front-Loaded and Special Equity Grants. In fiscal 2014, the Compensation Committee implemented a compensation strategy that was designed to defend the Company and achieve the following objectives:

•	Continue to align pay with long-term stockholder value through continued emphasis on equity-based incentives;

•	Maintain annualized compensation targets while changing the timing of certain equity compensation awards to increase retention;

•	Strengthen retention through extending certain equity compensation awards’ future vesting schedules beyond the typical three years; and

•	In some cases, further strengthen retention through additional equity compensation that is above competitive practices only as necessary to address immediate retention needs.
Qualcomm’s regular senior executive compensation program consists of salaries, cash incentives and long-term equity incentives in the form of performance stock units (PSUs) for a majority of annual grant value and restricted stock units (RSUs) for the remaining value. The fiscal 2014 special pay actions accelerated the timing of RSU grants that otherwise would have been awarded over the next three to five years (depending on the individual) with these “front-loaded” grants subject to extended periods of vesting tied to continued employment. For the recipients of these front-loaded grants, regular compensation in subsequent years will be reduced by the annualized front-loaded grant value and will consist only of salaries, annual cash incentives and PSUs with multi-year performance periods. The Compensation Committee intends that the annualized value of the front-loaded RSUs, excluding the special retention RSUs, will be no more than half of the annualized value of total equity awarded in the future, including PSUs.
Messrs. Mollenkopf and Aberle received front-loaded RSUs with grant date fair values of $30 million and $16.1 million, respectively. These values reflect five years of annual RSU awards and vest in five equal annual installments (rather than the typical three-year annual vesting period) beginning on the first anniversary of the grant date. These grants represent annual values of $6 million for Mr. Mollenkopf and $3.2 million for Mr. Aberle. Messrs. Mollenkopf and Aberle will be eligible to receive annual RSUs again in fiscal 2019 and will have until March 2019 to comply with the previously established stock ownership guidelines for their new roles of 6x and 3x their annual base salaries, respectively.
Dr. Venkata S.M. “Murthy” Renduchintala and Messrs. George S. Davis and Cristiano R. Amon received front-loaded RSUs with grant date fair values of $6.9 million, $6.9 million and $4.1 million, respectively. These values reflect three years of annual RSU awards and vest in five equal annual installments (rather than the typical three-year annual vesting period) beginning on the first anniversary of the grant date. These grants represent annual values of $2.3 million for

Dr. Renduchintala and Mr. Davis and $1.4 million for Mr. Amon. Dr. Renduchintala and Messrs. Davis and Amon will be eligible to receive annual RSUs again in fiscal 2017. The stock ownership guideline for Dr. Renduchintala and Messrs. Davis and Amon is 2x their annual base salaries. Dr. Renduchintala and Mr. Amon have until October 2017, and Mr. Davis has until March 2018 to comply.
The Compensation Committee also granted additional special RSUs to further strengthen retention and ownership alignment. Messrs. Mollenkopf and Aberle received additional special RSUs with grant date fair values of $20 million and $10.5 million, respectively, and Dr. Renduchintala and Mr. Amon each received special RSUs with grant date fair values of $3 million. These special RSUs vest in equal installments on the third, fourth and fifth anniversaries of the grant dates, contingent on their continued employment with the Company. These awards were approved after the Compensation Committee discussed potential competitive new hire award values with its independent compensation consultants. The discussion of new hire award values occurred as a result of actual and ongoing competition for the services of key senior Qualcomm executive officers by some of our competitors.
Dr. Jacobs received a front-loaded RSU grant of $45 million that reflects five years of annual RSU awards and vests in equal installments on the third, fourth and fifth anniversaries of the grant date, contingent on his continued employment with the Company, and he must hold the net after-tax shares delivered at vesting until at least one year following retirement or earlier separation of service from the Company. This grant represents an annual value of $9 million. Going forward, for serving as Executive Chairman, Dr. Jacobs will receive an annual salary of $1 and will be eligible for annual grants of PSUs at the Compensation Committee’s discretion. Dr. Jacobs will not be eligible for an annual cash incentive.
The table below illustrates the Compensation Committee’s currently anticipated equity award grants for fiscal 2015 through 2019. The Compensation Committee intends that that grant date fair values of PSUs it awards to the named executive officers (NEOs) for fiscal 2015 through 2019 will be similar to the grant date fair values of the fiscal 2014 awards adjusted to consider then-current competitive practices, company performance, results of advisory votes on executive compensation, changes in roles and any other factors the Compensation Committee may consider.

Figure 1: Summary of Fiscal 2014 Equity Awards to NEOs and
Illustration of the Compensation Committee’s Currently Anticipated Grants for Fiscal 2015 - 2019

		Fiscal 2014 Grants			Compensation Committee Currently Anticipated Grants for Fiscal 2015 - 2019
					Grant Timing
Name	Grant Type	Grant Date Fair Value ($)	Annualized Value of Front-Loaded Grant ($)	Vesting Schedule	2015	2016	2017	2018	2019
Steven M. Mollenkopf Chief Executive Officer	Special RSUs	20,000,023		(1)	—	—	—	—	—
	Front-Loaded RSUs	30,000,034	6,000,007	(2)	—	—	—	—	—
	Annual RSUs	—		(3)	—	—	—	—	‡
	Annual PSUs	8,000,146		(4)	†	†	†	†	†
Paul E. Jacobs Executive Chairman	Front-Loaded RSUs	45,000,011	9,000,002	(1)	—	—	—	—	—
	Annual RSUs	—		(3)	—	—	—	—	‡
	Annual PSUs	9,000,164		(4)	†	†	†	†	†
George S. Davis EVP and Chief Financial Officer	Front-Loaded RSUs	6,900,000	2,300,000	(2)	—	—	—	—	—
	Annual RSUs	—		(3)	—	—	‡	‡	‡
	Annual PSUs	2,700,019		(4)	†	†	†	†	†
Derek K. Aberle President	Special RSUs	10,500,011		(1)	—	—	—	—	—
	Front-Loaded RSUs	16,100,000	3,220,000	(2)	—	—	—	—	—
	Annual RSUs	—		(3)	—	—	—	—	‡
	Annual PSUs	3,780,209		(4)	†	†	†	†	†
Cristiano R. Amon EVP, QualcommTechnologies, Inc. and Co-President, QCT	Special RSUs	3,000,048		(1)	—	—	—	—	—
	Front-Loaded RSUs	4,140,064	1,380,021	(2)	—	—	—	—	—
	Annual RSUs	—		(3)	—	—	‡	‡	‡
	Annual PSUs	3,620,169		(4)	†	†	†	†	†
Venkata S. M. Renduchintala EVP, QualcommTechnologies, Inc. and Co-President, QCT	Special RSUs	3,000,048		(1)	—	—	—	—	—
	Front-Loaded RSUs	6,900,000	2,300,000	(2)	—	—	—	—	—
	Annual RSUs	—		(3)	—	—	‡	‡	‡
	Annual PSUs	2,700,019		(4)	†	†	†	†	†

‡	Currently anticipated award granted, vesting annually on the first, second and third anniversaries of the grant date.
†	Currently anticipated award granted, cliff-vesting following the completion of a 3-year performance period.

(1)
Vests in equal installments on the third, fourth and fifth anniversaries of the grant date. Any unvested RSUs will be forfeited if the recipient voluntarily or involuntarily leaves Qualcomm. Dr. Jacobs’s award provides for prorated vesting of any unvested RSUs upon termination by the Company without cause or by Dr. Jacobs for good reason.

(2)	Vests in five equal annual installments beginning on the first anniversary of the grant date. Any unvested RSUs will be forfeited if the recipient voluntarily or involuntarily leaves Qualcomm.

(3)	Vests in three equal annual installments beginning on the first anniversary of the grant date. Any unvested RSUs will be forfeited if the recipient voluntarily or involuntarily leaves Qualcomm

(4)	Three-year cliff vesting upon completion of the three-year performance period. Any unvested PSUs will be forfeited if the recipient voluntarily or involuntarily leaves Qualcomm.
Pay and Performance Alignment
The majority of compensation provided to our CEO and other NEOs is variable and is in the form of annual cash incentives and long-term equity incentives.
Fiscal 2014 Annual Cash Incentive Plan (ACIP). Amounts that may be earned under the ACIP vary by the extent to which we achieve our Non-GAAP revenues and Non-GAAP operating income objectives, representing financial performance that is important for long-term shareholder value creation. We establish challenging financial goals and frequently exceed them.

•
Our fiscal 2014 financial goals (8% Non-GAAP revenue growth and 13% Non-GAAP operating income growth over fiscal 2013 performance) were at the 75th percentiles relative to our peer companies’ last 4-quarter performance (as of June 30, 2014).

•	In fiscal 2012 and 2013, our performance exceeded the goals we had established for the year, and in fiscal 2014, we achieved our revenues goal but fell short of our operating income goal.

•
We place greater weight on operating income performance than revenues. As a result, the fiscal 2014 ACIP funding multiple of 0.71 is lower than the ACIP funding multiples of 1.17 and 1.16 for fiscal 2012 and 2013, respectively. Therefore, the NEOs’ fiscal 2014 ACIP earnings were less than their target cash incentive amounts (see Figure 16) because we did not achieve our overall financial objectives, in contrast to above-target performance and resulting funding multiples in fiscal 2012 and 2013.

Long-Term Equity Incentives. See our discussion above regarding special compensation actions that included front-loaded and special RSUs.
Fiscal 2014 Total Compensation (salary, ACIP earnings and annualized equity awards). The CEO’s and other NEOs’ total compensation disclosed in the Summary Compensation Table includes all front-loaded and additional special RSUs described earlier. Figure 2 sets forth the CEO’s and other NEOs’ annualized total compensation to facilitate comparison of Qualcomm and peer company CEOs’ and other NEOs’ compensation. Figure 2 includes the annualized value of the front-loaded RSUs, but excludes the impact of the special RSUs because the special RSUs were additional awards provided in response to competitors’ outreach to critical members of the senior team. Therefore, those awards supplement the annualized total compensation levels in a manner that is not expected to continue. Accordingly, Mr. Mollenkopf’s annualized total compensation, excluding those special awards, is $16,740,542.

Figure 2: Fiscal 2014 Total Compensation, Excluding Special RSUs, and Annualized Total Compensation (1)

Name	Grant Date Fair Value of Front-Loaded RSUs ($)		Annualized Value of Front-Loaded RSUs ($)	+	Fiscal 2014 Grant Date Fair Value of Annual PSUs ($)	=	Annualized Value of Long-Term Equity ($) (2)	+	Fiscal 2014 Salary, Bonus, Non-Equity Incentive Plan Compensation and All Other Compensation ($)	=	Total Annualized Compensation (Using Annualized Value of Long-Term Equity ($) (3)
Steven M. Mollenkopf Chief Executive Officer	30,000,034	÷ 5	6,000,007		8,000,146		14,000,153		2,740,389		16,740,542
Paul E. Jacobs Executive Chairman	45,000,011	÷ 5	9,000,002		9,000,164		18,000,166		2,941,817		20,941,983
George S. Davis EVP and Chief Financial Officer	6,900,000	÷ 3	2,300,000		2,700,019		5,000,019		1,557,523		6,557,542
Derek K. Aberle President	16,100,000	÷ 5	3,220,000		3,780,209		7,000,209		1,725,345		8,725,554
Cristiano R. Amon EVP, QualcommTechnologies, Inc. and Co-President, QCT	4,140,064	÷ 3	1,380,021		3,620,169		5,000,190		951,879		5,952,069
Venkata S. M. Renduchintala EVP, Qualcomm Technologies, Inc. and Co-President, QCT	6,900,000	÷ 3	2,300,000		2,700,019		5,000,019		1,238,552		6,238,571

(1)
Excludes the special RSUs granted to Messrs. Mollenkopf, Aberle, Amon and Dr. Renduchintala with grant date fair values of $20 million, $10.5 million, $3 million and $3 million, respectively. See Figure 1.

(2)	The sum of the annualized value of the front-loaded RSUs and the grant date fair value of PSUs awarded in fiscal 2014.

(3)	The sum of salary, non-equity incentive compensation, all other compensation and the annualized value of long-term equity.
Our CEO’s fiscal 2014 annualized total compensation, as calculated above, was in the peer companies’ third quartile relative percentile ranking (i.e., above the median and below the 75th percentile) while our 1-year revenue and operating income growth were in the peer companies’ top quartile (above the 75th percentile). Similarly, our CEOs’ 3-year average annual total compensation, as calculated above (fiscal 2012 and 2013 total compensation for Dr. Jacobs of $20,730,873 and $20,448,940, respectively, and the fiscal 2014 annualized total compensation of $16,740,542 for Mr. Mollenkopf) was at the peer companies’ median while our 3-year revenue and operating income growth was again in the peer companies’ top quartile (i.e., above the 75th percentile).
Figures 3 - 6 depict the consistent relationship of Qualcomm’s top quartile growth and third quartile annual CEO compensation (including only the annualized value of the front-loaded RSUs and excluding the special RSUs) relative to our peer group (i.e., financial growth ranking has been higher than relative CEO pay ranking). The Company and peer company data (which excludes Facebook and Google, for which data was incomplete) reflected in these figures was reported in Standard & Poor’s Compustat reports as of March 31, 2014, the time at which Frederic W. Cook & Co., Inc., our independent compensation consulting firm, prepared the peer company selection analysis used by the Compensation Committee. One- and three-year growth numbers are based on each company’s most recent fiscal year end. Qualcomm’s one-year CEO Pay includes compensation for Mr. Mollenkopf. Qualcomm’s three-year CEO Pay includes one year for Mr. Mollenkopf and two years for Dr. Jacobs.

Figure 3: Qualcomm and Peer Company CEO 1-Year Total Compensation Percentile Rankings Relative to 4- Quarter Revenue Growth	Figure 4: Qualcomm and Peer Company CEO 1-Year Total Compensation Percentile Rankings Relative to 4-Quarter Operating Income Growth

Figure 5: Qualcomm and Peer Company CEO 3-Year Average Total Compensation Percentile Rankings Relative to 12-Quarter Revenue Growth	Figure 6: Qualcomm and Peer Company CEO 3-Year Average Total Compensation Percentile Rankings Relative to 12-Quarter Operating Income Growth

PROXY STATEMENT
In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated and its consolidated subsidiaries and not to any other person or entity.
MEETING INFORMATION

The Board of Directors (Board) of QUALCOMM Incorporated, a Delaware corporation, is soliciting your proxy for use at the 2015 Annual Meeting of Stockholders (Annual Meeting) to be held on Monday, March 9, 2015, at 2:00 p.m. Pacific Time, and at any adjournment or postponement thereof.
VOTING RIGHTS AND OUTSTANDING SHARES

Only holders of record of common stock at the close of business on January 12, 2015 (Record Date) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, we had 1,651,909,121 shares of common stock outstanding and entitled to vote. Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted as described in “How Your Shares Will Be Voted.” All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 22, 2015, we commenced mailing to our stockholders (other than those who previously requested electronic delivery or a full set of printed proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement. The Notice of Internet Availability of Proxy Materials also provides instructions on how to access your proxy card to vote via the Internet.
This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you received the Notice of Internet Availability of Proxy Materials and would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email unless you elect otherwise.
This proxy statement and our Annual Report on Form 10-K for fiscal 2014 are available at http:// www.qualcomm.com.
VOTING METHODS

If you are a stockholder with shares registered in your name, you may vote by one of the following three options depending on the method of delivery by which you received the proxy materials:

•
Vote via the Internet. Go to the web address http://www.proxyvote.com and follow the instructions for Internet voting shown on the proxy card or the Notice of Internet Availability of Proxy Materials mailed to you or the instructions that you received by email.

•	Vote by Telephone. Dial 1-800-690-6903 and follow the instructions for telephone voting shown on the proxy card you received by mail.

•	Vote by Proxy Card. Complete, sign, date and mail the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”), please follow the instructions you receive from them. You may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER STOCKHOLDER OF RECORD AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER. OTHERWISE, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE MEETING.
HOW YOUR SHARES WILL BE VOTED

Your shares will be voted in accordance with your instructions. If you do not specify voting instructions on your proxy, the shares will be voted:

Proposal 1: FOR	all director nominees (see page 18);

Proposal 2: FOR	ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants for our fiscal year ending September 27, 2015 (see page 27);

Proposal 3: FOR	an amendment to the 2001 Employee Stock Purchase Plan to increase the share reserve by 25,000,000 shares (see page 29);

Proposal 4: FOR	our executive compensation (see page 33); and
In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly presented at the Annual Meeting.
BROKER NON-VOTES

A broker non-vote occurs when a broker, bank or other stockholder of record, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes have no effect on the determination of whether a nominee or the proposal has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include ratification of the selection of independent public accountants. Non-routine matters include the election of directors, actions on stock plans, advisory votes on executive compensation and stockholder proposals.
REVOCABILITY OF PROXIES

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by filing a written notice of revocation or a duly executed proxy bearing a later date with our Corporate Secretary at our principal executive offices, 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROXY SOLICITATION

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, we have retained Morrow & Company to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay that firm $7,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to directors, officers or other employees for such services.
STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2016 Annual Meeting of Stockholders is September 24, 2015. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 10, 2015 and no later than the close of business on December 10, 2015. Any such stockholder proposals or nominations for director must be submitted to our Corporate Secretary in writing at 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714. Stockholders are also advised to review our Amended and Restated Bylaws, which contain additional requirements for submitting stockholder proposals and director nominations. See page15 for further information.
HOUSEHOLDING

The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address, and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the Qualcomm proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.
If you received a householded mailing this year and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials and proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS.

FINANCIAL INFORMATION

Attached as Appendix 1 is certain financial information from our Annual Report on Form 10-K for fiscal 2014 that we filed with the SEC on November 5, 2014. We have not undertaken any updates or revisions to such information since the date it was filed with the SEC. Accordingly, we encourage you to review Appendix 1 together with any subsequent information we have filed with the SEC and other publicly available information.
PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN

Attached as Appendix 2 is a graph that compares total stockholder return on our common stock since September 27, 2009 to two indices: the Standard & Poor’s 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100).
CORPORATE DIRECTORY

Attached as Appendix 3 is a listing of our executive officers and members of our Board.
CORPORATE GOVERNANCE
CODE OF ETHICS AND CORPORATE GOVERNANCE PRINCIPLES AND PRACTICES

The Board has adopted a Code of Ethics applicable to all of our employees, including employees of our subsidiaries, and members of our Board. Any amendments to, or waivers under, the Code of Ethics that are required to be disclosed by SEC rules will be disclosed on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page. To date, there have not been any waivers by us under the Code of Ethics.
The Board has also adopted Corporate Governance Principles and Practices, which include information regarding the Board’s policies that guide its governance practices, including the roles, responsibilities and composition of the Board, director qualifications, committee matters and stock ownership guidelines, among others.
The Code of Ethics and the Corporate Governance Principles and Practices are available on our website at
http://www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page.
BOARD LEADERSHIP STRUCTURE

Chairman and CEO Roles
The Board believes that it should maintain flexibility in its ability to establish and revise Qualcomm’s Board leadership structure from time to time. Our charter documents and policies do not prevent our Chief Executive Officer from also serving as our Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairman of the Board and Chief Executive Officer, the positions are currently held by separate individuals. In March 2014, Mr. Steven M. Mollenkopf commenced his service as our Chief Executive Officer. Dr. Paul E. Jacobs, who stepped down from that position in March 2014, continues to serve as our Chairman of the Board (and continues to serve as an employee of the Company as Executive Chairman).

Lead Director Role
Our Board believes that the role of Presiding Director, which pursuant to our Corporate Governance Principles and Practices must be an independent director, provides an appropriate balance in Qualcomm’s leadership. The Presiding Director helps ensure a strong, independent and active Board. Under our Corporate Governance Principles and Practices, the Presiding Director is chosen by rotation among the Chairs of the Audit, Compensation and Governance committees. An individual serves as the Presiding Director for a two-year period. Ms. Sherry Lansing, the Chair of the Governance Committee, is currently the Presiding Director, having commenced her service in this role in March 2013. At the Board meeting following the Annual Meeting, Raymond V. Dittamore, the Chair of the Audit Committee, will commence his term as the Presiding Director. The Presiding Director has the following roles and responsibilities:

•	Presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•	Collaborating with the Chairman and the Chief Executive Officer in developing agendas for Board meetings;

•	Acting as the principal liaison between the independent directors and the Chairman and the Chief Executive Officer;

•	Communicating with independent directors to ensure that matters of interest are included on agendas for Board meetings;

•
Communicating with independent directors and management to affirm that appropriate briefing materials are being provided to directors sufficiently in advance of Board meetings to allow for proper preparation and participation in meetings; and

•	Calling special meetings of the Board, with the concurrence of at least one additional director, as appropriate.
BOARD MEETINGS, COMMITTEES AND ATTENDANCE

During fiscal 2014, the Board held nine meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s Presiding Director leads those sessions. The Board delegates various responsibilities and authority to different Board committees. We have four standing Board committees: the Audit, Compensation, Governance and Finance committees. Committees regularly report on their activities and actions to the full Board. Committee assignments are re-evaluated annually and approved by the Board at an annual meeting that follows the annual meeting of stockholders, typically in March of each year. Each committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page as follows:

Name of Committee	Website Link

Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463

Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462

Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461

Finance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=464
The table below provides current committee membership information for each of the Board committees.

Committees
Name	Audit	Compensation	Governance	Finance
Barbara T. Alexander		X
Donald G. Cruickshank	X
Raymond V. Dittamore	C
Susan Hockfield				X
Thomas W. Horton	X
Paul E. Jacobs
Sherry Lansing			C
Harish Manwani (1)
Steven M. Mollenkopf
Duane A. Nelles				C
Clark T. Randt, Jr.			X
Francisco Ros				X
Jonathan Rubinstein		X
Brent Scowcroft			X
Marc I. Stern		C

(1)	Mr. Harish Manwani was appointed to the Board on May 4, 2014.

C	Committee Chair
The Audit Committee. The Audit Committee meets at least quarterly with our management and independent public accountants to review the results of the annual integrated audit and quarterly reviews of our consolidated financial statements and to discuss our financial statements and earnings releases. The Audit Committee selects, engages, oversees and evaluates the qualifications, performance and independence of our independent public accountants, reviews the plans and results of internal audits, and reviews evaluations by management and the independent public accountants of our internal control over financial reporting and the quality of our financial reporting, among other functions. The Audit Committee met nine times during fiscal 2014. All of the members of the Audit Committee are audit committee financial experts as defined by the SEC and independent directors within the meaning of Rule 5605 of the NASDAQ Stock Market LLC (NASDAQ Rule 5605) and Rule 10A-3(b)(1)(ii) of the Securities Exchange Act of 1934, as amended.
The Compensation Committee. The Compensation Committee determines compensation levels for the Chief Executive Officer, the named executive officers (as listed in the Fiscal 2014 Summary Compensation Table), the other executive officers and Board members, administers and approves stock offerings under our employee stock purchase and long-term incentive plans and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee met seven times during fiscal 2014. All of the members of the Compensation Committee are independent directors within the meaning of NASDAQ Rule 5605 and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.
The Governance Committee. The Governance Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to us, including emergency procedures (such as disaster recovery and security). The Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Governance Committee evaluates and recommends nominees for membership on the Board and its committees. The Governance Committee met six times during fiscal 2014. All of the members of the Governance Committee are independent directors within the meaning of NASDAQ Rule 5605.
The Finance Committee. The Finance Committee reviews our financial position, cash management, dividend and stock repurchase programs, securities issuances, acquisitions and other major strategic investment decisions and provides oversight of our budgeting process. The Finance Committee met eight times during fiscal 2014. All of the members of the Finance Committee are independent directors within the meaning of NASDAQ Rule 5605.

During fiscal 2014, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the meetings of the committees on which he or she served and that were held during the period for which he or she was a Board or committee member, respectively.
BOARD’S ROLE IN RISK OVERSIGHT

Qualcomm does not view risk in isolation, but considers risk as part of its regular evaluation of business strategy and business decisions. Assessing and managing risk is the responsibility of Qualcomm’s management, which establishes and maintains risk management processes, including action plans and controls, to balance risk mitigation and opportunities to create stockholder value. It is management’s responsibility to anticipate, identify and communicate risks to the Board and/or its committees. The Board oversees and reviews certain aspects of the Company’s risk management efforts, either directly or through its committees. Qualcomm approaches risk management by integrating its strategic planning, operational decision making and risk oversight and communicating risks and opportunities to the Board. The Board commits extensive time and effort every year to discussing and agreeing upon the Company’s strategic plan, and it reconsiders key elements of the strategic plan as significant events and opportunities arise during the year. As part of the review of the strategic plan, as well as in evaluating events and opportunities that occur during the year, the Board and management focus on the primary success factors and risks for the Company.
While the Board has primary responsibility for oversight of the Company’s risk management, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with certain public reporting requirements. The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks arising from compensation policies and programs. The Governance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to corporate governance, succession planning and emergency procedures (including disaster recovery and security). The Finance Committee assists the Board in fulfilling its risk management oversight responsibilities with respect to risks related to major strategic investment decisions and other financial transactions, treasury functions and policies and budget processes. Each of the committee Chairs reports to the full Board at regular meetings concerning the activities of the committee, the significant issues it has discussed and the actions taken by the committee.
We believe that our leadership structure supports the risk oversight function of the Board. With two members of management, our Executive Chairman and our Chief Executive Officer, serving on the Board, they are able to promote open communication between management and directors relating to risk. Additionally, each Board committee is comprised solely of independent directors, and all directors are actively involved in the risk oversight function.
DIRECTOR NOMINATIONS

Our Amended and Restated Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at our annual meeting of stockholders. The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of our “Investor Relations” page. Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our common stock for over one year and who satisfies the notice, information and consent requirements set forth in our Amended and Restated Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-520I, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us within the time limits set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to the stockholder nominee as specified in the Amended and Restated Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners on whose behalf the nomination is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of our common stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.
In evaluating director nominees, the Governance Committee considers the following factors:

•	The appropriate size of the Board;

•	Our needs with respect to the particular talents and experience of our directors;

•
The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with national and international business matters;

•	Experience in political affairs;

•	Experience with accounting rules and practices;

•	Appreciation of the relationship of our business to the changing needs of society;

•	The nominee’s other commitments, including the other boards on which the nominee serves; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.
The Governance Committee’s goal is to assemble a board of directors that brings to us a diversity of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC, and for a majority of the members of the Board to meet the definition of “independent director” under NASDAQ Rule 5605. The Governance Committee also believes that it is in the best interests of stockholders that at least one key member of our current management participates as a member of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue their service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue to serve or if the Governance Committee or the Board decides not to re-nominate a member for re-election, and if the Board determines not to reduce the Board size as a result, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to assist in identifying and evaluating potential nominees.
MAJORITY VOTING

Under our Amended and Restated Bylaws, in an uncontested election, if any incumbent nominee for director receives a greater number of “withhold” votes (ignoring abstentions and broker non-votes) than votes cast “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. In that event, the Governance Committee shall make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other actions should be taken. In making its recommendation, the Governance Committee will consider all factors it deems relevant, including, without limitation, the stated reasons why stockholders withheld votes from such director, the length of service and qualifications of such director, the director’s past contributions to us and the availability of other qualified candidates for director. The Governance Committee’s evaluation shall be forwarded to the Board to permit the Board to act on it no later than 90 days following the date of the stockholder meeting. In reviewing the Governance Committee’s recommendation, the Board shall consider the factors evaluated by the Governance Committee and such additional information and factors as the Board believes to be relevant. If the Board determines that the director’s resignation is in the best interests of the Company and its stockholders, the Board shall promptly accept the resignation. We will publicly disclose the Board’s decision within four business days in a Current Report on Form 8-K, providing an explanation of the process by which the decision was reached and, if applicable, the reasons for not accepting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s considerations of the appropriateness of his or her continued service, except to respond to requests for information.
STOCK OWNERSHIP GUIDELINES

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to six times, with the size of the multiple based on the individual’s position with the Company. Only shares actually owned (as shares or as vested deferred stock units) count toward the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive officer. Non-employee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Non-employee directors are required to achieve this ownership level within five years of joining the Board. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. See the “Compensation Program Best Practices” section under “Compensation Discussion and Analysis” for additional information.
COMMUNICATIONS WITH DIRECTORS

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:
[Name of Director(s) or Board of Directors]
Qualcomm Incorporated
Attn: General Counsel
5775 Morehouse Drive, N-520I
San Diego, California 92121-1714
Our General Counsel logs all such communications (and the disposition of such communications as set forth below) and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Governance Committee for distribution to the appropriate members of the Board and/or management.
ANNUAL MEETING ATTENDANCE

Our Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All directors then in office attended our last annual meeting.
DIRECTOR INDEPENDENCE

The Board has determined that, except for Dr. Paul E. Jacobs and Mr. Steven M. Mollenkopf, all of the members of the Board are “independent directors” within the meaning of NASDAQ Rule 5605.

PROPOSAL 1:  ELECTION OF DIRECTORS
ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that directors are to be elected at our annual meeting of stockholders to hold office until the next annual meeting and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board is present. Any director elected as a result of a vacancy shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor has been elected and qualified.
Our Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The Board has set the number of directors at 15. Therefore, 15 directors will stand for election at the Annual Meeting.
In an uncontested election, our Bylaws provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “for” a director nominee must exceed the number of “withhold” votes cast against that nominee). Abstentions and broker non-votes have no effect on the vote. In an uncontested election, if any nominee for director who is currently serving on the Board receives a greater number of “withhold” votes than votes “for” his or her election, the director shall promptly tender his or her resignation from the Board, subject to acceptance by the Board. The process that will be followed by the Board in that event is described above under the heading “Majority Voting.”
The nominees receiving a majority of votes cast with respect to his or her election will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the 15 nominees named below. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.
NOMINEES FOR ELECTION

BARBARA T. ALEXANDER

Age: 66 Director since: 2006
Ms. Alexander has been an independent consultant since February 2004. She was a senior advisor for UBS from October 1999 to January 2004 and a managing director of Dillon Read & Co., Inc. (Dillon Read) from January 1992 to September 1999. Prior to joining Dillon Read, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past Chairman of the Board of the Joint Center for Housing Studies at Harvard University (the Center) and is currently a member of that board’s executive committee and a senior industry fellow of the Center. Ms. Alexander has been a director of Allied World Assurance Company Holdings, Ltd. since August 2009 and Choice Hotels since February 2012. Ms. Alexander previously served as a director of KB Home from October 2010 to April 2014, Federal

Home Loan Mortgage Corporation (Freddie Mac) from November 2004 to March 2010, Centex Corporation from July 1999 to August 2009, Harrah’s Entertainment, Inc. from February 2002 to April 2007 and Burlington Resources, Inc. from January 2004 to March 2006. She holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas. We believe Ms. Alexander’s qualifications to serve on our Board include her significant financial and accounting experience. In addition, she has extensive experience serving on several other public company boards, including in most instances service on the compensation committee and/or the audit committee of those other boards, which provides valuable insights to our Board. Her experience at Freddie Mac has added to her knowledge regarding risk management issues.
DONALD G. CRUICKSHANK

Age: 72 Director since: 2005
Sir Donald has been Chairman of 7digital Group plc since June 2014. He was Chairman of Audioboo Ltd. from April 2010 to May 2014, Clinovia Group Ltd. from January 2004 to February 2007 and Formscape Group Ltd. from April 2003 to December 2006. He was a member of the Financial Reporting Council, the body in the U.K. responsible for oversight of the Accountancy and Actuarial professions and for corporate governance standards, from June 2001 to June 2007. Sir Donald has extensive experience in a number of areas, including European regulation and telecommunications. His career has included assignments at McKinsey & Co. Inc., Times Newspapers, Virgin Group plc., Wandsworth Health Authority and the National Health Service in Scotland. Sir Donald served as Chairman of the London Stock Exchange plc. from 2000 to 2003 and as Director General of the U.K.’s Office of Telecommunications (Oftel) from 1993 to 1998. From 1997 to 2000, he served as Chairman of Action 2000, the U.K.’s Millennium Bug campaign. In 1998, Chancellor Gordon Brown appointed him as Chairman of the Government’s Review of the U.K. banking sector. From 1999 to 2004, he served as Chairman of SMG plc., one of Scotland’s leading broadcasters. Sir Donald holds an M.A. degree from the University of Aberdeen and an M.B.A. degree from Manchester Business School, the University of Manchester, as well as an honorary L.L.D. degree from the University of Aberdeen. He was a member of The Institute of Chartered Accountants in Scotland between 1967 and 2011. We believe Sir Donald’s qualifications to serve on our Board include his extensive management experience in a diverse range of companies, his many years of experience in working with governmental organizations, his extensive experience in European regulation and telecommunications policies and administration and his broad experience in international business matters. In addition, as a native of the United Kingdom, with significant pan-European experience, Sir Donald brings a non-U.S. centric perspective, which is beneficial to our Board. He has been designated as an audit committee financial expert. Sir Donald has informed us that, assuming he is re-elected to the Board at the Annual Meeting, he does not intend to stand for re-election to the Board in 2016. Accordingly, he would step down from the Board effective as of the Company’s 2016 annual meeting of stockholders.

RAYMOND V. DITTAMORE

Age: 71 Director since: 2002
Mr. Dittamore retired in June 2001 as a partner of Ernst & Young LLP, an international public accounting firm, after 35 years of service. Mr. Dittamore previously served as a director of Life Technologies Corporation from July 2001 to February 2014, Gen-Probe Incorporated from August 2002 to September 2009 and Digirad Corporation from March 2004 to March 2008. Mr. Dittamore holds a B.S. degree in accounting from San Diego State University. We believe Mr. Dittamore’s qualifications to serve on our Board include his many years of financial and accounting experience, including his long service with an international accounting firm as an audit partner and as a member of that firm’s management. In addition, Mr. Dittamore has served on other public company boards, where he has gained extensive audit committee experience as well as additional insight into the practices of other boards and their committees. He has been designated as an audit committee financial expert.
SUSAN HOCKFIELD

Age: 63 Director since: 2012
Dr. Hockfield has been President Emerita of the Massachusetts Institute of Technology (MIT) since July 2012 and Professor of Neuroscience at MIT since 2004. She was President of MIT from December 2004 to July 2012. Dr. Hockfield joined the faculty of Yale University in 1985 and served as Provost from 2002 to 2004 and dean of the Graduate School of Arts and Sciences from 1998 to 2002. Dr. Hockfield was a member of the scientific staff of the Cold Spring Harbor Laboratory from 1980 to 1985 and a National Institutes of Health (NIH) postdoctoral fellow at the University of California at San Francisco in 1980. Dr. Hockfield has been a director of the General Electric Company since December 2006 and a trustee of the Carnegie Corporation of New York since September 2006. Dr. Hockfield holds honorary degrees from several U.S. and international universities and is a member of the American Academy of Arts and Sciences and a fellow of the American Association for the Advancement of Science. Dr. Hockfield holds a B.A. degree in biology from the University of Rochester and a Ph.D. degree in Anatomy from the Georgetown University School of Medicine. We believe Dr. Hockfield’s qualifications to serve on our Board include her significant management and leadership experience developed and demonstrated as President of MIT, a leading research university, and as Provost and a dean at Yale. Throughout our corporate history, we have valued and benefited from our interaction with academic institutions. Dr. Hockfield’s experience in education and her perspective as a scientist provides us with important insights as we develop and invest in new technologies and evaluate new ideas. In addition, her service on other public company boards brings valuable perspectives to our Board.

THOMAS W. HORTON

Age: 53 Director since: 2008
Mr. Horton was Chairman of American Airlines Group Inc. (formed upon the merger of AMR Corporation (AMR) and US Airways Group, Inc.) from December 2013 to June 2014 and Chairman of American Airlines, Inc. (American) from November 2011 to June 2014. He was Chairman and Chief Executive Officer of AMR and Chief Executive Officer of American from November 2011 to December 2013, and President of AMR and American from July 2010 to December 2013. He served as Executive Vice President and Chief Financial Officer of AMR and American from March 2006 to July 2010. He served as Vice Chairman and Chief Financial Officer of AT&T Corporation (AT&T) from January 2002 to February 2006. Prior to joining AT&T, Mr. Horton was Senior Vice President and Chief Financial Officer of AMR from January 2000 to January 2002 and served in numerous management positions with AMR since 1985. AMR and American filed voluntary petitions for reorganization under Federal bankruptcy laws in November 2011 and emerged from bankruptcy in December 2013. Mr. Horton has been a director of Wal-Mart Stores, Inc. since November 2014. Mr. Horton holds a B.B.A. degree in accounting from Baylor University and an M.B.A. degree from Southern Methodist University. We believe Mr. Horton’s qualifications to serve on our Board include his management, financial and accounting experience, including his former service as President of AMR, as Vice Chairman and Chief Financial Officer of AT&T and as Executive Vice President and Chief Financial Officer of AMR. In particular, Mr. Horton’s roles in operational and financial management at AMR and AT&T bring valuable insights to our Board, as well as providing a useful resource to our senior management. He has been designated as an audit committee financial expert.
PAUL E. JACOBS

Age: 52 Director since: 2005
Dr. Jacobs is our Executive Chairman and Chairman of the Board of Directors. He has served as Chairman of the Board since March 2009 and as Executive Chairman since March 2014. He served as Chief Executive Officer from July 2005 to March 2014 and as Group President of Qualcomm Wireless & Internet from July 2001 to July 2005. In addition, he served as an executive vice president from February 2000 to June 2005. Dr. Jacobs was a director of A123 Systems, Inc. from November 2002 to July 2012. Dr. Jacobs holds a B.S. degree in electrical engineering and computer science, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the University of California, Berkeley. We believe Dr. Jacobs’s qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Executive Chairman and his prior service as our Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.

SHERRY LANSING

Age: 70 Director since: 2006
Ms. Lansing is the Founder and has been the Chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education, since 2005. From 1992 to 2005, she was the Chair of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first female to oversee all aspects of a studio’s motion picture production when she was appointed President of Production at 20th Century Fox. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. Ms. Lansing is also a regent of the University of California and serves as Chair of the University Health Services Committee. Ms. Lansing has been a director of RealD Inc. since May 2010 and was a director of Dole Food Company, Inc. from October 2009 to November 2013. She earned the 2004 Horatio Alger Humanitarian Award, the 2003 Woodrow Wilson Award for Corporate Citizenship, a 2003 honorary doctorate in fine arts from the American Film Institute, the 1989 Alfred P. Sloan, Jr. Memorial Award and the 1982 Distinguished Community Service Award from Brandeis University. She holds a B.S. degree in speech, with minors in English and mathematics, from Northwestern University. We believe that Ms. Lansing’s qualifications to serve on our Board include her management and operational experience in the entertainment and content production business. Given the convergence of content and delivery capability, as well as consumer driven technology and device capability, Ms. Lansing’s professional experience is of great value to the Board and Qualcomm. In addition, her past and current service on other public company boards brings valuable insights to our Board.
HARISH MANWANI

Age: 61 Director since: 2014
Mr. Manwani was the Chief Operating Officer for Unilever PLC, a leading global consumer products company, from September 2011 to December 2014. He served as Unilever’s President, Asia, Africa, Middle East and Turkey, which was later extended to include Central and Eastern Europe, from April 2005 to August 2011. He served as Unilever’s President, Home & Personal Care, North America from March 2004 to March 2005. He served as Unilever’s President, Home & Personal Care, Latin America and as the Chairman of Unilever’s Latin America Advisory Council from April 2001 to February 2004. He served as Unilever’s Senior Vice President, Global Hair and Oral Care from June 2000 to March 2001. He served as a whole time Director on the board of Hindustan Unilever Limited from August 1995 to April 2000, a company he joined as a management trainee in 1976, and subsequently held various general management positions of increasing responsibilities within Unilever globally. Mr. Manwani has been a director of Whirlpool Corporation since August 2011, Pearson plc since October 2013 and Non-Executive Chairman of Hindustan Unilever Limited since July 2005. He has also been a director of

The Economic Development Board (Singapore) since February 2013 and the Indian School of Business since April 2006. Mr. Manwani previously served as a director of ING Group from April 2008 to April 2010, the Citigroup India Advisory Board from November 2010 to February 2013 and the Human Capital Leadership Institute from October 2012 to February 2014. Mr. Manwani holds a B.Sc. honors degree in statistics and an M.M.S. degree in management studies, both from Mumbai University in India. He has also attended the Advanced Management Program at Harvard Business School. We believe that Mr. Manwani’s qualifications to serve on our Board include his substantial management experience involving international operations, particularly in Asia. His executive management experience, particularly with respect to strategic planning and leadership of complex organizations, provides a valuable resource for our senior management. His experience on the boards of several other companies also brings valuable insights to our Board.
STEVEN M. MOLLENKOPF

Age: 46 Director since: 2013
Mr. Mollenkopf has served as our Chief Executive Officer since March 2014. He served as Chief Executive Officer-elect and President from December 2013 to March 2014 and as President and Chief Operating Officer from November 2011 to December 2013. In addition, he served as Executive Vice President and Group President from September 2010 to November 2011, as Executive Vice President and President of QCT from August 2008 to September 2010, as Executive Vice President, QCT Product Management from May 2008 to August 2008, as Senior Vice President, Engineering and Product Management from July 2006 to May 2008 and as Vice President, Engineering from April 2002 to July 2006. Mr. Mollenkopf joined Qualcomm in 1994 as an engineer and throughout his tenure at Qualcomm has held several other technical and leadership roles. Mr. Mollenkopf holds a B.S. degree in electrical engineering from Virginia Tech and an M.S. degree in electrical engineering from the University of Michigan. We believe Mr. Mollenkopf’s qualifications to serve on our Board include his extensive business, operational and management experience in the wireless telecommunications industry, including his current position as our Chief Executive Officer. His extensive knowledge of our business, products, strategic relationships and opportunities, as well as the rapidly evolving technologies and competitive environment in our industry, bring valuable insights and knowledge to our Board.
DUANE A. NELLES

Age: 71 Director since: 1988
Mr. Nelles is the President of the Duane Nelles Consulting Company, Inc., a personal investment business he founded in 1987. Prior to that time, he was a partner in the international public accounting firm of Coopers & Lybrand LLP, which he joined in 1968. Mr. Nelles has served as a director of American Assets Trust, Inc. since February 2011. He served as a director of WFS Financial Inc. from July 1995 to March 2006 and Westcorp Inc. from February 2003 to March 2006. He holds a B.A. degree in economics and mathematics from Albion College and an M.B.A. degree from the University of Michigan. We believe Mr. Nelles’s qualifications to serve on our Board include his financial and accounting experience, including his nearly 20 years of service as a partner in an international public accounting firm and his many years as a private investor and businessman. In addition, Mr. Nelles’s service as a director of Qualcomm for over 20 years provides important context and historical perspective to Board deliberations.
CLARK T. “SANDY” RANDT, JR.

Age: 69 Director since: 2013
Mr. Randt has been President of Randt & Co. LLC, a company that advises firms with interests in China, since February 2009. He is a former U.S. ambassador to the People’s Republic of China, where he served from July 2001 to January 2009. From January 1994 to June 2001, he was a partner resident in the Hong Kong office of Shearman & Sterling, a major international law firm, where he headed the firm’s China practice. From August 1982 to October 1984, Mr. Randt served as First Secretary and Commercial Attaché at the U.S. Embassy in Beijing. In 1974, he was the China representative of the National Council for United States-China Trade, and from August 1968 to March 1972, he served in the U.S. Air Force Security Service. Mr. Randt is a member of the New York bar association and the Council on Foreign Relations. He is also a former governor and first vice president of the American Chamber of Commerce in Hong Kong. Mr. Randt has been a director of Valmont Industries, Inc. since February 2009 and a director of the United Parcel Service, Inc. since August 2010, and he serves on the Advisory Board of the Duke Kunshan University. He is fluent in Mandarin Chinese. Mr. Randt graduated from Yale University with a B.A. degree in English literature and received a J.D. degree from the University of Michigan. He also attended Harvard Law School where he was awarded the East Asia Legal Studies Traveling Fellowship to China. We believe that Mr. Randt’s qualifications to serve on our Board include his deep understanding of Asia and experience in facilitating business throughout Asia, which is one of the most important regions in the world. He brings to our Board substantial experience in both diplomacy and international trade, including service as the U.S. Ambassador to The People’s Republic of China. His international experience and knowledge of Asian business operations provide valuable insights to our Board.
FRANCISCO ROS

Age: 64 Director since: 2010
Dr. Ros is President of First International Partners, S.L., a business consulting firm he founded in 2002. He was Secretary of State (vice minister) of the Government of Spain from May 2004 to July 2010. He served as a senior director of business development of Qualcomm from July 2003 to April 2004. From January 2000 to June 2002, he was Chairman and CEO of Alua Broadband Optical Access, a company he co-founded. From May 1996 to October 1998, Dr. Ros served as President and CEO of Unisource (a joint venture among KPN, Telia, Swisscom and Telefónica). From April 1983 to November 1996, Dr. Ros headed several business areas within the Telefónica Group and became Managing Director of the holding company and a member of its Executive Management Board. Dr. Ros has been a director of Elephant Talk Communications Corp. since

September 2014 and Non-Executive Chairman of Asurion Europe Limited in Spain since April 2014. He was a director of Proteccion On-Line S.L. from October 2012 to June 2013. In 2011, he was the recipient of the Great Cross of the Order of Civil Merit and the Great Plate of Telecommunications and the Information Society, both granted by the Government of Spain. Dr. Ros holds an engineering and a Ph.D. degree in telecommunications from the Universidad Politecnica de Madrid, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the Massachusetts Institute of Technology (MIT) and an advanced management degree from the Instituto de Estudios Superiores de la Empresa (IESE, Business School) in Madrid. We believe Dr. Ros’s qualifications to serve on our Board include his significant experience related to the regulatory environment in Europe for wireless technology, as well as his technical and business background and education. In addition, Dr. Ros brings a non-U.S. perspective to issues facing us, enhancing the understanding of our Board.
JONATHAN J. RUBINSTEIN

Age: 58 Director since: 2013
Mr. Rubinstein was Senior Vice President, Product Innovation for the Personal Systems Group of the Hewlett-Packard Company (HP) from July 2011 to January 2012 and Senior Vice President and General Manager, Palm Global Business Unit of HP from July 2010 to July 2011. Mr. Rubinstein was Chief Executive Officer and President of Palm, Inc. (Palm) from June 2009 until its acquisition by HP in July 2010 and Chairman of the Board of Palm from October 2007 through the date of acquisition. He was Senior Vice President, iPod Division of Apple Inc. (Apple) from 2003 to 2006 and Senior Vice President, Hardware Engineering of Apple from 1997 to 2003. Mr. Rubinstein is a member of the National Academy of Engineering. Mr. Rubinstein has been a director of Amazon.com, Inc. since December 2010. Mr. Rubinstein holds B.S. and M.Eng. degrees in electrical engineering from Cornell University and an M.S. degree in computer science from Colorado State University. We believe that Mr. Rubinstein’s qualifications to serve on our Board include his substantial operational and executive management experience at a range of large technology companies, including senior management responsibilities at HP, Palm and Apple. His experience in addressing product development issues in emerging and evolving technology environments provides our Board with valuable knowledge and insights.
BRENT SCOWCROFT

Age: 89 Director since: 1994
General Scowcroft is the President of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. He served as Assistant to the President for National Security Affairs for President George H.W. Bush from January 1989 to January 1993; he also held that position for President Gerald R. Ford during his term. A retired U.S. Air Force Lieutenant General, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointment as Assistant to the President for National Security Affairs. General Scowcroft holds a B.S. degree in engineering from West Point and M.A. and Ph.D. degrees in political science from Columbia University, as well as numerous honorary degrees. We believe General Scowcroft’s qualifications to serve on our Board include his significant experience in the management of large scale organizations during his years of active military service and his extensive knowledge of international business and governmental affairs, which have been gained at the highest levels of governmental service and through working with numerous international businesses. In particular, General Scowcroft is a recognized expert on China, one of the most important regions in the world.
MARC I. STERN

Age: 70 Director since: 1994
Mr. Stern is Chairman of The TCW Group, Inc. (TCW), a Los Angeles-based asset-management firm with approximately $155 billion of assets under management, and has served as a director of TCW and TCW Funds, Inc., a registered investment management company, since September 1992. Prior to being named Chairman of TCW in February 2013, Mr. Stern served as TCW’s Vice Chairman from July 2005 to February 2013, Chief Executive Officer from July 2009 to August 2012 and President from May 1992 to October 2005. From May 2007 to February 2013, he was a member of the Management Committee of Société Générale Group and Chairman of Société Générale Global Investment Management and Services (GIMS) North America unit. TCW was acquired by Société Générale in 2001. Société Générale sold its interest in TCW in 2013 to The Carlyle Group and TCW management. Mr. Stern served as President and a director of SunAmerica, Inc., a financial services company, from 1988 to 1990. Prior to joining SunAmerica, Mr. Stern was Managing Director and Chief Administrative Officer of The Henley Group, Inc., a diversified manufacturing company, and prior to that was Senior Vice President of Allied-Signal Inc., a diversified manufacturing company. Mr. Stern served as a director of Rockefeller & Co., Inc., a wealth management firm, from June 2008 to September 2012. Mr. Stern holds a B.A. degree in political science and history from Dickinson College, an M.A. degree in government from the Columbia University Graduate School of Public Law and Government and a J.D. degree from the Columbia University School of Law. We believe that Mr. Stern’s qualifications to serve on our Board include his many years of business, operational and financial management experience. In addition, his current and prior service on other public company boards permits him to contribute valuable strategic management insight to our Board, both with respect to specific governance and compensation related issues, as well as general leadership. Finally, as a member of our Board since 1994, Mr. Stern brings a valuable historical perspective on the development of the Company’s business and its leadership.
REQUIRED VOTE AND BOARD RECOMMENDATION

If a quorum is present and voting, each of the 15 nominees for director will be elected by a vote of a majority of the votes cast, meaning that the number of shares cast “for” a director’s election exceeds the number of “withhold” votes cast against that director. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote for each of the 15 nominees, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the vote.
THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 27, 2015, and the Board has directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985.

The Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance and independence, including that of the lead audit partner. This evaluation was conducted with input from senior management.
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Amended and Restated Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of different independent public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
FEES FOR PROFESSIONAL SERVICES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP during our fiscal years ended September 28, 2014 and September 29, 2013 for the audits of our annual consolidated financial statements and fees for other services. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process described below.

	Fiscal 2014	Fiscal 2013
Audit fees (1)	$6,777,000	$7,094,000
Audit-related fees (2)	3,481,000	3,152,000
Tax fees (3)	10,000	101,000
All other fees (4)	413,000	561,000
Total	$10,681,000	$10,908,000

(1)
Audit fees consist of fees for professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the reviews of our interim condensed consolidated financial statements included in quarterly reports and audits of certain subsidiaries and businesses for statutory, regulatory and other purposes.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or reviews of our consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to field verification of royalties from certain licensees.

(3)	Tax fees consist of fees for professional services rendered for transfer pricing advice (2014) and a real estate cost segregation study (2013).

(4)
All other fees consist of fees for permissible advisory services provided in connection with a market condition study (2014), services related to conflict minerals reporting requirements (2014), an operational readiness study (2013) and technical publications purchased from the independent public accountants.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and an estimated fee. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of approval is necessary. The independent public accountants and management periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants and the fees for the services performed to date.
REPRESENTATION FROM PRICEWATERHOUSECOOPERS LLP AT THE ANNUAL MEETING

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present, either in person or by proxy, is required to approve this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have the authority, but is not required, to vote your shares. Abstentions and any broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2015.

PROPOSAL 3:  APPROVAL OF AMENDMENT TO THE 2001 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE SHARE RESERVE BY 25,000,000 SHARES
In December 2000, we adopted the 2001 Employee Stock Purchase Plan (the ESPP), which originally became effective on February 27, 2001. Since then, the ESPP has been amended five times, most recently as of November 30, 2014. On that date, the Compensation Committee of the Board amended the ESPP to increase the number of shares of our common stock available for issuance under the ESPP by 25,000,000 shares, subject to stockholder approval (the ESPP Amendment). If the ESPP Amendment is not approved by stockholders, approximately 4,088,000 shares will remain available for issuance under the ESPP as of March 9, 2015.
The following is a brief summary of the ESPP and the material changes made under the ESPP Amendment. This summary is qualified in its entirety by reference to the full text of the ESPP as restated to include the ESPP Amendment, a copy of which is available to any stockholder upon request and is filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended December 28, 2014.
SUMMARY OF THE ESPP

Purpose. The purpose of the ESPP is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward eligible employees and by motivating such persons to contribute to our growth and profitability. The ESPP provides eligible employees with an opportunity to acquire a proprietary interest in the Company through the purchase of stock. The ESPP consists of two components; one is intended to qualify under Section 423(b) of the Internal Revenue Code of 1986, as amended (the Code) (the Section 423(b) Plan) and the other is not so intended (the Non-423(b) Plan).
Administration. The ESPP is administered by the Board and its designees. Accordingly, this summary uses the term “Board” to refer to the Board itself and the Compensation Committee, to which the Board has delegated the authority to administer the ESPP. To the extent determined by the Board or the Compensation Committee, certain authority may be delegated to such officers of the Company as the Board or Compensation Committee specifies. The Board has the power, subject to the provisions of the ESPP, to construe and interpret the ESPP and to determine when and how rights to purchase our common stock (purchase rights) will be granted and the provisions of each offering of such purchase rights (which need not be identical).
Stock Subject to the ESPP. If the ESPP Amendment is approved, the maximum aggregate number of shares of our common stock that may be issued under the ESPP, subject to adjustment as described below in “Effect of Certain Corporate Events,” will be increased by 25,000,000 shares from 46,709,466 shares to 71,709,466 shares, so long as no more than an aggregate of 71,309,466 shares (increased from 46,309,466 shares) may be issued under the Section 423(b) Plan. If an outstanding purchase right for any reason expires or is terminated or canceled, the shares allocable to the unexercised portion of that purchase right will again be available for issuance under the ESPP, except that any such shares allocable to a purchase right that has expired, terminated or been canceled under the Non-423(b) Plan will only be available again for issuance under the Non-423(b) Plan.
Offerings. The ESPP is implemented by sequential “offerings” of the right to purchase shares of our common stock of approximately six months’ duration (an “offering period”). Offering periods are established by the Board in its sole and absolute discretion and may have different durations (not exceeding 27 months) or different commencing and ending dates.
Eligibility. Generally, an employee will be eligible to participate in an offering if he or she, as of the first day of the offering period (the “offering date”), is employed by the Company or any parent or subsidiary corporation designated by the Board as a corporation whose employees may participate in the offering. Unless otherwise required under applicable local law, an employee may not be eligible to participate in an offering if he or she, as of the offering date, either (a) is customarily employed for 20 hours or less per week; (b) is customarily employed for not more than 5 months in any calendar year; or (c) has not completed 30 days of service (or such other service requirement, up to 2 years, which the Board may require). In addition, no employee will be granted a purchase right under the ESPP if, immediately after such grant, the employee would own or hold options to purchase shares of our common stock or of any parent or subsidiary corporation possessing 5% or more of the total combined voting power or value of all classes of stock of such corporation.

Employees of any parent or subsidiary corporation of the Company designated to participate in the Non-423(b) Plan are eligible to participate in the Non-423(b) Plan only if they are selected to participate by the Board in its sole discretion. In no event, however, may an officer or director of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, participate in the Non-423(b) Plan. As of August 1, 2014, the beginning of the current offering period, approximately 27,200 of our employees were eligible to participate in the ESPP.
Participation. Generally, an eligible employee may become a participant in an offering by delivering a properly completed subscription agreement, stating his or her election to participate in the ESPP and authorizing payroll deductions from his or her compensation. A participant automatically participates in the next offering period commencing immediately after the last day of the prior offering period in which he or she participated provided that the participant remains an eligible employee and has not either withdrawn from the ESPP or terminated employment.
Grant of Purchase Rights. Each participant in an offering period will be granted automatically a purchase right consisting of an option to purchase that number of whole shares determined by dividing $12,500 by the fair market value of a share of common stock on the first day of a six-month offering period. For an offering period of any duration other than six months, the number of shares subject to the purchase right is prorated based upon the ratio which the number of months in such offering period bears to six. In addition, no participant will be granted a purchase right which permits his or her right to purchase shares under the ESPP to accrue at a rate which, when aggregated with his or her purchase rights under all other Section 423(b) Plans of the Company, exceeds $25,000 in fair market value of the shares (determined as of the offering date) for each calendar year in which such purchase right is outstanding at any time.
Purchase Price. The Board, in its sole discretion, may establish the purchase price at which each share may be acquired in an offering period upon the exercise of all or any portion of a purchase right; provided, however, that the purchase price cannot be less than 85% of the lesser of (a) the fair market value of a share of common stock on the offering date or (b) the fair market value of a share of common stock on the date shares are purchased, which is typically the last day of the offering period (the “purchase date”). As of January 5, 2015, the fair market value of a share of our common stock, determined by the last reported sale price per share on that date as quoted on the Nasdaq Global Select Market, was $73.93. No fees, commissions or other charges are paid by employees in connection with the purchase of shares under the ESPP.
Payroll Deductions and Additional Contributions. Shares acquired pursuant to the exercise of all or any portion of a purchase right may be paid for only by means of payroll deductions from the participant’s compensation accumulated during the offering period, unless payroll deductions are not permitted under applicable law or administratively feasible. The participant’s subscription agreement sets forth the percentage of his or her compensation to be deducted on each payday during an offering period in whole percentages, up to 15% (or such other rate as the Board determines). During an offering period, a participant may elect to decrease the rate of, or to stop, deductions from his or her compensation. A participant who elects to decrease the rate of his or her payroll deductions to zero will nevertheless remain a participant in the current offering period unless he or she withdraws from the ESPP. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with our general funds. No interest will accrue on the payroll deductions from a participant under the ESPP, except as otherwise required by applicable law. If interest is required, the accrued interest will not be used to purchase additional shares on a purchase date, and such accrued interest will be refunded to the participant following such purchase date (or, if applicable, the participant’s withdrawal from the ESPP or termination of employment). The Board may specify in the terms of an offering that a participant under the Non-423(b) Plan may make additional payments into his or her account, so long as such participant has not had the maximum amount withheld during the offering.
Withdrawal. A participant may withdraw from the ESPP by signing and delivering to us a written notice of withdrawal on a form we provide or in such other manner we may authorize. Such withdrawal may be elected up to ten days prior to the end of the applicable offering. Upon a participant’s voluntary withdrawal from the ESPP, his or her accumulated payroll deductions which have not been applied toward the purchase of shares will be refunded to the participant as soon as practicable after the withdrawal, and his or her participation in the ESPP will terminate. A participant who voluntarily withdraws from the ESPP is prohibited from resuming participation in the same offering from which he or she withdrew, but may participate in a subsequent offering. An employee’s withdrawal from the ESPP will not have any effect upon his or her eligibility to participate in subsequent offerings.
Purchase of Stock. On each purchase date, each participant’s accumulated payroll deductions, and other additional payments specifically permitted by the ESPP (without any increase for interest), will be applied to the purchase of whole shares, up to the maximum number of shares permitted pursuant to the terms of the ESPP and the applicable offering, at the purchase price for such offering. If the aggregate number of shares to be purchased upon exercise of purchase rights granted in the offering would exceed the maximum aggregate number of shares available for issuance under the ESPP, the Board would make a pro rata allocation of shares available in a uniform and equitable manner.
Termination of Employment. Upon a participant’s ceasing, prior to a purchase date, to be an employee for any reason, the participant’s participation in the ESPP will terminate immediately, unless local law requires participation to be extended. Upon termination of participation, the participant’s accumulated payroll deductions which have not been applied toward the purchase of shares will, as soon as practicable, be returned (without interest unless required by applicable law) to the participant or, in the case of a participant’s death, to the participant’s legal representative, and all the participant’s rights under the ESPP will terminate.
Restrictions on Transfer. Neither payroll deductions nor a participant’s purchase right may be assigned, transferred, pledged or otherwise disposed of in any manner other than as provided by the ESPP or by will or the laws of descent and distribution.
Effect of Certain Corporate Events. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets or other reorganization in which the Company is a party, appropriate adjustments will be made in the number and class of shares subject to the ESPP, each purchase right, and in the purchase price.
Effect of Change in Control. In the event of a Change in Control (as defined in the ESPP), the surviving, continuing, successor or purchasing corporation or parent corporation thereof, as the case may be, may assume our rights and obligations under the ESPP. If our rights and obligations under outstanding purchase rights are not assumed, the purchase date of the current offering period will be accelerated to a date before the date of the Change in Control specified by the Board, but the number of shares subject to outstanding purchase rights will not be adjusted. No acceleration will apply to the Non-423(b) Plan unless the Change in Control meets the definition under Section 409A of the Code. All purchase rights that are neither assumed in connection with the Change in Control nor exercised as of the date of the Change of Control will terminate and cease to be outstanding effective as of the date of the Change in Control.
Duration, Amendment and Termination. The Board may at any time amend or terminate the ESPP, subject to certain conditions. A termination will not affect purchase rights previously granted under the ESPP, except as permitted under the plan. No amendment may adversely affect a purchase right previously granted under the ESPP, except as permitted under the plan or as necessary to qualify the Section 423(b) Plan as an employee stock purchase plan under the Code or to obtain qualification or registration of shares under applicable laws. In addition, any amendment that would increase the maximum aggregate number of shares that may be issued under the ESPP or would change the definition of the corporations that may be designated by the Board as participating companies in the ESPP must be approved by our stockholders within 12 months of the adoption of such amendment.
Federal Income Tax Information. The following discussion is intended to be a general summary only of the federal income tax aspects of purchase rights granted under the ESPP and not of state or local taxes that may be applicable. Tax consequences may vary depending on the particular circumstances, and administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Participants in the ESPP who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of U.S. federal income taxes.
A participant recognizes no taxable income either as a result of commencing participation in the ESPP or purchasing common stock under the terms of the ESPP. If a participant disposes of shares purchased under the ESPP within either two years from the first day of the applicable offering period or within one year from the purchase date, known as disqualifying dispositions, the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the purchase date exceeds the purchase price. The amount of the ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss, which will be long-term if the participant’s holding period is more than 12 months. If the participant disposes of shares purchased under the ESPP at least two years after the first day of the applicable offering period and at least one year after the purchase date, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable offering period. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss. If the participant still owns the shares at the time of death, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the offering period in which the shares were purchased will constitute ordinary income in the year of death. Any ordinary income recognized by a participant upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.
PLAN BENEFITS TABLE

Because participation in the ESPP is voluntary and elective, the benefits or amounts that any participant or group of participants may receive if the ESPP Amendment is approved are not currently determinable. The table below contains the benefits or amounts that the individuals and groups listed below have received under the ESPP since its inception:

Participants	Number of Shares Purchased Under the ESPP
Steven M. Mollenkopf Chief Executive Officer	8,673
Paul E. Jacobs Executive Chairman and Chairman of the Board	5,899
George S. Davis EVP and Chief Financial Officer	—
Derek K. Aberle President	9,132
Venkata S.M. Renduchintala EVP, Qualcomm Technologies, Inc. and Co-President, QCT	4,251
Cristiano R. Amon EVP, Qualcomm Technologies, Inc. and Co-President, QCT	—
All current executive officers as a group (10 people)	65,462
All employees, including all current officers who are not executive officers, as a group (27,146 people)	38,827,874

REQUIRED VOTE AND BOARD RECOMMENDATION

The affirmative vote of a majority of the votes cast at the Annual Meeting, at which a quorum is present, either in person or by proxy, is required to approve the ESPP Amendment. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the proposal.
Should stockholder approval not be obtained, then the ESPP Amendment will not be implemented, and the ESPP will continue in effect pursuant to its current terms. However, the number of shares reserved for issuance will be depleted, and the ESPP will not achieve its objective of helping to attract, retain and reward employees.
The Board believes that the ESPP Amendment is in the best interests of the Company and its stockholders for the reasons stated above. THEREFORE, THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE PROPOSED ESPP AMENDMENT FOR THE INCREASE IN THE SHARE RESERVE BY 25,000,000 SHARES.

PROPOSAL 4:  ADVISORY VOTE FOR APPROVAL OF OUR EXECUTIVE COMPENSATION
In the “Executive Compensation Highlights” section of the Proxy Summary, and in the Compensation Discussion and Analysis (CD&A) section, we note that during fiscal 2014 our senior executives were aggressively targeted in recruiting efforts by other companies. The Compensation Committee and the Board believe that the special compensation actions implemented in fiscal 2014 were effective in addressing this challenge and consistent with our compensation philosophy. We maintained our long-standing policies, procedures and practices, which we discuss in the CD&A.
This stockholder advisory vote, commonly known as “Say-on-Pay,” is required pursuant to the Securities Exchange Act of 1934, as amended, and gives our stockholders the opportunity to approve or not approve, on a non-binding advisory basis, the compensation paid to our named executive officers (NEOs). The Board recommends a vote for the following resolution:
“Resolved, that the stockholders of QUALCOMM Incorporated approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”
SPECIAL COMPENSATION ACTIONS IN RESPONSE TO UNIQUE CHALLENGES

Qualcomm is an established leader in mobile communications. Our competitors are implementing mobile strategies and investing significantly in the mobile communications industry. These efforts include attempts to recruit members of our management who are essential to our long-term success. Accordingly, the Compensation Committee, at the Board’s request, initiated strategies, consistent with our overall compensation philosophy, to meet these challenges by taking aggressive retention-related compensation actions for key talent to achieve the following objectives:

•	Continue to align pay with long-term stockholder value through continued emphasis on equity-based incentives;

•	Maintain annualized compensation targets while changing the timing of certain equity compensation awards to increase retention;

•	Strengthen retention through extending certain equity compensation awards’ future vesting schedules beyond the typical three years; and

•	In some cases, further strengthen retention through additional equity compensation that is above competitive practices only as necessary to address immediate retention needs.
COMPENSATION PROGRAM BEST PRACTICES

We continued the many ongoing practices that promote consistent leadership, decision-making and actions without taking inappropriate or unnecessary risks. These practices are discussed in detail in the CD&A section and include:

•	A majority of our long-term incentive equity awards (based on the annualized value of the front-loaded RSUs) are performance-based.

•	A significant portion of our NEOs’ compensation varies with Company financial and stock performance.

•	We have a balanced approach to incentive programs including a mix of short- and long-term incentives and performance measures.

•
We have limits on incentive amounts that may be earned in the event we significantly exceed our annual financial performance objectives or experience exceptional performance relative to peer companies.

•	We have an enterprise risk management process that includes compensation, talent management and succession planning.

•	We have stock ownership guidelines.

•	We have no tax gross-ups, except as provided to all eligible employees for business-related expenses, such as relocation.

•	We have a cash incentive compensation clawback policy in the event of an accounting restatement.

•	Our insider trading policy includes a prohibition on hedging and pledging of our common stock covering all employees and directors.

•	Our NEOs do not have severance agreements or employment contracts, and our equity acceleration in the event of a change in control is “double-trigger.”

•
Our compensation decisions are made with both prevalent practices and comparative performance information as background, using objectively selected smaller and larger peers where the Company is reasonably positioned in the middle of the range.

EFFECT OF THIS RESOLUTION

Because your vote is advisory, it will not be binding upon the Company, the Board or the Compensation Committee. However, our Board and Compensation Committee value the opinions of our stockholders, and the Compensation Committee will take into account the outcome of this vote when considering future compensation decisions.
BOARD RECOMMENDATION

The Board believes that the compensation of our NEOs, as described in the CD&A, compensation tables and narrative disclosures, is appropriate for the reasons discussed herein.
THE BOARD RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF OUR EXECUTIVE COMPENSATION.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of December 15, 2014 by: (i) each stockholder known to us to have greater than a 5% ownership interest (based solely on our review of Schedules 13D and 13G, and where Schedule 13D or 13G information is not available, 13F, filed with the SEC); (ii) each of our executive officers named in the Fiscal 2014 Summary Compensation Table under “Executive Compensation and Related Information” (the Named Executive Officers or NEOs); (iii) each current director and nominee for director; and (iv) all of our executive officers and directors as a group.

	Amount and Nature of Beneficial Ownership (1)
Name of Beneficial Owner	Number of Shares	Percent of Class
BlackRock, Inc.	107,497,871	6.49%
40 East 52nd Street
New York, NY 10022 (2)
Vanguard Group Inc.	99,625,639	6.01%
P.O. Box 2600, V26
Valley Forge, PA 19482-2600 (3)
Steven M. Mollenkopf (4)	143,648	*
Paul E. Jacobs (5)	2,344,151	*
George S. Davis (6)	23,222	*
Derek K. Aberle (7)	155,393	*
Cristiano R. Amon (8)	68,214	*
Venkata S. M. Renduchintala (9)	79,215	*
Barbara T. Alexander (10)	41,835	*
Donald G. Cruickshank (11)	78,200	*
Raymond V. Dittamore (12)	89,085	*
Susan Hockfield (13)	—	*
Thomas W. Horton (14)	12,359	*
Sherry Lansing (15)	37,938	*
Harish Manwani	—	*
Duane A. Nelles (16)	118,999	*
Clark T. Randt, Jr. (17)	748	*
Francisco Ros (18)	3,607	*
Jonathan J. Rubinstein (19)	797	*
Brent Scowcroft (20)	459,358	*
Marc I. Stern (21)	422,437	*
All Executive Officers and Directors as a Group (23 persons) (22)	4,661,340	*

*	Less than 1%

(1)
The information for officers and directors in this table is based upon information supplied by those officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,656,824,822 shares outstanding on December 15, 2014, adjusted as required by rules promulgated by the SEC.

(2)	This information is as of December 31, 2013 and based on the Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 10, 2014.

(3)	This information is as of September 30, 2014 and based on the Schedule 13F filed with the SEC by Vanguard Group Inc. on November 12, 2014.

(4)	Includes 143,648 shares held in family trusts.

(5)
Includes 851,430 shares held in family trusts, 368,282 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Jacobs and his spouse, 397 shares held by his spouse, and 214,949 shares held for the benefit of his children. Also includes 861,400 shares issuable upon exercise of options exercisable within 60 days, of which 168,428 shares are held in trusts for the benefit of Dr. Jacobs and/or his spouse, and 692,972 shares are held in trusts for the benefit of his children. Dr. Jacobs disclaims all beneficial ownership for the shares held in trust for the benefit of his children.

(6)	Includes 23,222 shares held in family trusts.

(7)	Includes 101,051 shares issuable upon exercise of options exercisable within 60 days.

(8)	Includes 63,125 shares issuable upon exercise of options exercisable within 60 days.

(9)	Includes 78,667 shares issuable upon exercise of options exercisable within 60 days.

(10)
Includes 19,597 shares held in family trusts, 22,000 shares issuable upon exercise of options exercisable within 60 days and 238 fully vested deferred stock units and related dividend equivalents to be released within 60 days. Excludes 8,547 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(11)
Includes 8,200 shares held in a pension plan pursuant to which Sir Donald Cruickshank has voting rights or discretion over the holdings in the plan. Also includes 70,000 shares issuable upon exercise of options exercisable within 60 days.

(12)
Includes 7,400 shares held in family trusts and 3,685 held jointly with his spouse. Also includes 78,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 17,169 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020.

(13)	Excludes 5,248 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(14)
Includes 9,859 shares held jointly with Mr. Horton’s spouse and 2,500 shares issuable upon exercise of options exercisable within 60 days. Excludes 6,452 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(15)
Includes 11,183 shares held in family trusts and 26,755 shares issuable upon exercise of options exercisable within 60 days. Excludes 6,452 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(16)	Includes 118,999 shares held in family trusts. Excludes 6,452 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(17)	Includes 748 shares held jointly with Mr. Randt’s spouse.

(18)	Excludes 6,452 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(19)	Includes 797 shares held in family trusts. Excludes 2,423 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(20)
Includes 380,358 shares held in family trusts and 78,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 6,452 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(21)
Includes 344,437 shares owned through a grantor trust, of which Mr. Stern is the trustee. Also includes 78,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 15,369 fully vested deferred stock units and dividend equivalents that settle upon retirement from the Board.

(22)
Includes 1,934,573 shares issuable upon exercise of options exercisable within 60 days. Also includes 238 fully vested deferred stock units and related dividend equivalents to be released within 60 days for all directors and executive officers as a group. Excludes 81,018 fully vested deferred stock units, restricted stock units and related dividend equivalents.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements were complied with during fiscal 2014, except for a late Form 4 that was filed in May 2014 to report a sale of shares by Mr. Rosenberg that was reported late by his broker.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

None of the members of our Compensation Committee are, or have been, employees or officers of the Company. During fiscal 2014, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2014, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officer(s) served on our Compensation Committee or Board.
EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding equity awards and shares reserved for future issuance under our equity compensation plans as of September 28, 2014 (number of shares in millions):

Plan Category	Number of Shares to be Issued Upon Exercise / Vesting of Outstanding Awards		Weighted Average Exercise Price of Outstanding Options (1)	Number of Shares Remaining Available for Future Issuance
Equity compensation plans approved by stockholders (2)	74	(4)	$41.58	77	(6)
Equity compensation plans not approved by stockholders (3)	2	(5)	$28.70	—
Total	76		$41.23	77

(1)
Weighted Average Exercise Price of Outstanding Options does not include outstanding PSUs, time-based RSUs and performance-based RSUs, which were all granted under an equity compensation plan approved by stockholders.

(2)
Consists of four plans: the Company’s 2001 Stock Option Plan, 2006 Long-Term Incentive Plan, 2001 Non-Employee Directors’ Stock Option Plan and the Amended and Restated 2001 Employee Stock Purchase Plan.

(3)
Consists of the Atheros Communications, Inc. 2004 Stock Incentive Plan, as amended (the Atheros Plan), which was assumed in connection with the acquisition of Atheros in May of 2011, and other plans assumed in connection with mergers and acquisitions.

(4)
Includes approximately 32,859,000 shares that may be issued upon the satisfaction of performance objectives or other conditions pursuant to PSUs, time-based RSUs and performance-based RSUs granted under the 2006 Long-Term Incentive Plan. The PSUs include the maximum number of shares that may be issued.

(5)	Includes 640,000 shares that may be issued under the Atheros Plan.

(6)	Includes approximately 6,338,000 shares reserved for issuance under the Amended and Restated 2001 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS
Our Code of Ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of the Company. Our Conflicts of Interest and Outside Activities policy provides additional rules regarding the employment of relatives. In accordance with its charter, the Audit Committee is responsible for reviewing and approving transactions between the Company and any directors or executive officers or any of such person’s immediate family members or affiliates, which would be reportable as a related-person transaction under SEC rules. The Audit Committee’s charter also provides that the Audit Committee may delegate review and approval of employment-related, related-person transactions to the Compensation Committee. In considering the proposed arrangement, the Audit Committee or Compensation Committee, as appropriate, will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.
During fiscal 2014, we employed the family members of certain directors and executive officers. The Audit Committee reviewed, and delegated to the Compensation Committee the approval of, such related-person transactions, and the Compensation Committee approved the related-person transactions below.
Those employees whose compensation (salary, cash incentives and grant date fair value of equity awards) exceeded $120,000 are discussed below, all of whom were adults who did not live with the related director or executive officer. Each family member is compensated according to our standard practices, including participation in our employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the directors or executive officers as having a beneficial interest in the compensation of family members described below that is material to them or the Company. Restricted stock units were granted under our 2006 Long-Term Incentive Plan and generally vest over three years from the grant date, contingent upon continued service with the Company.
Duane A. Nelles’s son, Duane A. Nelles III, serves as Vice President, QCT Corporate Development, Qualcomm Technologies, Inc. During fiscal 2014, Duane A. Nelles III earned $281,781 in base salary and $150,000 in cash incentives and received restricted stock unit grants totaling 5,523 shares with an aggregate grant date fair value of $400,057.
Duane A. Nelles’s son, Paul S. Nelles, serves as a Senior Program Manager, Qualcomm Technologies, Inc. During fiscal 2014, Paul S. Nelles earned $127,150 in base salary and $22,850 in cash incentives and received restricted stock unit grants totaling 638 shares with an aggregate grant date fair value of $46,214.
Cristiano Amon’s brother, Rogerio Amon, serves as a Director, Program Management, Qualcomm Technologies, Inc. Rogerio Amon earned $179,113 in base salary and $52,500 in cash incentives during fiscal 2014 and received restricted stock unit grants totaling 1,434 shares with an aggregate grant date fair value of $103,859.
Steven M. Mollenkopf’s brother, James D. Mollenkopf, serves as a Senior Director, Strategic Development, Qualcomm Technologies, Inc. James D. Mollenkopf earned $223,070 in base salary and $94,000 in cash incentives during fiscal 2014 and received restricted stock unit grants totaling 2,905 shares with an aggregate grant date fair value of $211,070.
Donald J. Rosenberg’s son-in-law, Lucian Iancovici, serves as a Manager, Ventures, Qualcomm Technologies, Inc. Lucian Iancovici earned $164,777 in base salary and $72,796 in cash incentives during fiscal 2014 and received restricted stock unit grants totaling 360 shares with an aggregate grant date fair value of $26,077.
Daniel L. Sullivan’s daughter, Megan Delgado, serves as a Staff Manager, Marketing, Qualcomm Technologies, Inc. Megan Delgado earned $84,215 in base salary and $29,900 in cash incentives during fiscal 2014 and received restricted stock unit grants totaling 734 shares with an aggregate grant date fair value of $54,036.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in our 2015 Proxy Statement.
COMPENSATION COMMITTEE

Marc I. Stern, Chair
Barbara T. Alexander
Jonathan Rubinstein

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS

OUR NAMED EXECUTIVE OFFICERS FOR FISCAL 2014

Our Named Executive Officers, or “NEOs,” for fiscal 2014 were as follows:

Mr. Steven M. Mollenkopf, Chief Executive Officer (CEO), has 20 years of service with Qualcomm and has been CEO since March 2014.	Mr. George S. Davis, Executive Vice President and Chief Financial Officer (CFO), has 2 years of service with Qualcomm.

Dr. Paul E. Jacobs, Executive Chairman, has 24 years of service with Qualcomm and has been Executive Chairman since March 2014. He served as CEO from July 2005 to March 2014. Dr. Jacobs has also been Chairman of the Board since March 2009.
Mr. Cristiano R. Amon, Executive Vice President, Qualcomm Technologies, Inc. & Co-President, QCT, has 17 years of service with Qualcomm and has been Co-President, QCT since October 2012.

Mr. Derek K. Aberle, President, has 14 years of service with Qualcomm and has been President since March 2014.	Dr. Venkata S. M. Renduchintala, Executive Vice President, Qualcomm Technologies, Inc. & Co-President, QCT, has 10 years of service with Qualcomm and has been Co-President, QCT since October 2012.
UNIQUE CHALLENGES IN FISCAL 2014 AND SPECIAL COMPENSATION ACTIONS

In early fiscal 2014, the Board appointed Mr. Mollenkopf to the position of Chief Executive Officer-elect, and he commenced his service as Chief Executive Officer (CEO) immediately following the 2014 annual meeting of stockholders on March 4, 2014. At the same time, Dr. Jacobs stepped down as CEO and assumed the role of Executive Chairman, remaining an employee of the Company and continuing to serve as Chairman of the Board of Directors. On March 10, 2014, Mr. Aberle was appointed President. The Board is pleased to have the talents of these three world-class executives who have worked together building Qualcomm for nearly 14 years and who will continue to grow the Company.

Qualcomm is an established leader in mobile communications. The Company’s competitors are implementing mobile strategies and investing significantly in the mobile communications industry. These efforts include attempts to recruit members of Qualcomm management who are essential to the Company’s long-term success. Based on their aggressive recruiting efforts, companies with interests in the mobile communications industry appear to view Qualcomm’s senior management team as an attractive source of talent. As a result, Qualcomm lost several senior level employees to other companies. Accordingly, the Compensation Committee, at the Board’s request, initiated strategies, consistent with our overall compensation philosophy, to meet these challenges by taking aggressive retention-related compensation actions for key talent.
The Compensation Committee, in consultation with its independent compensation consultants, initially considered utilizing employment contracts for retention purposes. However, the Compensation Committee ultimately affirmed our long-standing practice of employing all U.S.-based employees, including all our NEOs, “at will,” without severance agreements or employment contracts. Instead, the Compensation Committee strongly favored equity-based compensation to achieve its objectives to incentivize and retain the management team while aligning the compensation with stockholders’ interests. The Compensation Committee’s retention actions included:

•
Maintaining annualized total compensation targets for the NEOs while changing the timing of certain of their equity compensation in a way that increases retention without paying above our annualized total compensation targets (by using front-loaded restricted stock units), and

•
In some cases, further strengthening retention with additional, special equity awards that were determined after considering the competitive practices and the value of sign-on awards offered by potential competitors for executive talent.

Front-Loaded Restricted Stock Units (RSUs). Under the retention strategy, the annual equity compensation targets for each NEO remained the same, only the timing of the anticipated grants was accelerated, and the vesting schedules were restructured to provide for annual vesting over five years rather than the typical three years. The single grant represents the value of the annual RSUs that the Compensation Committee anticipated it would have granted to each NEO over the next three or five years. The three and five year amounts were determined by considering the need to provide meaningful amounts that would also increase potential competitors’ costs to recruit while maintaining a near-term retention focus. The Compensation Committee anticipates that it will again grant RSUs to the NEOs in either three or five years, depending on the time period the front-loaded RSUs were intended to cover for each individual. This approach strengthens the incentives for the NEOs to remain at Qualcomm by increasing the amount of equity that would be forfeited if an NEO was to depart, without increasing the value of compensation paid by the Company over this timeframe. Any unvested RSUs will be forfeited if an NEO voluntarily leaves Qualcomm.

•
Messrs. Mollenkopf and Aberle received front-loaded RSUs with grant date fair values of $30 million and $16.1 million, respectively. These values reflect five years of annual RSU awards and vest in five equal annual installments beginning on the first anniversary of the grant date, contingent upon continued employment with the Company. These grants represent annual values of $6 million for Mr. Mollenkopf and $3.2 million for Mr. Aberle. They will be eligible to receive RSUs again in fiscal 2019.

•
Dr. Renduchintala and Messrs. Davis and Amon received front-loaded RSUs with grant date fair values of $6.9 million for Dr. Renduchintala and Mr. Davis and $4.1 million for Mr. Amon. These values reflect three years of annual RSU awards and vest in five equal annual installments beginning on the first anniversary of the grant date, contingent upon continued employment with the Company. These grants represent annual values of $2.3 million for Dr. Renduchintala and Mr. Davis and $1.4 million for Mr. Amon. They will be eligible to receive RSUs again in fiscal 2017.

Additional, special RSUs. These RSUs delay the vesting two years longer than our historical practice of annual vesting over three years. These RSUs are intended to further strengthen retention incentives, alignment with stockholders’ interests and the potential cost for a competitor to recruit key executives who possess unique and critical skills. As with the front-loaded RSUs, unvested special RSUs will be forfeited if an NEO voluntarily leaves Qualcomm.

•
Messrs. Mollenkopf and Aberle received special RSUs with grant date fair values of $20 million and $10.5 million, respectively, and Dr. Renduchintala and Mr. Amon each received special RSUs with a grant date fair value of $3 million. The RSUs vest in equal installments on the third, fourth and fifth anniversaries of the grant dates, contingent upon continued employment with the Company.
Compensation arrangement for Dr. Jacobs, Executive Chairman. Dr. Jacobs’s new compensation arrangement is equity-based with an annual salary of $1 and no annual cash incentive opportunity. The $45 million grant date fair value of his front-loaded RSUs considers his new role and new compensation structure. The Compensation Committee does not anticipate providing Dr. Jacobs with additional RSUs for the next five years. This grant represents an annual value of $9 million when spread over the five-year service period. The RSU award vests in equal installments on the third, fourth and fifth anniversaries of the grant date, contingent upon continued employment with the Company. Dr. Jacobs will forfeit any unvested RSUs if he leaves Qualcomm voluntarily, creating strong incentive for him to remain with Qualcomm. Dr. Jacobs must hold the net shares remaining after required taxes are paid upon vesting (net after-tax shares) from this RSU award until at least one year following his retirement or earlier separation of service from Qualcomm. The award provides for prorated vesting for the number of full years worked from the grant date should he terminate for “good reason” or should the Company terminate him without cause because in those cases he will be deemed to have earned a portion of the front-loaded RSUs.
Alignment with stockholders’ interests. At the times the Compensation Committee approved these compensation arrangements, it affirmed its intent to continue to grant annual performance stock units (PSUs) to the NEOs. PSUs allow the recipient to earn a variable number of shares of our common stock based on the relative performance of our total shareholder return (TSR) compared to that of the NASDAQ-100. The total amount of shares may not exceed the target amount if our TSR for the entire performance period is negative. In determining the annual PSU award amounts, the Compensation Committee may consider anticipated absolute and relative financial performance, absolute and relative TSR, anticipated year-over-year growth for fiscal 2015, results of the stockholders’ “Say on Pay” vote and investor feedback.
Except for the RSUs awarded to Mr. Mollenkopf, the front-loaded RSUs include a requirement that the Company must meet an adjusted GAAP operating income objective in order for them to vest, which is intended to qualify the RSUs for tax deductibility under Section 162(m) of the Internal Revenue Code (Section 162(m)). The RSU awards granted to Mr. Mollenkopf did not include such an objective because the Compensation Committee wanted the award to Mr. Mollenkopf to be absolute and unconditional and to compare favorably to potential competitive offers.
OUR TOTAL COMPENSATION PROGRAM

Figure 7 depicts the key components of our compensation program.
Figure 7: Graphic Representation of Our Compensation Program

Salary. In setting base salary, the Compensation Committee considers competitive practices, internal comparisons and individual performance. Salary amounts reflect each NEO’s level of responsibility, expertise, skills, knowledge and experience. Generally, base salary amounts are effective at the beginning of the fiscal year. The Compensation Committee may adjust base salary amounts during the fiscal year, as it did during fiscal 2014, to reflect changes in roles and responsibilities.
Annual Cash Incentive Plan (ACIP). Cash incentives are based on the Company’s achievement of the ACIP financial performance metrics, the Compensation Committee’s consideration of other strategic and operational achievements and its exercise of negative discretion to pay amounts that are less than the maximum amounts it established for Section 162(m) purposes. To maximize tax deductibility, amounts earned under the ACIP are designed to qualify as performance-based compensation under Section 162(m).
Figure 8 illustrates the calculation of the performance-adjusted ACIP amount that is the foundation upon which the Compensation Committee determined the fiscal 2014 ACIP earned amounts for each NEO.
Figure 8: Process for Determining ACIP Amounts (1)
(1) Sums may not equal totals due to rounding.
During the first quarter of fiscal 2014, the Compensation Committee, after consultation with the CEO and review by the Board of Directors, established Non-GAAP revenues and Non-GAAP operating income objectives for the fiscal 2014 ACIP. Figure 9 illustrates the following:

•
The growth in our Non-GAAP financial objectives compared to the prior fiscal year results. The fiscal 2014 objectives reflected 8% and 13% growth over fiscal 2013 Non-GAAP revenues and Non-GAAP operating income, respectively. These growth objectives approximate the 75th percentile of our peer companies’ financial performance results for the last 4-quarter performance (as of June 30, 2014). We believe that this demonstrates the Compensation Committee’s desire to set financial performance objectives that reflect robust performance. The most directly comparable GAAP financial measures and information reconciling these Non-GAAP financial measures to our financial results prepared in accordance with GAAP are included in Appendix 4.

•
The alignment of the Incentive Multiple with overall weighted financial performance. The Incentive Multiple is calculated based on the weighted financial performance and is applied to the target ACIP amount to determine the performance-adjusted ACIP amount for individual awards.-

Figure 9: Non-GAAP Revenues and Operating Income Targets and Actual Financial Performance

$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
Financial Performance vs. Objective
($ Billions)
1.2
1.0
0.8
0.6
0.4
0.2
-
Incentive Multiple

	Fiscal 2012	Fiscal 2013	Fiscal 2014
Non-GAAP Revenues Objective	18.57	23.59	26.73
Non-GAAP Revenues Performance	19.12	24.87	26.49
Non-GAAP Op Income Objective	6.97	8.41	9.81
Non-GAAP Op Income Performance	7.10	8.66	8.93
Incentive Multiple	1.17	1.16	0.71

Consistent with past practice, we applied a relative weighting of 40% to Non-GAAP revenues and 60% to Non-GAAP operating income to emphasize the relative importance of operating income to stockholder value creation. We use Non-GAAP financial objectives because they: (1) are the key metrics we use to manage the business; (2) focus the executive team on the performance and efficiency of our core businesses, including our QCT and QTL segments; (3) provide a direct link between decisions and outcomes; and (4) are key factors that influence stockholder value.
These Non-GAAP objectives exclude the Qualcomm Strategic Initiatives (QSI) segment and certain share-based compensation, acquisition-related items and tax items because we view such items as unrelated to the operating activities and performance of our core businesses, which is consistent with the focus of the ACIP.
Performance Stock Units (PSUs). PSUs allow the recipient to earn a variable number of shares of our common stock based on the relative performance of our total shareholder return (TSR) compared to that of the NASDAQ-100. Eligible participants must also satisfy time-based service requirements. The PSUs are designed to qualify as performance-based compensation under Section 162(m). At its sole discretion, the Compensation Committee determines the mix of equity awards, the target value of PSUs, the achievement of the performance measures and the potential maximum number of PSUs that may be earned.
The number of shares earned through our PSU program is based on both relative and absolute TSR. Relative TSR compares our TSR percentile rank among the companies comprising the NASDAQ-100 within a three-year period. If our TSR is at the 60th percentile, the program would award 100% of the target PSUs, and if our TSR is at the 90th percentile, the program would award 200% of the target PSUs. Below the 33rd percentile, no PSUs would be earned. The percent of the PSU target award amount earned between award levels interpolates linearly with our TSR percentile ranking. If our absolute TSR for the entire three-year performance period is negative, the total number of shares earned may not exceed the target number of shares. We continue to use the NASDAQ-100 as the basis of comparison because it: (1) represents a broader capital market with which we compete for talent; (2) represents the broad range of our business operations, which include licensing of intellectual property and sales of products and services; and (3) is both objectively determined and readily available, and our performance compared to the index can be evaluated by a third party.
Below we provide a summary of the key design features of our PSU programs, the payout multiples for the completed fiscal 2012 - 2014 program and for each NEO except Mr. Davis, Mr. Amon and Dr. Renduchintala, the number and values of shares earned for the fiscal 2012 - 2014 program. Mr. Davis joined Qualcomm in March 2013, and Mr. Amon and Dr. Renduchintala were not executive officers at the time the fiscal 2012 - 2014 program PSUs were awarded, and thus they did not participate in the fiscal 2012 - 2014 program. Figure 10 provides an overview of the key design features of the fiscal 2012 - 2014, fiscal 2014 - 2015 and fiscal 2015 - 2017 PSU programs.
Key features of the fiscal 2015 - 2017 PSU program include:

•
Our TSR for the performance period must be positive to earn more than the target award amount. The total award amount earned may not exceed the target amount if our TSR for the performance period is negative. This feature limits compensation for positive relative performance against the peer group when stockholders may incur a loss on their investment over the period (as may occur in a volatile or depressed securities market).

•
The performance period has four separate measurement periods of 18, 24, 30 and 36 months. All measurement periods begin on September 29, 2014 (the first day of fiscal 2015). Measurement Period 1 concludes on March 27, 2016; Measurement Period 2 concludes on September 25, 2016; Measurement Period 3 concludes on March 26, 2017; and Measurement Period 4 concludes on September 24, 2017 (the last day of fiscal 2017). Separate measurement periods help to average volatility, encourage and reward sustained and continuous growth throughout the performance period and align our NEOs’ interests with our stockholders’ interests.

•
The PSUs will not vest until 10 days after the end of the performance period and until the Compensation Committee has certified the performance results. The PSUs include dividend equivalent rights, which accrue, in the form of additional shares of common stock, on earned shares with vesting and distribution consistent with the vesting and distribution of the underlying shares. No dividends are paid on unvested and unearned PSUs.

Figure 10: Overview of PSU Programs Key Design Features

	Fiscal 2012 - 2014 Program	Fiscal 2014 - 2015 Program	Fiscal 2015 - 2017 Program
Status as of 9/28/14	Completed	Awards approved by Compensation Committee. No completed measurement periods.	Awards approved by Compensation Committee. No completed measurement periods.
Performance Period	Fiscal 2012 - 2014 (9/26/2011 - 9/26/2014)	Fiscal 2014 - 2015 (9/30/2013 - 9/27/2015)	Fiscal 2015 - 2017 (9/29/2014 - 9/24/2017)
Interim Measurement Periods End Dates	3/29/2013 9/27/2013 3/28/2014 9/26/2014	3/29/2015 9/27/2015	3/27/2016 9/25/2016 3/26/2017 9/24/2017
Maximum Award	200% of target award if relative TSR is 133% or more of the NASDAQ-100	200% of target award if relative TSR is at or above the 90th percentile among the NASDAQ-100
Target Award	100% of target award if relative TSR is 100% of the NASDAQ-100	100% of target award if relative TSR is at the 60th percentile among the NASDAQ-100
Threshold Award	33% of target award if relative TSR is 66% of the NASDAQ-100	33% of target award if relative TSR is at the 33rd percentile among the NASDAQ-100
Minimum Award	0% of target award if relative TSR is less than 66% of the NASDAQ-100	0% of target award if relative TSR is below the 33rd percentile among the NASDAQ-100
Absolute TSR Provision	If our TSR for the Performance Period is negative, the total award may not exceed the target amount so that high relative performance is not over-rewarded in a down market.
Dividend Equivalents
Provides dividend equivalent rights that accrue, in the form of additional shares of our common stock, on earned PSUs (but not on unearned PSUs) and that vest at the same time as the underlying earned PSUs.

The fiscal 2012 - 2014 and fiscal 2015 - 2017 PSU programs included four measurement periods of 18, 24, 30 and 36 months, and the fiscal 2014 - 2015 PSU program included two measurement periods of 18 and 24 months. For the fiscal 2012 - 2014 and 2015 - 2017 PSU programs, we allocated 25% of the target PSU award to each measurement period, and for the fiscal 2014 - 2015 program, we allocated 50% of the target PSU award to each measurement period. For the fiscal 2014 - 2015 program, the Compensation Committee changed the timing of granting PSUs from the first quarter to the fourth quarter of the fiscal year, which resulted in a 22-month period (rather than the historical 12-month period) between PSU grants (from November 2011 to September 2013) for our NEOs. Accordingly, the Compensation Committee reduced the PSU period from the 36-month period established in prior PSU programs to a 24-month period to align the vest date with what would have been the vest date had the PSUs been granted under the former schedule. For the fiscal 2015 - 2017 program, we resumed the 36-month performance period. Our TSR is compared to that of the NASDAQ-100 at the end of each measurement period, and an award is determined according to the relevant payout schedule. The number of shares of our common stock earned for a completed measurement period could be adjusted if our absolute TSR for the entire performance period is negative. The number of shares of our common stock to be distributed to each participant at the end of the multi-year performance period is the sum of the shares earned for each measurement period and may include dividend equivalents as described above.
The fiscal 2012 - 2014 PSU program is 100% complete, and earned shares, including dividend equivalents on earned shares for the program, are vested and settled. The percentages of target awards earned for each completed measurement period for the fiscal 2012 - 2014 program are presented in Figure 11, and the PSU award amounts, including the number and values of shares earned as of the end of fiscal 2014, are presented in Figure 12. No measurement periods have been completed for the fiscal 2014 - 2015 and 2015 - 2017 programs.

Figure 11: Summary of Percent of Target Award Earned for Completed Measurement Periods

PSU Measurement Period Results
Percent of Target Award Earned
Fiscal Years Program	1st Measurement Period	2nd Measurement Period	3rd Measurement Period	4th Measurement Period	Overall
2015 - 2017	not yet completed	not yet completed	not yet completed	not yet completed	not yet completed
2014 - 2015	not yet completed	not yet completed	n/a	n/a	not yet completed
2012 - 2014	112.0%	90.0%	84.0%	66%	88%
Figure 12: Summary of PSU Awards and Earned Shares for the Fiscal 2012 -2014 Program (1)

Name	Fiscal Year of Grant		Target Shares Granted (#)	Grant Date Fair Value of Target Shares ($)	Shares Earned for the fiscal 2012 - 2014 Program (#)	Value of Shares Earned at Fiscal 2014 Year End ($)
Steven M. Mollenkopf	2012		58,577	3,779,974	51,549	3,869,268
	2012	(2)	41,841	2,700,000	36,822	2,763,859
Paul E. Jacobs	2012		125,523	8,099,999	110,462	8,291,278
Derek K. Aberle	2012		41,841	2,700,000	36,822	2,763,859
	2012	(2)	33,473	2,160,013	29,459	2,211,193

(1)	Excludes Mr. Davis because he joined Qualcomm in fiscal 2013 and Dr. Renduchintala and Mr. Amon because they were not executive officers at the time the fiscal 2012 - 2014 program PSUs were awarded.

(2)
In fiscal 2012, the Compensation Committee granted to Messrs. Mollenkopf and Aberle annual PSUs and additional, special PSUs to recognize their promotions to President & Chief Operating Officer and Executive Vice President & Group President, respectively. These additional, special PSUs vest on the third, fourth and fifth anniversaries of the grant dates, whereas the annual PSUs cliff vest upon completion of the 3-year performance period.

Restricted Stock Units (RSUs). A fixed number of shares of common stock may be earned subject to eligible participants satisfying time-based service requirements and, for some awards, performance conditions. At its sole discretion, the Compensation Committee determines the mix of equity awards, the value of RSU awards granted each year and any provisions to qualify for tax deductibility under Section 162(m).
All Other Compensation. These programs include tax-deferred retirement savings, financial planning services, insurance and personal use of a corporate jet, among others. The Compensation Committee is responsible for the design of all compensation and benefit plans.
THE OBJECTIVES OF OUR COMPENSATION PROGRAM

Our compensation program is designed to attract, retain, motivate and engage highly talented and experienced executives by focusing on the following six objectives:

Align the interests of our NEOs and long-term stockholders
The majority of compensation we deliver to our NEOs is in the form of long-term equity awards. Ultimately, the value that each NEO may realize at the time equity awards vest increases with the appreciation in our stock price, thus motivating our NEOs to build stockholder value.
Variable compensation from year to year based on the Company’s performance (“pay for performance”)
Our NEOs’ ACIP earnings vary with our financial performance compared to our annual financial goals. The amount of compensation delivered with RSUs varies with the price of our common stock. The amount of compensation delivered with PSUs varies with our TSR relative to the NASDAQ-100 and includes threshold, target and maximum amounts.
Competitively reasonable and appropriate compensation for our business needs and circumstances
The Compensation Committee considers competitive compensation practices of other companies as reference points for comparative purposes. The Compensation Committee does not target specific benchmark percentiles.
Internally fair and equitable compensation relative to roles, responsibilities and work relationships
The Compensation Committee considers certain business and individual performance factors to evaluate internal fairness and equitibility and monitors the internal compensation relationships among the NEOs, but it does not attempt to establish specific internal relationships.
Reflect high standards for corporate governance and compensation-related risk management
Our compensation programs are subject to a thorough evaluation process that includes Compensation Committee review and approval of program design and practices as well as advice from an independent compensation consultant engaged by the Compensation Committee. We have many practices that promote sound leadership, decision-making and actions among our executives that are consistent with our values of innovation, execution and partnership without taking inappropriate or unnecessary risks.
Tax efficiency for the Company
Our compensation program is designed with the intent of complying with the requirements of Sections 162(m), except where noted, and 409A of the Internal Revenue Code.
Section 162(m). Section 162(m) places a $1 million annual limit on the amount that a public company may deduct for compensation paid to the NEOs, excluding the CFO. The $1 million limit does not apply if the compensation meets Section 162(m) requirements for performance-based compensation. Compliance with Section 162(m) did not influence the allocation of compensation among base salary, target annual cash incentives and long-term incentives for fiscal 2014. From time to time, we may pay compensation to our Section 162(m) covered officers that may not be tax deductible if there are compelling business reasons to do so.

•
We designed and administered our fiscal 2014 ACIP as cash-denominated performance units granted under the 2006 Long Term Incentive Plan (LTIP) to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m).

•
All shares distributed or to be distributed under the fiscal 2012 - 2014, fiscal 2014 - 2015 and fiscal 2015 -2017 PSU programs are structured to be performance-based compensation, and therefore qualify as deductible compensation under Section 162(m).

•
Except for the grants to Mr. Mollenkopf, the RSUs granted to our executive officers in fiscal 2014 are structured to be performance-based compensation, and therefore qualify as deductible compensation under Section 162(m).

Section 409A. Under Section 409A, a nonqualified deferred compensation plan (such as our Qualcomm Non-Qualified Deferred Compensation (QNQDC) Plan) must comply with certain requirements related to the timing of deferral and distribution decisions. Otherwise, amounts deferred under the plan could be included in gross income when earned and be subject to additional penalty taxes. We administer the QNQDC Plan and equity awards in accordance with Section 409A requirements. Nonqualified stock options are generally exempt from Section 409A if the options satisfy certain requirements. PSUs and RSUs have been designed to be exempt from Section 409A.
HOW THE KEY COMPONENTS OF OUR COMPENSATION PROGRAM ALIGN WITH THESE OBJECTIVES

The key components of our compensation program align with the objectives outlined above:

•
The ACIP and equity awards align the interests of our NEOs with stockholders, provide compensation that varies from year to year based on Company and individual performance and are tax efficient for the Company. These programs provide a balance of annual and long-term performance focus using different performance metrics.

•	Salary, ACIP earnings and equity awards provide reasonable and appropriate compensation that is internally fair and equitable in order to attract and retain experienced and successful executives.

•	We believe all components of our compensation program are designed and administered to reflect high standards of corporate governance and compensation-related risk management.
HOW WE DETERMINE THE AMOUNT OF COMPENSATION FOR EACH NEO

We consider several factors in determining the compensation levels of our executive officers, including: (1) competitive practices and retention considerations; (2) internal relationships and equitibility in light of business and individual performance factors; (3) the results of stockholder advisory votes on executive compensation and communications with stockholders; (4) the CEO’s recommendations for the other NEOs; and (5) the perspectives provided by the Compensation Committee’s independent compensation consultant.
The Compensation Committee does not have a predefined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the NEOs. Ultimately, it is the Compensation Committee’s judgment about these factors along with the other factors discussed in this section that forms the basis for determining our executive officers’ compensation.
We discuss each of these factors in the following sections.
We review the compensation practices of other companies with whom we compete.
The Compensation Committee identified the peer companies to use for competitive analyses, taking into account the recommendations made by the Compensation Committee’s independent compensation consultant. The peer companies were identified based on the following characteristics:

•	Principal business in technology, telecommunications and media (excluding those that are primarily content producers) based on the Global Industry Classification System (GICS);

•	Generally comparable in both market capitalization and revenues using a guideline of one-quarter to four times our market capitalization and revenues;
We believe that market capitalization is appropriate as the primary quantitative criterion because:

◦
Market capitalization, a key component of which is stock price, is the key driver of equity compensation grant value, and equity compensation grant value is the single largest component of CEO compensation among technology companies with large market capitalization;

◦	Market capitalization is directly related to stockholder benefit; and

◦
A significant portion of our business is technology licensing, which is a high-margin business, and as such, Qualcomm typically has higher market capitalization and profit than companies with similar revenues.

We also include revenues as a secondary quantitative criterion because revenues are commonly used as a selection criterion by our peer companies, third-party compensation survey providers and proxy advisory services.

•	Comparable compensation model; and

•	Peers of peers (i.e., the peer companies disclosed by the companies we use as peers).
In May 2014, the Compensation Committee selected the following peer companies:
Figure 13: Peer Companies

ADP	Amazon.com	Broadcom	Cisco
Comcast	DirecTV	eBay	EMC
Facebook (new)	Google	Honeywell	IBM (new)
Intel	Lockheed Martin	Microsoft	Oracle
Texas Instruments	Time Warner Cable	United Technologies	Yahoo!
Compared to the prior year’s peer group, Corning was removed because its market capitalization was below the threshold, and it is not considered a relevant labor-market competitor. Broadcom and Yahoo! had market capitalization values slightly below the threshold but were retained in the peer group for continuity and to maintain a sufficiently robust sample size. Facebook and IBM were added because they meet the selection criteria and are prominent technology companies and potential labor-market competitors.
Figure 14 sets forth Qualcomm’s percentile rankings among the peer group and illustrates that our market capitalization is strongly supported by our net income and EBITDA margin, which in turn reinforces the prioritization of the peer selection criteria. Relative to our peer companies, we are below median for revenues and above median for the other metrics. Data reflected in Figure 14 represents the latest four quarters of data available on March 31, 2014 reported in Standard & Poor’s Compustat reports as of March 31, 2014, the time at which Frederic W. Cook & Co., Inc. (FWC), our independent executive compensation consulting firm, prepared the peer company selection analysis used by the Compensation Committee.
Figure 14: Qualcomm’s Relative Rankings Among Peer Companies as of March 31, 2014

Metric	Qualcomm’s Percentile Ranking	Metric	Qualcomm’s Percentile Ranking
Revenues (latest available 4 quarters)	38th percentile	EBITDA Margin (latest available 4 quarters)	76th percentile
GAAP Net Income (latest available 4 quarters)	68th percentile	Market Capitalization (3/31/14)	69th percentile
EBITDA (latest available 4 quarters)	60th percentile	Market Capitalization (12-month average from 4/30/13 - 3/31/14)	62nd percentile
FWC provides analyses of peer company competitive practices. The Compensation Committee considers these peer company competitive analyses, along with the other factors described in this section, when determining the base salaries, ACIP targets, long-term equity grant date fair values and the total direct compensation for the CEO, other NEOs and the other executive officers.
We consider internal relationships and equitibility in light of business and individual performance factors.
The Compensation Committee intends our compensation amounts to be internally fair and equitable relative to roles, responsibilities and relationships among our NEOs, in addition to being competitively reasonable and appropriate.

Accordingly, the Compensation Committee also considers the following factors in the process of determining compensation levels for each NEO: (1) the Compensation Committee’s evaluation of the NEO; (2) individual performance and contributions to financial goals; (3) labor market conditions, the need to retain and motivate the NEOs and each NEO’s potential to assume increased responsibilities and contribute long-term value to the Company; (4) management succession plans and bench strength; (5) operational management, such as project milestones and process improvements; (6) internal working and reporting relationships and our desire to encourage partnership and teamwork among our NEOs; (7) individual expertise, skills, knowledge and tenure in position; (8) leadership and compliance with our Code of Ethics and our Code of Business Conduct; and (9) leadership, including developing and motivating employees, collaborating within Qualcomm, attracting and retaining employees and personal development.
We consider the results of stockholder advisory votes on executive compensation and communication with stockholders.
The Compensation Committee considered the 95% “FOR” voting results of the non-binding advisory vote on executive compensation (“Say-on-Pay”) at the 2014 annual meeting of stockholders on March 4, 2014 (relating to the fiscal year ended September 29, 2013) and determined that the modifications to the compensation program and practices implemented in fiscal 2013 had the intended outcomes and that the “Say-on-Pay” vote suggested that no further changes to our compensation programs and practices were appropriate at this time.
We discuss with the CEO his recommendations for the other NEOs and other executive officers.
The Compensation Committee and the CEO discuss (1) our business performance; (2) the CEO’s performance; and (3) the CEO’s evaluation of and compensation recommendations for the other NEOs and other executive officers. The Compensation Committee, without the CEO present, determines the base salaries, ACIP amounts and RSU and PSU awards for the CEO, other NEOs and other executive officers.
We engage independent compensation consultants and other advisors to obtain advice and assistance.
The Compensation Committee has the authority to engage and terminate any independent compensation consultant and to obtain advice and assistance from external legal, accounting and other advisors. During fiscal 2014, the Compensation Committee engaged an independent executive compensation consulting firm, FWC, to advise it on compensation matters. FWC reports directly to the Compensation Committee. We did not engage FWC for any additional services during fiscal 2014 beyond its support of the Compensation Committee, and the engagement did not raise any conflicts of interest. Pursuant to this engagement, FWC:

•	Provided information, insights and advice regarding compensation philosophy, objectives and strategy;

•	Recommended peer group selection criteria and identified and recommended potential peer companies;

•	Provided analyses of competitive compensation practices for executive officers and non-employee directors;

•	Provided analyses of potential risks arising from our executive and non-executive compensation programs;

•	Provided analyses of aggregate equity compensation spending and related dilution;

•	Reviewed and commented on recommendations regarding NEO compensation;

•	Advised the Compensation Committee on specific issues as they arose, including retention strategies and compensation for our Executive Chairman and our new CEO; and

•	Kept the Compensation Committee informed of executive compensation trends and regulatory and governance considerations related to executive compensation.
Representatives from FWC attended all Compensation Committee meetings during fiscal 2014 and interacted with the Committee Chair, members of our human resources staff and outside legal counsel prior to and following Compensation

Committee meetings. We incurred $435,000 in fees for FWC’s services during fiscal 2014 (compared to $242,810 during fiscal 2013), all for work that was directly in support of the Compensation Committee and the Committee’s execution of its responsibilities under its charter.
The Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper LLP. Our human resources department supported the Compensation Committee in its work, collaborated with FWC and DLA Piper, conducted analyses and managed our compensation and benefit programs.
THE AMOUNTS OF COMPENSATION OUR NEOs RECEIVED FOR FISCAL 2014

Members of the Compensation Committee, in their committee and Board of Director roles, regularly engage with our executive officers through various briefings and discussions, providing them opportunities to consider the leadership the CEO and the other NEOs contribute to the Company’s annual and longer-term performance. In July 2014, the Compensation Committee conducted its regularly scheduled annual review of our peer companies’ compensation practices, noting FWC’s analysis that our executive officers’ salaries and target total cash incentives are in a median range and that the annualized equity grants are generally positioned between the median and 75th percentile of our peer companies. Following this review, the CEO, in collaboration with the EVP of Human Resources, prepared recommendations for the fiscal 2014 ACIP earnings and PSU amounts and the fiscal 2015 base salary and ACIP targets. In September 2014, the Compensation Committee reviewed these recommendations and also considered the CEO’s and the other NEOs’ self-evaluations, which highlight key strategic and operational accomplishments and leadership actions that communicate, promote and support Qualcomm’s ethical standards and compliance culture. The CEO also provided the Compensation Committee an oral assessment of his and the other NEOs’ accomplishments and opportunities for improvement, including an assessment of each NEO’s overall performance and potential for future roles. It is with these perspectives that the Compensation Committee, in executive session without the CEO present, considered the CEO’s and the other NEOs’ fiscal 2014 PSU award amounts (for the fiscal 2015 - 2017 performance period), any application of negative discretion for the fiscal 2014 ACIP earned amounts and any adjustments to base salaries and ACIP targets for fiscal 2015.
Contribution of certain pay components to annualized total compensation for fiscal 2014
Figure 15 provides an overview of the contribution of certain pay components to each NEO’s annualized total compensation (salary, ACIP earnings and annualized value of front-loaded RSUs and PSUs). In fiscal 2014, 83% of Mr. Mollenkopf’s annualized total compensation was in the form of long-term compensation (the annualized grant date fair value of RSUs and the grant date fair value of PSUs), and 92% was variable (ACIP earnings, annualized grant date fair value of front-loaded RSUs and grant date fair value of PSUs). Of the other NEOs’ annualized total compensation, an average of 81% was in the form of long-term compensation, and an average of 89% was variable.

Figure 15: Contribution of Certain Pay Components to Annualized Total Compensation for Fiscal 2014 (1)

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
36%
47%
9%
6%
43%
43%
6%
5%
35%
41%
10%
11%
37%
43%
8%
9%
23%
61%
8%
8%
37%
43%
7%
11%
Mollenkopf
Jacobs
Davis
Aberle
Amon
Renduchintala
Salary
ACIP Earnings
PSUs
RSUs (2)

(1)	All other compensation was less than 3% of annualized total compensation for each NEO.

(2)	The grant date fair values of front-loaded RSUs have been annualized, and the grant date fair values of special RSUs have been excluded.
Fiscal 2014 salaries
In September 2013, the Compensation Committee approved the fiscal 2014 base salaries for our executive officers, including the base salaries for our NEOs, as follows: $865,000 for Mr. Mollenkopf; $1,250,000 for Dr. Jacobs; $725,000 for Mr. Davis; $750,000 for Mr. Aberle; $475,000 for Mr. Amon; and $650,000 for Dr. Renduchintala. At the time the Compensation Committee approved these amounts, the base salaries were in the median to 75th percentile of peer company competitive practices, except for Dr. Renduchintala, whose base salary was set above the 75th percentile as part of a strategy to strengthen retention. Effective December 12, 2013, in connection with Mr. Mollenkopf’s appointment to the position of CEO-elect, the Compensation Committee increased his base salary to $1,100,000. Effective May 5, 2014, following Dr. Jacobs’s appointment to the position of Executive Chairman, the Compensation Committee approved an all-equity compensation arrangement for him and reduced his base salary to $1. Effective March 10, 2014, in connection with Mr. Aberle’s appointment to the position of President, the Compensation Committee increased his base salary to $780,000. Except for Dr. Jacobs, base salaries at the end of fiscal 2014 did not exceed the 75th percentile of peer company competitive practices. Dr. Jacobs’s $1 base salary precludes meaningful comparison to competitive practices.
Fiscal 2014 ACIP earnings
Figure 16 discloses the calculations for determining the fiscal 2014 performance-adjusted amounts and earned amounts for each NEO.

Figure 16: Fiscal 2014 ACIP Target, Performance-Adjusted Amounts and Earned Amounts

Name	ACIP Target Award $	X	Incentive Multiple	=	Performance-Adjusted Amount $	Earned Amount Awarded by Compensation Committee $	Variance of Earned Amount vs Performance-Adjusted Amount %
Steven M. Mollenkopf (1)	2,200,000		0.71		1,562,000	1,550,000	-1%
Paul E. Jacobs (2)	1,862,981		0.71		1,322,717	1,300,000	-2%
George S. Davis	942,500		0.71		669,175	665,000	-1%
Derek K. Aberle (3)	1,018,500		0.71		723,135	720,000	0%
Cristiano R. Amon	475,000		0.71		337,250	460,000	36%
Venkata S. M. Renduchintala	650,000		0.71		461,500	460,000	0%

(1)	The target amount for Mr. Mollenkopf (200% of his base salary of $1,100,000) was approved by the Compensation Committee in December 2013.

(2)
The target amount for Dr. Jacobs was approved by the Compensation Committee in May 2014 and is prorated to reflect his service as CEO with an ACIP target of $3,125,000 (250% of his base salary of $1,250,000) from September 30, 2013 through May 4, 2014 and $0 from May 5, 2014 through September 28, 2014.

(3)
The target amount for Mr. Aberle was approved by the Compensation Committee in May 2014 and is prorated to reflect his service as President with ACIP targets of $975,000 (130% of his base salary of $750,000) from September 30, 2013 through May 4, 2014 and $1,053,000 (135% of his base salary of $780,000) from May 5, 2014 through September 28, 2014.

The Compensation Committee is authorized under the fiscal 2014 ACIP to adjust reported Non-GAAP revenues and Non-GAAP operating income for calculating financial performance on which fiscal 2014 cash incentives were determined. Adjustments are intended to eliminate the distorting effect of certain unusual income or expense items on year-over-year growth percentages if the Compensation Committee determines, in its discretion, that the items do not reflect a fair measurement of our operating performance. The Committee did not make any such adjustments for fiscal 2014. For both Mr. Amon and Dr. Renduchintala, the ACIP target is 100% of base salary, but their base salaries differ resulting in initial ACIP target amounts of $475,000 and $650,000, respectively. Because they serve as co-presidents of QCT, the Compensation Committee, at its discretion, adjusted Mr. Amon’s ACIP award to align with that of Dr. Renduchintala.
Fiscal 2014 equity awards
RSU Awards. See our discussion regarding special compensation actions that included front-loaded and special RSUs in the “Unique Challenges in Fiscal 2014 and Special Compensation Actions” section.
PSU awards. The Compensation Committee approved PSU awards it considered appropriate for annual equity compensation, taking into consideration the annualized value of the front-loaded RSUs awarded to the NEOs earlier in the fiscal year (see Figure 1) as well as anticipated absolute and relative financial performance, absolute and relative TSR and anticipated year-over-year growth from fiscal 2014 to fiscal 2015.

Figure 17: Grant Date Fair Values of PSUs Awarded to NEOs

Name	Grant Date Fair Value of Annual PSUs
Steven M. Mollenkopf	8,000,146
Paul E. Jacobs	9,000,164
George S. Davis	2,700,019
Derek K. Aberle	3,780,209
Cristiano R. Amon	3,620,169
Venkata S. M. Renduchintala	2,700,019

COMPENSATION DECISIONS FOR THE NEOs FOR FISCAL 2015

In September 2014, the Compensation Committee approved the fiscal 2015 base salary and ACIP targets (as a percentage of base salary) for our executive officers as set forth in Figure 18. The base salary increases reflect the Compensation Committee’s consideration of current competitive practices and its intent that base salaries and total target cash compensation should be competitive.
Figure 18: Fiscal 2014 and 2015 Base Salary and ACIP Targets (1) (2)

	Base Salary		ACIP Target %		ACIP Target $		Target Total Cash
Name	2014 ($)	2015 ($)	2014 (%)	2015 (%)	2014 ($)	2015 ($)	2014 ($)	2015 ($)
Steven M. Mollenkopf	1,100,000	1,130,000	200%	200%	2,200,000	2,260,000	3,300,000	3,390,000
Paul E. Jacobs	1	1	—	—	1,862,981	—	2,832,965	1
George S. Davis	725,000	760,000	130%	130%	942,500	988,000	1,667,500	1,748,000
Derek K. Aberle	780,000	800,000	135%	135%	1,018,500	1,080,000	1,798,500	1,880,000
Cristiano R. Amon	475,000	525,000	100%	100%	475,000	525,000	950,000	1,050,000
Venkata S. M. Renduchintala	650,000	670,000	100%	100%	650,000	670,000	1,300,000	1,340,000

(1)
The fiscal 2014 base salaries and ACIP targets for Dr. Jacobs and Messrs. Mollenkopf and Aberle are the rates that were in effect at the end of fiscal 2014. See the sections “Fiscal 2014 Salaries” and “Fiscal 2014 ACIP Earnings” for discussions of changes to base salaries and ACIP targets approved by the Compensation Committee during fiscal 2014.

(2)
The fiscal 2014 target total cash amounts for Dr. Jacobs and Mr. Aberle reflect the prorated amounts that were approved by the Compensation Committee and that are described in the footnotes for Figure 16.

COMPENSATION PROGRAM BEST PRACTICES

The preceding discussion and analysis of the components and total compensation for our CEO and other NEOs reflects what we believe to be compensation program best practices. We listed these best practices in Proposal 4, the advisory vote on executive compensation. In this section, we provide a more thorough description of these best practices.

A significant portion of our NEOs’ compensation varies with the Company’s performance.
On average,79% of our NEOs’ fiscal 2014 annualized total compensation was attributable to the annualized grant date fair value of the front-loaded RSUs and the grant date fair value of PSUs, and 87% of their fiscal 2014 annualized total compensation was variable in the form of ACIP amounts, the annualized grant date fair value of the front-loaded RSUs and the grant date fair value of PSUs.
We have a balanced approach to incentive programs with differentiated measures.
We have both short-term (Non-GAAP revenues and Non-GAAP operating income) and multi-year (relative TSR) performance measures. We have a balance of time horizons for our annual incentive awards, including an annual cash incentive program (ACIP), overlapping multi-year PSU performance periods with interim measurement periods and RSUs that generally require three years of service to become fully vested, except for the front-loaded and additional, special RSUs granted to the executive officers in fiscal 2014, which vest over five years.
We have limits on the amounts of variable compensation that may be earned.
We limit the potential ACIP amounts that the NEOs may earn to 2x the target amount. We limit the potential number of shares of our common stock that our NEOs may earn under the PSU program to 2x the target amount and 1x if absolute TSR is negative over the three-year performance period regardless of the level of relative TSR.
We have a cash incentive compensation repayment (“clawback”) policy.
We require executive officers, including NEOs, to repay to us the amount of any earned annual cash incentive that was paid to the extent that:

•	The amount of such payment was based on the achievement of certain financial results that were subsequently the subject of a restatement that occurred within 12 months of such payment;

•	The executive officer had engaged in theft, dishonesty or intentional falsification of documents or records that resulted in the obligation to restate our financial results; and

•	A lower annual cash incentive would have been paid to the executive officer based upon the restated financial results.
The Compensation Committee is responsible for the interpretation and enforcement of this clawback policy. We plan to amend this policy as needed to comply with the additional requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) after the SEC adopts new regulations implementing those requirements.
We have robust stock ownership guidelines.
Our stock ownership guidelines for our executive officers, including our NEOs, help ensure that they maintain an equity stake in the Company, and by doing so, provide another link of their interests with those of other stockholders. Only shares actually owned and deferred stock units under the QNQDC Plan count toward the stock ownership requirement. Outstanding unexercised stock options and unvested PSUs and RSUs do not count toward the requirement. NEOs have five years from the applicable date (i.e., date of hire, appointment as an executive officer or appointment to an executive officer position with a different ownership guideline) to meet the applicable ownership guideline amount.

•	Dr. Jacobs has met his ownership guidelines.

•
Messrs. Mollenkopf and Aberle had met their applicable ownership guidelines prior to their promotions to CEO and President, respectively. They will be required to meet their respective new ownership guidelines by March 2019, the fifth anniversary of commencing their roles as CEO and as President, respectively. Dr. Renduchintala and Mr. Amon will be required to meet their ownership guidelines by October 2017. Mr. Davis will be required to meet his ownership guidelines by March 2018.

If an NEO has not met the applicable guideline by the deadline, we require that the NEO retain at least 50% of the net shares remaining after required tax withholdings upon payment of any full-value award or upon stock option exercise until they meet the minimum guideline. The guidelines are as follows:
Figure 19: Stock Ownership Guidelines for Executive Officers

Role	Multiple of Base Salary
CEO	6x
President	3x
All other executive officers	2x
The stock ownership guideline for Dr. Jacobs is 6x his base salary when he stepped down as CEO. The net after-tax shares from Dr. Jacobs’s fiscal 2014 RSU award must be held until at least one year following retirement or earlier separation of service from Qualcomm.
Our insider trading policy includes a prohibition on pledging of our common stock.
Our insider trading policy as applicable to executive officers and non-employee directors prohibits the pledging of our common stock and trading in put and call options or other types of derivative transactions.
Our compensation arrangements for the NEOs do not include severance agreements or employment contracts, and our equity acceleration in the event of a change in control is “double-trigger.”
We employ almost all U.S.-based employees, including all of our NEOs, “at will” without severance agreements or employment contracts. This is consistent with our objective of providing compensation related to individual contributions that improve our market leadership, competitive advantage and stockholder value. It enables us to terminate employment with discretion as to the terms and conditions of any separation. Our CEO and other NEOs do not have guaranteed arrangements for cash compensation or severance upon a change in control or excise tax gross-ups for change-in-control payments. In the event of a change in control in which the acquirer assumed outstanding unvested equity awards, the vesting of an NEO’s awards would accelerate only if the NEO was involuntarily terminated or the NEO voluntarily resigned for “good reason” during a specified period after the change in control.
We manage potential compensation-related risks to the Company.
We perform annual risk assessments for our executive compensation program, as well as incentive arrangements below the executive level. This review includes an assessment by the Compensation Committee’s independent compensation consultant, FWC.
We do not provide tax gross-ups for non-business related benefits.
There are no tax gross-up payments on executive perquisites, such as financial planning reimbursements, except for benefits provided in a policy applicable to all eligible employees, such as relocation.
COMPENSATION RISK MANAGEMENT
The Compensation Committee engaged FWC to collaborate with Qualcomm’s human resources staff to conduct an assessment of potential risks that may arise from our compensation programs. Based on this assessment, the Compensation Committee concluded that our policies and practices do not encourage excessive and unnecessary risk taking that would be reasonably likely to have a material adverse effect on Qualcomm. The assessment included executive, non-executive and sales incentive programs and focused on the variable components of cash incentives and equity awards. Our compensation programs are designed and administered through a corporate total rewards management office and are substantially identical among business units, corporate functions and global locations (with modifications to comply with local regulations as appropriate). The risk-mitigating factors considered in this assessment included:

•	The alignment of pay philosophy, peer group companies and compensation amounts relative to competitive practices to support our business objectives;

•
Effective balance of cash and equity, short- and long-term performance periods, limits on performance-based award schedules, Company financial metrics with consideration of individual performance factors and Compensation Committee discretion; and

•	Ownership guidelines, a clawback policy, an insider trading policy, an equity award approval authorization policy and independent Compensation Committee oversight.

COMPENSATION TABLES AND NARRATIVE DISCLOSURES
The following tables, narratives and footnotes describe the total compensation and benefits awarded to, earned by or paid to our NEOs during fiscal 2014.
SUMMARY COMPENSATION TABLE

The following table shows information regarding compensation of each named executive officer for fiscal 2014, 2013 and 2012, except in the cases of Mr. Davis, who joined the Company in fiscal 2013 and thus was not a named executive officer in fiscal 2012, and Mr. Amon and Dr. Renduchintala, who were not named executive officers in fiscal 2013 or 2012.
Fiscal 2014 Summary Compensation Table (1)(2)

Name and Principal Position	Year	Salary ($) (3)	Bonus ($) (4)	Stock Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($)
Steven M. Mollenkopf Chief Executive Officer (8)	2014	1,069,239	—	58,000,203	1,550,000	121,150	60,740,592
	2013	815,006	1,500	12,000,079	1,325,000	166,481	14,308,066
	2012	805,582	—	11,999,974	1,300,000	143,960	14,249,516
Paul E. Jacobs Executive Chairman (9)	2014	969,984	21,375	54,000,175	1,300,000	650,458	56,941,992
	2013	1,200,014	8,325	15,000,069	3,480,000	760,532	20,448,940
	2012	1,189,246	2,775	14,999,985	3,400,000	1,138,867	20,730,873
George S. Davis Executive Vice President and Chief Financial Officer	2014	724,043	—	9,600,019	665,000	167,555	11,156,617
	2013	363,463	1,000,000	11,500,110	590,000	192,023	13,645,596
	2012	—	—	—	—	—	—
Derek K. Aberle President	2014	772,734	—	30,380,219	720,000	230,706	32,103,659
	2013	728,321	—	8,000,053	1,045,000	284,061	10,057,435
	2012	720,548	—	9,000,026	1,100,000	308,884	11,129,458
Cristiano R. Amon Executive Vice President, Qualcomm Technologies, Inc. and Co-President, QCT	2014	474,048	—	10,760,281	460,000	9,973	11,704,302
	2013	—	—	—	—	—	—
	2012	—	—	—	—	—	—
Venkata S. M. Renduchintala Executive Vice President, Qualcomm Technologies, Inc. and Co-President, QCT	2014	659,808	—	12,600,067	460,000	110,244	13,830,119
	2013	—	—	—	—	—	—
	2012	—	—	—	—	—	—

(1)	We did not grant any stock option awards to our NEOs during fiscal 2014. As a result, the “Option Awards” column has been omitted from the Fiscal 2014 Summary Compensation Table.

(2)
We do not offer a pension plan or other defined benefit retirement plan to our NEOs. We do not provide above-market or preferential earnings on deferred compensation, nor do we provide dividends on stock in the Qualcomm Non-Qualified Deferred Compensation (QNQDC) Plan at a rate higher than dividends on our common stock. As a result, the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column has been omitted from the Fiscal 2014 Summary Compensation Table.

(3)
Salaries for NEOs as presented in this column may include vacation match payments payable under our vacation policy. This column includes portions of the NEOs’ salaries that they may have deferred pursuant to the QNQDC Plan (see “Fiscal 2014 Nonqualified Deferred Compensation” table).

(4)
The amounts in this column represent amounts received under our patent award program, and for Mr. Davis, his new hire bonus. We disclose annual cash incentives in the “Non-Equity Incentive Plan Compensation” column.

(5)
Stock awards granted to NEOs include annual grants and may include special grants for new hires, promotions and/or retention. The amounts in this column represent the grant date fair values of PSUs and RSUs granted during the fiscal year. The grant date fair values of RSUs were determined based on the fair value of our common stock on the date of grant. The PSU grant date fair values were determined based on a Monte Carlo simulation (which probability weights multiple potential outcomes). For additional information on the valuation assumptions, refer to “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies” included in Appendix 1. The amounts may not be indicative of the realized value of the awards if and when they vest. See the “Fiscal 2014 Grants of Plan-Based Awards” table for details on the stock awards granted to the NEOs during fiscal 2014. If we assume that the highest level of performance conditions will be achieved with respect to the PSUs (and thus the maximum number of shares will be issued under the PSUs), using the fair value of our common stock on the grant date for such shares, the fiscal 2014 stock awards would be as follows:  $66,000,349 for Mr. Mollenkopf; $63,000,339 for Dr. Jacobs; $12,300,038 for Mr. Davis; $34,160,429 for Mr. Aberle; $14,380,450 for Mr. Amon; and $15,300,086 for Dr. Renduchintala.

(6)
The amounts in this column represent cash awards under our annual cash incentive plan (ACIP). The relevant performance period was fiscal 2014. The Compensation Committee approved the fiscal 2014 ACIP amounts on November 30, 2014, and the NEOs received payment in December 2014. See the “Compensation Discussion and Analysis” (CD&A) section and the “Fiscal 2014 Grants of Plan-Based Awards” table for a description of the ACIP and the payments made thereunder. This column includes portions of the NEOs’ ACIP amounts that they may have deferred pursuant to the QNQDC Plan (see “Fiscal 2014 Nonqualified Deferred Compensation” table).

(7)	See the “Fiscal 2014 All Other Compensation” table for an itemized account of all other compensation reported in this column.

(8)
The 2014 salary amount represents compensation for Mr. Mollenkopf from September 30 through December 11, 2013 as President and Chief Operating Officer, from December 12, 2013 through March 3, 2014 as Chief Executive Officer-elect and President and from March 4, 2014 through September 28, 2014 as Chief Executive Officer.

(9)
The 2014 amounts represent compensation for Dr. Jacobs from September 30, 2013 through March 3, 2014 as Chief Executive Officer and from March 5, 2014 through September 28, 2014 as Executive Chairman. Dr. Jacobs’s salary and non-equity incentive plan target were reduced on March 4, 2014 when he stepped down as our Chief Executive Officer and assumed his current role of Executive Chairman.

ALL OTHER COMPENSATION

We provide our NEOs with other compensation components that are reasonable and consistent with our executive compensation program and support our efforts to attract and retain executive-level employees. The cost of these benefits are disclosed in the All Other Compensation column of the Fiscal 2014 Summary Compensation Table and are itemized in the Fiscal 2014 All Other Compensation table below.

Fiscal 2014 All Other Compensation

Name	Perquisites and Other Personal Benefits ($) (1)	Non-Qualified Deferred Compensation Plan ($) (2)	Charitable Match ($) (3)	Company Matching 401k Contributions ($) (4)	Life Insurance Premiums ($) (5)	Tax Gross-Ups ($) (6)	All Other Compensation Total ($)
Steven M. Mollenkopf	18,648	66,267	25,500	5,425	5,310	—	121,150
Paul E. Jacobs	136,339	375,355	125,000	5,975	7,789	—	650,458
George S. Davis	19,105	91,841	36,000	5,791	11,862	2,956	167,555
Derek K. Aberle	40,822	143,122	38,097	5,425	3,240	—	230,706
Cristiano R. Amon	—	—	2,000	5,425	2,548	—	9,973
Venkata S. M. Renduchintala	—	—	100,000	5,513	4,731	—	110,244

(1)
Perquisites and personal benefits for a named executive officer are excluded if the total value of all of his perquisites and personal benefits is less than $10,000. If the total value of all perquisites and personal benefits for a named executive officer is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that named executive officer is identified by type and quantified.

The amounts in this column include: Mr. Mollenkopf - for the personal use of our corporate aircraft, financial planning and other insurance premiums; Dr. Jacobs - $130,483 for the personal use of our corporate aircraft and the remainder for other insurance premiums; Mr. Davis - for relocation, financial planning and other insurance premiums; and Mr. Aberle - $31,345 for the personal use of our corporate aircraft and the remainder for other insurance premiums, financial planning and home office costs. Under certain circumstances, NEOs may utilize our corporate aircraft for personal use. In those instances, the value of the benefit is based on the aggregate incremental cost to the Company. Incremental cost is calculated based on the variable costs to the Company, including fuel costs, mileage, certain maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and certain other miscellaneous costs. Fixed costs that do not change based on usage, such as pilot salaries, are excluded. The Company and Dr. Jacobs entered into aircraft time-sharing agreements pursuant to which Dr. Jacobs may use certain Company aircraft for his personal use and reimburse the Company for the expenses of each flight operated under such an agreement up to the maximum amount permitted under Federal Aviation Administration rules. Dr. Jacobs has discretion over which flights are operated under time-sharing agreements. The amounts shown for Dr. Jacobs’s personal use of our corporate aircraft reflect the total aggregate incremental costs to the Company of his personal use of our corporate aircraft, less any payments made by Dr. Jacobs to the Company under the time-sharing agreement.

(2)
See the Nonqualified Deferred Compensation discussion for a description of the QNQDC Plan and the Company match program thereunder. The amounts disclosed represent the dollar values of common stock used to effectively match up to 8% of the aggregate of the participant’s base salary plus ACIP amounts deferred on a pre-tax basis under the QNQDC Plan. The dollar values are based on the average of the fair market value of the stock over the 200 trading days preceding the match date.

(3)
We match 100% of an employee’s contributions, up to predetermined maximum amounts, to encourage and extend employees’ support of qualified tax exempt non-profit organizations, excluding organizations that further religious doctrine, exclusionary organizations or political organizations. The amounts disclosed represent our matching contributions for NEO contributions to cultural, education and community non-profit organizations. We will match up to $125,000 for our Executive Chairman, CEO and President and up to $100,000 for other NEOs.

(4)
The 401(k) plan is a voluntary, tax-qualified deferred compensation plan. We match employee contributions in cash using a tiered structure in order to encourage participation among our U.S.-based employees. This program provides a tax-efficient retirement savings opportunity. The amounts disclosed represent the cash value of the Company matches to employee contributions to the 401(k) plan.

(5)
We provide our executive officers additional life insurance above the amounts provided to other employees. The additional coverage is $1 million for the Executive Chairman, the CEO and the President and $750,000 for the other

NEOs. The amounts disclosed represent the premiums paid for group term life insurance greater than $50,000 and executive life insurance.

(6)	The amount in this column represents the estimated tax liability associated with relocation costs incurred by Mr. Davis.
GRANTS OF PLAN-BASED AWARDS

The following table shows information regarding the incentive awards granted to our named executive officers for 2014. See “Compensation Discussion and Analysis” (CD&A) in the “Executive Compensation and Related Information” section for detailed information regarding our annual cash incentive plan and equity award programs.
Fiscal 2014 Grants of Plan-Based Awards (1)(2)

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven M. Mollenkopf	ACIP		22,000	2,200,000	4,400,000
	RSUs (4)	12/12/2013							274,990	20,000,023
	RSUs (5)	12/12/2013							412,485	30,000,034
	PSUs	9/16/2014				34,774	105,376	210,752		8,000,146
Paul E. Jacobs	ACIP		18,630	1,862,981	3,725,962
	RSUs (4)	5/5/2014							565,611	45,000,011
	PSUs	9/16/2014				39,121	118,548	237,096		9,000,164
George S. Davis	ACIP		9,425	942,500	1,885,000
	RSUs (5)	5/5/2014							86,727	6,900,000
	PSUs	9/16/2014				11,736	35,564	71,128		2,700,019
Derek K. Aberle	ACIP		10,185	1,018,500	2,037,000
	RSUs (5)	5/5/2014							202,363	16,100,000
	RSUs (4)	5/5/2014							131,976	10,500,011
	PSUs	9/16/2014				16,431	49,792	99,584		3,780,209
Cristiano R. Amon	ACIP		4,750	475,000	950,000
	RSUs (5)	5/5/2014							52,037	4,140,064
	RSUs (4)	5/5/2014							37,708	3,000,048
	PSUs	9/16/2014				15,736	47,684	95,368		3,620,169
Venkata S. M. Renduchintala	ACIP		6,500	650,000	1,300,000
	RSUs (5)	5/5/2014							86,727	6,900,000
	RSUs (4)	5/5/2014							37,708	3,000,048
	PSUs	9/16/2014				11,736	35,564	71,128		2,700,019

(1)	Unless indicated otherwise, the Compensation Committee approved all equity grants on the grant dates.

(2)	We did not award any stock options to any NEOs in fiscal 2014. Therefore, we did not include the “All Other Option Awards” or “Exercise or Base Price of Option Awards” columns in this table.

(3)
The amounts for RSUs represent the grant date fair values based on the closing stock price of the Company’s common stock on the dates of grant. The amounts for PSUs represent the grant date fair value of the Company’s common stock as determined using a Monte Carlo simulation (which probability weights multiple potential outcomes). For additional information on the valuation assumptions, refer to “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies” included in Appendix 1.

(4)	Represents a one-time RSU grant as described in the CD&A. The grant vests in equal one-third amounts on the third, fourth and fifth anniversaries of the grant date.

(5)	Represents front-loaded RSU grants as described in the CD&A. The grants vest annually in five equal amounts commencing on the first anniversary of the grant date.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The “Outstanding Equity Awards at Fiscal Year End” table below provides information on the current holdings of equity awards by the NEOs. The market value of stock reported is based on the closing price of the Company’s common stock at the end of the fiscal year. All stock options awarded to the NEOs were nonqualified stock options; stock options granted prior to September 10, 2010 are exercisable for ten years from the grant date, and stock options granted on or after September 10, 2010 are exercisable for seven years from the grant date.
Outstanding Equity Awards at Fiscal Year End (1)

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven M. Mollenkopf	11/9/2011						20,452	(6)	1,535,147
	11/9/2011						43,826	(7)	3,289,579
	9/29/2013						41,795	(8)	3,137,160
	9/29/2013						20,898	(9)	1,568,580
	12/12/2013						279,235	(10)	20,959,400
	12/12/2013						418,853	(11)	31,439,100
	11/9/2011									54,426	(21)	4,085,247
	11/9/2011									38,877	(22)	2,918,135
	9/29/2013									55,480	(23)	4,164,334
	9/29/2013									166,436	(23)	12,492,695
	9/16/2014									210,752	(24)	15,819,045
Total		—		—			825,059		61,928,966	525,971		39,479,456
Paul E. Jacobs	11/4/2005	286,586		—	44.02	11/3/2015
	11/10/2006	211,218		—	34.83	11/9/2016
	11/12/2007	195,168		—	37.29	11/11/2017
	11/9/2009	233,226		—	44.75	11/8/2019
	11/9/2011						43,826	(6)	3,289,579
	9/29/2013						69,659	(8)	5,228,600
	5/5/2014						571,787	(12)	42,918,356
	11/9/2011									116,628	(21)	8,754,089
	9/29/2013									277,394	(23)	20,821,210
	9/16/2014									237,096	(24)	17,796,426
Total		926,198	(4)	—			685,272		51,436,535	631,118		47,371,725

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
George S. Davis	3/11/2013						67,008	(13)	5,029,608
	9/29/2013						34,829	(14)	2,614,300
	5/5/2014						87,674	(15)	6,580,813
	9/29/2013									92,466	(23)	6,940,505
	9/16/2014									71,128	(24)	5,338,868
Total		—	—				189,511		14,224,721	163,594		12,279,373
Derek K. Aberle	9/16/2008	38,000	—		47.92	9/15/2018
	11/9/2009	63,051	—		44.75	11/8/2019
	11/9/2011						14,609	(6)	1,096,579
	11/9/2011						35,061	(7)	2,631,647
	9/29/2013						27,864	(8)	2,091,440
	9/29/2013						13,932	(9)	1,045,720
	5/5/2014						204,573	(15)	15,355,231
	5/5/2014						133,417	(12)	10,014,291
	11/9/2011									38,877	(21)	2,918,135
	11/9/2011									31,103	(22)	2,334,619
	9/29/2013									36,986	(23)	2,776,172
	9/29/2013									110,958	(23)	8,328,515
	9/16/2014									99,584	(24)	7,474,775
Total		101,051	—				429,456		32,234,908	317,508		23,832,216
Cristiano R. Amon	10/23/2009	20,625	—		40.70	10/22/2019
	7/6/2012	34,000	34,000	(5)	55.31	7/5/2019
	09/28/2011						4,329	(16)	324,924
	03/28/2012						3,495	(17)	262,315
	08/20/2012						5,540	(18)	415,804
	09/30/2012						7,824	(19)	587,274
	09/30/2012						11,624	(19)	872,523
	09/29/2013						13,932	(8)	1,045,720
	09/29/2013						6,966	(9)	522,860
	05/05/2014						52,605	(15)	3,948,549
	05/05/2014						38,120	(12)	2,861,269
	9/29/2013									18,494	(23)	1,388,162
	9/29/2013									55,480	(23)	4,164,334
	9/16/2014									95,368	(24)	7,158,322
Total		54,625	34,000				144,435		10,841,238	169,342		12,710,818

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Venkata S. M. Renduchintala	4/24/2009	16,667	—		41.36	4/23/2019
	10/23/2009	19,500	—		40.70	10/22/2019
	7/6/2012	34,000	34,000	(5)	55.31	7/5/2019
	9/28/2011						4,576	(16)	343,469
	3/28/2012						3,495	(17)	262,315
	8/20/2012						5,540	(18)	415,804
	9/30/2012						7,824	(19)	587,274
	9/30/2012						11,624	(19)	872,523
	9/29/2013						13,932	(8)	1,045,720
	9/29/2013						9,288	(20)	697,172
	5/5/2014						87,674	(15)	6,580,813
	5/5/2014						38,120	(12)	2,861,269
	9/29/2013									36,986	(23)	2,776,172
	9/29/2013									55,480	(23)	4,164,334
	9/16/2014									71,128	(24)	5,338,868
Total		70,167	34,000				182,073		13,666,359	163,594		12,279,374

(1)
There were no unexercised, unearned options at September 28, 2014. Therefore, we did not include the “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options” column in this table.

(2)
Represents RSUs that have not vested at fiscal year end and includes dividend equivalent shares that have not vested at fiscal year end as follows: 16,240 shares for Mr. Mollenkopf; 11,978 shares for Dr. Jacobs; 4,192 shares for Mr. Davis; 7,809 shares for Mr. Aberle; 3,611 shares for Mr. Amon; and 4,061 shares for Dr. Renduchintala.

(3)
Represents PSUs that have not vested at fiscal year end and includes dividend equivalent shares that have not vested at fiscal year end as follows: 9,203 shares for Mr. Mollenkopf; 11,504 shares for Dr. Jacobs; 1,830 shares for Mr. Davis; 6,537 shares for Mr. Aberle; 1,464 shares for Mr. Amon; and 2,745 shares for Dr. Renduchintala.

(4)
Includes 168,428 options exercisable by a Grantor Retained Annuity Trust for the benefits of Dr. Jacobs and his spouse; 41,981 options exercisable by Dr. Jacobs’s spouse; and 692,972 options exercisable by the trust of Dr. Jacobs’s children for which he disclaims beneficial ownership.

Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(5) Stock Options	7/6/2012	25% vests on the first anniversary of the date of grant and the remaining balance vest equally on each six-month anniversary thereafter until fully vested four years from the date of grant.	7/6/2013 1/6/2014 7/6/2014 1/6/2015 7/6/2015 1/6/2016 7/6/2016	Vesting is conditioned upon continued employment through the vesting date(s).
(6) Restricted Stock Unit	11/9/2011	33-1/3% per year	11/9/2012 11/9/2013 11/9/2014
Vesting was conditioned on the Compensation Committee’s determination that the Company attained the relevant performance goals for fiscal 2012.
Vesting is also conditioned upon continued employment through the vesting date(s).

Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(7) Restricted Stock Unit	11/9/2011	33-1/3% per year	11/9/2014 11/9/2015 11/9/2016
Vesting was conditioned on the Compensation Committee’s determination that the Company attained the relevant performance goals for fiscal 2012.
Vesting is also conditioned upon continued employment through the vesting date(s).

(8) Restricted Stock Unit	9/29/2013	33-1/3% per year	11/20/2013 11/20/2014 11/20/2015	Vesting is conditioned upon continued employment through the vesting date(s).
(9) Restricted Stock Unit	9/29/2013	33-1/3% per year	11/20/2014 11/20/2015 11/20/2016
Vesting was conditioned on the Compensation Committee’s determination that the Company attained the relevant performance goals for the first nine months of fiscal 2014.
Vesting is also conditioned upon continued employment through the vesting date(s).

(10) Restricted Stock Unit	12/12/2013	33-1/3% per year	12/12/2016 12/12/2017 12/12/2018	Vesting is conditioned upon continued employment through the vesting date(s).
(11) Restricted Stock Unit	12/12/2013	20% per year	12/12/2014 12/12/2015 12/12/2016 12/12/2017 12/12/2018	Vesting is conditioned upon continued employment through the vesting date(s).
(12) Restricted Stock Unit	5/5/2014	33-1/3% per year	5/5/2017 5/5/2018 5/5/2019
Vesting is conditioned on the Compensation Committee’s determination that the Company attained the relevant performance goals for the first six months of fiscal 2015.
Vesting is also conditioned upon continued employment through the vesting date(s).

(13) Restricted Stock Unit	3/11/2013	33-1/3% per year	3/11/2014 3/11/2015 3/11/2016	Vesting is conditioned upon continued employment through the vesting date(s).
(14) Restricted Stock Unit	9/29/2013	33-1/3% per year	9/29/2014 9/29/2015 9/29/2016	Vesting is conditioned upon continued employment through the vesting date(s).
(15) Restricted Stock Unit	5/5/2014	20% per year	5/5/2015 5/5/2016 5/5/2017 5/5/2018 5/5/2019
Vesting is conditioned on the Compensation Committee’s determination that the Company attained the relevant performance goals for the first six months of fiscal 2015.
Vesting is also conditioned upon continued employment through the vesting date(s).

(16) Restricted Stock Unit	9/28/2011	33-1/3% per year	11/20/2012 11/20/2013 11/20/2014	Vesting is conditioned upon continued employment through the vesting date(s).
(17) Restricted Stock Unit	3/28/2012	33-1/3% per year	5/20/2013 5/20/2014 5/20/2015	Vesting is conditioned upon continued employment through the vesting date(s).
(18) Restricted Stock Unit	8/20/2012	33-1/3% per year	8/20/2013 8/20/2014 8/20/2015	Vesting is conditioned upon continued employment through the vesting date(s).
(19) Restricted Stock Unit	9/30/2012	33-1/3% per year	11/20/2013 11/20/2014 11/20/2015	Vesting is conditioned upon continued employment through the vesting date(s).

Type of Grant	Grant Date	Vesting Rate	Vesting Dates	Conditions
(20) Restricted Stock Unit	9/29/2013	33-1/3% per year	11/20/2013 11/20/2014 11/20/2015
Vesting for two-thirds of the grant was conditioned on the Compensation Committee’s determination that the Company attained the relevant performance goals for the first nine months of fiscal 2014.
Vesting is also conditioned upon continued employment through the vesting date(s).

(21) Performance Stock Unit	11/9/2011	100% cliff vesting	11/9/2014
As of 9/28/14, all four measurement periods were complete. Number of shares is the total earned for the four measurement periods.
Vesting is also conditioned upon continued employment through the vesting date(s).

(22) Performance Stock Unit	11/9/2011	33-1/3% per year	11/9/2014 11/9/2015 11/9/2016
As of 9/28/14, all four measurement periods were complete. Number of shares is the total earned for the four measurement periods.
Vesting is also conditioned upon continued employment through the vesting date(s).

(23) Performance Stock Unit	9/29/2013	100% cliff vesting	9/27/2015
As of 9/28/14, none of the two measurement periods were complete. Number of shares is the potential maximum shares that may be earned for the two measurement periods.
Vesting is also conditioned upon continued employment through the vesting date(s).

(24) Performance Stock Unit	9/16/2014	100% cliff vesting	10/4/2017
As of 9/28/14, none of the four measurement periods were complete. Number of shares is the potential maximum shares that may be earned for the four measurement periods.
Vesting is also conditioned upon continued employment through the vesting date(s).

OPTION EXERCISES AND STOCK AWARDS VESTED DURING FISCAL 2014

The “Option Exercises and Stock Awards Vested During Fiscal 2014” table provides information on stock options exercised by the NEOs and NEO stock awards that vested during fiscal 2014.
Option Exercises and Stock Awards Vested During Fiscal 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Steven M. Mollenkopf	72,853	2,346,982	122,365	8,649,634
Paul E. Jacobs	1,852,000	63,313,267	308,368	21,833,779
George S. Davis	—	—	32,994	2,531,012
Derek K. Aberle	129,384	3,596,669	102,697	7,270,536
Cristiano R. Amon	64,202	2,021,358	40,084	2,954,010
Venkata S. M. Renduchintala	134,167	4,598,667	44,876	3,294,393

(1)	Amounts include dividend equivalents on vested shares and shares withheld for the payment of taxes.

(2)	Amounts represent the dollar value of shares acquired upon vesting based on the fair market value of our common stock on the vest date.
NONQUALIFIED DEFERRED COMPENSATION

The “Fiscal 2014 Nonqualified Deferred Compensation” table provides information on the nonqualified deferred compensation of the NEOs.
Under the QNQDC Plan, we match a portion of participants’ contributions to the QNQDC Plan with cash. We effectively match up to 8% of the aggregate of the participant’s base salary plus ACIP amounts. We match eligible participants’ contributions for a calendar year annually only if he or she is actively employed on the first day of the next calendar year or is terminated without cause during the calendar year and had satisfied the vesting eligibility requirement. Prior to calendar 2014, the Company matched participants’ contributions with our common stock (Match Shares). The number of Match Shares was based on the average closing price of our common stock during a 200-trading-day period preceding the date on which the matching contributions were credited. All matching amounts vest in full upon an eligible employee’s death, disability, attainment of age 65 while employed with the Company, involuntary termination of employment without “Cause” or voluntary termination of employment for “Good Reason” (in both cases within 24 months after a change in control of the Company), or completion of two continuous years of service with the Company commencing with the employee’s date of hire. Cash dividends on shares of our common stock were credited to an eligible employee’s account in the form of cash, which is subject to the same terms and vesting and payment dates as the Match Shares to which they relate. The amounts reported as Company contributions in the last fiscal year in the table below reflect the cash value of the Match Shares granted in fiscal 2014 for the 2013 calendar year and dividend payments on the Match Shares that we made during fiscal 2014.
The amounts reported as aggregate earnings in the last fiscal year in the table below are the sum of the QNQDC Plan aggregate earnings plus the Match Shares aggregate earnings. The Match Shares aggregate earnings in the last fiscal year reflect the difference in the fair market values of all vested and unvested Match Shares at the end of fiscal 2014 less their fair market values at the end of fiscal 2013 and the Company’s contributions during fiscal 2014.
Fiscal 2014 Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
Steven M. Mollenkopf	132,500	66,267	110,893	—	1,669,822
Paul E. Jacobs	711,998	375,355	4,172,213	—	28,728,232
George S. Davis	811,356	91,841	72,074	—	1,171,636
Derek K. Aberle	363,547	143,122	449,100	—	4,764,220
Cristiano R. Amon	55,540	—	7,701	—	133,089
Venkata S. M. Renduchintala	78,400	—	821	—	79,221

(1)
All amounts disclosed in this column are also reported in the Fiscal 2014 Summary Compensation Table with some of the amounts included in the “Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the current fiscal year.

(2)	All amounts disclosed in this column are also reported in the Fiscal 2014 Summary Compensation Table under “All Other Compensation.”

(3)	The amounts in this column are not included in the Fiscal 2014 Summary Compensation Table.

(4)
This column includes all amounts in the QNQDC Plan for the NEOs. The following amounts were reported as compensation to the NEOs in our summary compensation tables for previous years (since fiscal 2002): Mr. Mollenkopf - $907,621; Dr. Jacobs - $11,933,965; Mr. Davis - $210,001; and Mr. Aberle - $1,273,560.

POTENTIAL POST-EMPLOYMENT PAYMENTS

As noted in the CD&A, the Company employs almost all U.S.-based employees, including all of our NEOs, “at will,” without employment contracts or severance agreements. We do not have a pre-defined severance plan covering the involuntary termination of employees, including our NEOs. We do not accelerate unvested stock options, RSUs or PSUs in the event of an involuntary “for cause” termination. Such terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material Company policy. Our practice in an involuntary termination situation may include the following non-equity benefits:

•	Salary continuation dependent on the business reason for the termination;

•	Lump-sum payment based on job level and years of service with Qualcomm;

•	Paid health care coverage and COBRA payments for a limited time; and

•	Outplacement services.
Figure 20 summarizes the general terms of our equity award plans and agreements and nonqualified deferred compensation plan regarding how unvested options, PSUs, RSUs and Match Shares would be treated in the event of death, long-term disability, a change in control, certain involuntary terminations and normal retirement age. Any variations from the below are set forth in the CD&A.
Figure 20: Treatment of Unvested Equity Awards in Certain Termination Situations

Termination Situation	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs	Treatment of Unvested Match Shares in the QNQDC Plan (1)
Death	All unvested stock options and RSUs would become fully vested. Stock options would remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the applicable award agreement.	All unvested Match Shares would become fully vested.
Long-Term Disability (LTD)	Stock options would continue to vest per its original vesting schedule. Stock options would remain exercisable until the expiration date of the grant. All unvested RSUs would become fully vested.	All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the applicable award agreement.	All unvested Match Shares would become fully vested.

Termination Situation	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs	Treatment of Unvested Match Shares in the QNQDC Plan (1)
Involuntary termination without cause
Stock options: 10% of the total amount granted is automatically accelerated, and up to an additional 10% may be accelerated using a pre-established formula as described in the applicable award agreement, subject to execution of a general release of claims. The accelerated vested stock options could then be exercised up to six months after termination, but in no event later than the expiration date of such options.

RSUs: All unvested RSUs are forfeited.

		All unvested PSUs are forfeited.	All vested Match Shares would be distributed to the QNQDC Plan participant. There would be no accelerated vesting of unvested Match Shares.
Involuntary termination after a change in control - without cause or voluntary resignation for good reason
“Double-trigger” treatment of unvested awards: If, within 24 months after a change in control, the recipient’s employment is involuntarily terminated for any reason other than for cause or if the recipient voluntarily resigns for “good reason” (as defined in the award agreements), then vesting of stock options and RSUs is accelerated in full.

		Accelerate the vesting of PSUs that remain outstanding after a change in control. The number of shares of stock that may be issued will be prorated using a pre-defined formula.	All Match Shares would become fully vested.
Voluntary termination
Stock options: All vested stock options may be exercised for the number of days set forth in the terms of the applicable award agreement(s), but in no event later than the expiration date of such stock options. All unvested stock options are forfeited.

Note: Retirement provision applies to stock options if retirement eligible at termination.

RSUs: All unvested RSUs are forfeited.

		All unvested PSUs are forfeited. Note: Retirement provision applies if retirement eligible at termination.	All vested Match Shares would be distributed to the QNQDC Plan participant. There would be no accelerated vesting of unvested Match Shares.

Termination Situation	Treatment of Unvested Stock Options and RSUs	Treatment of Unvested PSUs	Treatment of Unvested Match Shares in the QNQDC Plan (1)
Retirement (2)
Stock Options: All vested stock options may be exercised at any time prior to the expiration of 12 months, but in no event later than the expiration date of such options. All unvested stock options are forfeited.

RSUs: All unvested RSUs are forfeited.

		All unvested PSUs would become fully vested, but the number of shares issued would be prorated based on a pre-established formula described in the applicable award agreement.	All vested Match Shares would be distributed to the QNQDC Plan participant. There would be no accelerated vesting of unvested Match Shares.

(1)	Match Shares are fully vested upon the completion of two years of continuous service with the Company.

(2)	Retirement (for stock options, RSU and PSUs) is the date on which a participant has attained the age of 60 years and has completed 10 years of continuous service with the Company.
The information in the “Potential Payments Upon Termination or Change in Control” table below describes the compensation that would be payable under various scenarios if the NEO’s employment had terminated on the last day of fiscal 2014.

Potential Payments Upon Termination or Change In Control (1)

			Equity Awards
Name	Termination Scenario	Accrued Vacation ($) (2)	Stock Options ($) (3)(4)(5)(6)	Performance Stock Units/Restricted Stock Units ($) (5)(7)	Total ($)
Steven M. Mollenkopf	Death	185,177	—	75,074,688	75,259,865
	Long Term Disability	—	—	75,074,688	75,074,688
	Change In Control	—	—	74,485,678	74,485,678
	Involuntary Termination	185,177	—	—	185,177
	Voluntary Termination	185,177	—	—	185,177
	Retirement	185,177	—	—	185,177
Paul E. Jacobs	Death	—	—	67,621,261	67,621,261
	Long Term Disability	—	—	67,621,261	67,621,261
	Change In Control	—	—	67,132,094	67,132,094
	Involuntary Termination	—	—	—	—
	Voluntary Termination	—	—	—	—
	Retirement	—	—	—	—
George S. Davis	Death	44,828	—	16,627,467	16,672,295
	Long Term Disability	—	—	16,627,467	16,627,467
	Change In Control	—	—	16,538,570	16,538,570
	Involuntary Termination	44,828	—	—	44,828
	Voluntary Termination	44,828	—	—	44,828
	Retirement	44,828	—	—	44,828
Derek K. Aberle	Death	150,000	—	41,198,674	41,348,674
	Long Term Disability	—	—	41,198,674	41,198,674
	Change In Control	—	—	41,189,958	41,189,958
	Involuntary Termination	150,000	—	—	150,000
	Voluntary Termination	150,000	—	—	150,000
	Retirement	150,000	—	—	150,000
Cristiano R. Amon	Death	91,348	2,552,040	13,124,398	15,767,786
	Long Term Disability	—	2,552,040	13,124,398	15,676,438
	Change In Control	—	2,552,040	12,692,424	15,244,464
	Involuntary Termination	91,348	255,204	—	346,552
	Voluntary Termination	91,348	—	—	91,348
	Retirement	91,348	—	—	91,348
Venkata S. M. Renduchintala	Death	111,153	2,552,040	16,069,180	18,732,373
	Long Term Disability	—	2,552,040	16,069,180	18,621,220
	Change In Control	—	2,552,040	15,980,361	18,532,401
	Involuntary Termination	111,153	255,204	—	366,357
	Voluntary Termination	111,153	—	—	111,153
	Retirement	111,153	—	—	111,153

(1)
Match Shares are fully vested upon the completion of two years of continuous service with the Company. All of the NEOs, except Mr. Davis, fulfilled the continuous service requirement as of September 28, 2014, and all of the Match Shares credited to their accounts are vested. The potential payments upon termination or change in control related to the QNQDC Plan are equal to the Aggregate Balance column in the “Fiscal 2014 Nonqualified Deferred Compensation” table, and as a result, we did not include these amounts in this table.

(2)	All U.S.-based employees, including the NEOs, are entitled to payouts of accrued vacation upon termination, including death. These amounts are as of September 28, 2014.

(3)
Amounts related to the death, LTD and change-in-control termination scenarios are based on the intrinsic value of unvested options that would have become exercisable on September 28, 2014 based on the fair market value of the stock on such date.

(4)	Amounts related to the involuntary termination scenario that is not for cause are based on the intrinsic value of 10% of unvested options assuming acceleration on September 28, 2014.

(5)	For the change-in-control termination scenario, we have assumed 100% acceleration of unvested shares. The valuation of unvested shares is presented as of September 28, 2014.

(6)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(7)	None of the NEOs were retirement eligible under the applicable plan and award agreements at September 28, 2014.

DIRECTOR COMPENSATION
The Compensation Committee reviews our non-employee director compensation practices annually, including an analysis of reported non-employee director compensation practices at the same peer companies used for the Compensation Committee’s evaluation of NEO compensation. The analysis, prepared by FWC, includes prevalent practices for retainers, fees, equity-based compensation and stock ownership guidelines. The analysis conducted for fiscal 2014 affirmed that our structural provisions continue to be aligned with best practices as follows:

•	No fees are provided for Board meeting attendance.

•
Where applicable, directors receive an annual award of deferred stock units (DSUs) that are defined under a fixed-value formula, have vesting terms of approximately one year, include a mandatory three-year holding period from the grant date, and settle three years from the date of grant. Directors based in certain non-U.S. locations in which DSUs are not available under local tax code receive RSUs that are also defined under a fixed-value formula and have vesting terms of approximately one year but do not have the three-year holding period.

•
Directors are subject to meaningful stock ownership guidelines. As discussed under “Stock Ownership Guidelines,” non-employee directors are required to hold a number of shares of our common stock with a value equal to five times the annual retainer for Board service paid to U.S. residents. Non-employee directors are required to achieve this ownership level within five years of joining the Board. All of our non-employee directors who have served on the Board for five years have met this guideline. Dr. Hockfield and Messrs. Manwani, Randt and Rubinstein have not served on the Board for five years and thus are not yet required to meet this guideline. In addition to the preceding ownership guidelines, all directors are expected to own shares of our common stock within one year of joining the Board. All of our non-employee directors who have served on the Board for one year have met this guideline. Mr. Manwani has not served on the Board for one year and thus is not yet required to meet this guideline.

The following narratives, tables and footnotes describe the total compensation and benefits awarded to, earned by or paid to our non-employee directors during fiscal 2014.
SUMMARY

Annual retainer. Directors who are U.S. residents receive an annual retainer of $100,000 paid in equal one-fourth installments at the end of each calendar quarter. Directors who are non-U.S. residents receive an annual retainer of $120,000 in consideration of the increased travel time, also paid in equal one-fourth installments at the end of each calendar quarter. If available under the applicable tax code, directors may elect to receive all, or a portion, of the annual retainer in cash and/or in DSUs granted under the 2006 LTIP. The number of DSUs received is based on the fair market value of our common stock (as defined by the 2006 LTIP) on the last trading day of the last month of the calendar quarter. The DSUs vest immediately but are subject to a three-year holding period and generally settle three years from the grant date, unless the director elects to defer further.
Board committee Chair retainer. The Chairs of the Audit and Compensation Committees receive annual retainers of $25,000. Chairs of the Governance and Finance Committees receive annual retainers of $15,000.
Presiding director retainer. The presiding director receives an annual retainer of $25,000.
Meeting fees. Directors receive $1,500 for each committee meeting attended (in person or telephonic attendance). Directors do not receive a fee for attending Board meetings. Directors Emeriti receive $2,000 for each Board meeting attended in person ($1,000 for telephonic attendance).
Equity compensation. The Compensation Committee grants annual DSUs to directors who reside in jurisdictions where DSUs are permitted. The Compensation Committee grants annual RSU awards to directors who reside in jurisdictions where DSUs are not permitted. The grant date is the date of the annual meeting of stockholders, and the number of DSUs and RSUs awarded is determined by dividing $200,000 by the closing price of our common stock on the grant date. Directors who join the Board between annual meetings of stockholders receive DSUs or RSUs with a value on the grant date reduced (from the $200,000 that would have been awarded for a full year of service) on a pro rata basis to reflect the partial year of service until the next annual meeting of stockholders. The DSUs vest at the subsequent annual meeting (generally a one-year cliff vesting) and are settled in shares of our common stock three years following the grant date (or later if voluntarily elected by the director). The RSUs vest in April of the calendar year following the grant date so as to defer the taxable event to the following tax year. A director may elect to receive a partial cash payment to pay estimated taxes upon vest. The DSUs and RSUs include dividend equivalent rights. The dividend equivalent rights accrue in the form of additional shares of our common stock with vesting and distribution at the same time as the underlying DSUs and RSUs.
Nonqualified deferred compensation earnings. Directors may defer any cash portion of their retainer and meeting fees under the QNQDC Plan. Directors who contribute to the QNQDC Plan are not eligible to receive the Company cash match or any interest that is above the market rate. The amounts reported in the table below are the investment earnings on the deferred cash portion.
Charitable gifts matching program. We will match 100%, up to $50,000 annually, of a director’s or Director Emeritus’s contribution to qualified, eligible IRS recognized non-profit organizations.
Perquisites and other personal benefits. Perquisites and other personal benefits for a director are excluded if the total value of all of his or her perquisites and personal benefits is less than $10,000. If the total value of all perquisites and personal benefits is $10,000 or more, then each perquisite or personal benefit, regardless of its amount, is identified by type. Each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for that director is identified by type and quantified. We offer a new cellular phone to each director each year as a personal benefit, and these amounts are included as perquisites if required to be disclosed as provided above.
Fiscal 2014 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Barbara T. Alexander	118,000	200,017	—	50,000	368,017
Donald G. Cruickshank	139,500	200,017	—	50,000	389,517
Raymond V. Dittamore	138,500	200,017	—	10,000	348,517
Susan Hockfield	107,500	200,017	—	16,550	324,067
Thomas W. Horton	113,500	200,017	—	50,000	363,517
Sherry Lansing	149,000	200,017	—	50,000	399,017
Harish Manwani (5)	49,121	150,002	—	—	199,123
Duane A. Nelles	127,000	200,017	—	50,000	377,017
Clark T. Randt, Jr.	101,641	266,737	—	—	368,378
Francisco Ros	130,500	200,017	—	10,000	340,517
Jonathan J. Rubinstein	106,000	200,017	—	50,000	356,017
Brent Scowcroft	109,000	200,017	—	50,000	359,017
Marc I. Stern	135,500	200,017	85,707	50,000	471,224
(1) We did not award any stock options or provide any non-equity incentive plan compensation to any directors in fiscal 2014. Therefore, we did not include the “Option Awards” or “Non-Equity Incentive Plan Compensation” columns in this table.

(2)
These amounts include cash retainers and meeting fees. For Ms. Alexander, these amounts also include the value of DSUs issued in lieu of payment of cash retainer fees. DSUs awarded to Ms. Alexander are fully vested and will be settled in three years.

(3)	These amounts represent the fair value of the awards as determined based on the fair market value of our common stock on the date of grant.

(4)
These amounts represent the Company’s match of directors’ contributions to qualified, eligible IRS recognized non-profit organizations. Perquisites and personal benefits have been excluded as the total value for each director was less than $10,000.

(5)	Mr. Manwani joined the Board on May 4, 2014.
The following table shows the number of outstanding stock options and the aggregate number of outstanding RSU and DSU awards held by each of our non-employee directors as of September 28, 2014.

Name	Number of Outstanding Options (#) (1)	Number of Outstanding RSUs/DSUs (#) (2)
Barbara T. Alexander	22,000	11,558
Donald G. Cruickshank	70,000	2,669
Raymond V. Dittamore	78,000	19,837
Susan Hockfield	—	7,916
Thomas W. Horton	2,500	9,121
Sherry Lansing	26,755	9,121
Harish Manwani	—	1,920
Duane A. Nelles	—	9,121
Clark T. Randt, Jr.	—	2,669
Francisco Ros	—	9,121
Jonathan J. Rubinstein	—	5,091
Brent Scowcroft	78,000	9,121
Marc I. Stern	78,000	18,039

(1)	All outstanding stock options referenced in this column are fully vested.

(2)
The information in this column includes dividend equivalent rights and amounts deferred under the director compensation program. See the narrative above under “Director Compensation” for detailed information on RSUs and DSUs granted to our non-employee directors.

AUDIT COMMITTEE REPORT
The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews the Company’s consolidated financial statements, internal control over financial reporting, audit matters and reports from management. In connection with these reviews, the Audit Committee meets with management and the independent public accountants (PricewaterhouseCoopers LLP) at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, management personnel and legal counsel.
As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the nature and type of their services; approving their audit and non-audit services; reviewing the plan for and results of the annual integrated audit and quarterly reviews of the Company’s consolidated financial statements; and confirming their independence. The Audit Committee has evaluated PricewaterhouseCoopers LLP’s qualifications, performance and independence, including that of the lead audit partner. The Audit Committee and senior financial management determine the selection of the lead audit partner, working with PricewaterhouseCoopers LLP. As part of the engagement process, the Audit Committee considers whether to rotate the independent public accountants. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the Annual Meeting.
In addition, the Audit Committee reviews key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal control over financial reporting. Together with senior members of the Company’s management team, the Audit Committee reviews the plans of the internal auditors, the results of internal audit examinations and evaluations by management and the Company’s independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. As part of this process, the Audit Committee monitors the scope and adequacy of the Company’s internal auditing program, including reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly unaudited and annual audited consolidated financial statements with management, the internal auditors and the independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the annual consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” including a discussion with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates, judgments and the transparency of disclosures in the Company’s consolidated financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letter from PricewaterhouseCoopers LLP to the Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.
Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal year 2014 for filing with the SEC.

AUDIT COMMITTEE

Raymond V. Dittamore, Chair
Donald G. Cruickshank
Thomas W. Horton

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly submitted before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
A copy of our Annual Report on Form 10-K for fiscal 2014 as filed with the Securities and Exchange Commission, excluding exhibits, may be obtained by stockholders without charge by request to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or by calling 858-658-4813 (or toll-free at 866-658-4813) and may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.
By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary
January 22, 2015

APPENDIX 1:  FINANCIAL INFORMATION
The following is certain financial information that was originally filed with the Securities and Exchange Commission (SEC) on November 5, 2014 as part of our Annual Report on Form 10-K for the fiscal year ended September 28, 2014. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information. The words “Qualcomm,” “we,” “our,” “ours” and “us” used in this financial information refer only to QUALCOMM Incorporated and its subsidiaries and not any other person or entity.
This financial information contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements.
Although the forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from those referred to herein due to a number of important factors, including but not limited to risks associated with commercial network deployments, expansions and upgrades of CDMA, OFDMA and other communications technologies, our customers’ and licensees’ sales of products and services based on these technologies and our ability to drive our customers’ demand for our products and services; competition in an environment of rapid technological change; our dependence on a small number of customers and licensees; the continued and future success of our licensing programs; attacks on our licensing business model, including current and future legal proceedings or actions of governmental or quasi-governmental bodies or standards or industry or organizations; the enforcement and protection of our intellectual property rights; government regulations and policies, or adverse rulings in enforcement or other proceedings; the commercial success of our new technologies, products and services; claims by third parties that we infringe their intellectual property; acquisitions, strategic transactions and investments; our dependence on a limited number of third-party suppliers; our stock price and earnings volatility; our ability to attract and retain qualified employees; global economic conditions that impact the mobile communications industry; foreign currency fluctuations; failures in our products or services or in the products or services of our customers or licensees, including those resulting from security vulnerabilities, defects or errors; and the possibility that the CSR acquisition may not be timely completed, if at all; as well as other risks detailed from time-to-time in our SEC reports, including our Annual Report on Form 10-K for the fiscal year ended September 28, 2014.
We incorporated in 1985 under the laws of the state of California. In 1991, we reincorporated in the state of Delaware. We operate and report using a 52-53 week fiscal year ending on the last Sunday in September. Our 52-week fiscal years consist of four equal fiscal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. Both of the fiscal years ended September 28, 2014 and September 29, 2013 included 52 weeks. The fiscal year ended September 30, 2012 included 53 weeks.

Market Information and Dividends
Our common stock is traded on the NASDAQ Global Select Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices of our common stock, as reported by NASDAQ, and cash dividends announced per share of common stock for the fiscal periods presented. Quotations of our stock price represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)	Dividends ($)
2013
First quarter	64.72	57.29	0.25
Second quarter	68.50	60.22	0.25
Third quarter	67.66	59.46	0.35
Fourth quarter	70.37	59.02	0.35
2014
First quarter	74.19	65.47	0.35
Second quarter	79.72	70.98	0.35
Third quarter	81.66	76.77	0.42
Fourth quarter	81.97	71.82	0.42
At November 3, 2014, there were 7,938 holders of record of our common stock. On November 3, 2014, the last sale price reported on the NASDAQ Global Select Market for our common stock was $78.24 per share. On October 16, 2014, we announced a cash dividend of $0.42 per share of common stock, payable on December 18, 2014 to stockholders of record as of December 1, 2014. We intend to continue to pay quarterly dividends subject to capital availability and our view that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels and investments and acquisitions, legal risks, stock repurchase programs, debt issuance, changes in federal and state income tax law and changes to our business model.
Share-Based Compensation
We primarily issue restricted stock units under our equity compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.
Our 2006 Long-Term Incentive Plan (2006 Plan) provides for the grant of both incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance units and shares and other stock-based awards. Restricted stock units generally vest over periods of three years from the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to 10 years from the grant date. The Board of Directors may terminate the 2006 Plan at any time.
Additional information regarding our share-based compensation plans and plan activity for fiscal 2014, 2013 and 2012 is provided in the notes to our consolidated financial statements in our Annual Report on Form 10-K in “Notes to Consolidated Financial Statements, Note 6. Employee Benefit Plans” and in our 2015 Proxy Statement under the heading “Equity Compensation Plan Information.”

Issuer Purchases of Equity Securities
Issuer purchases of equity securities during the fourth quarter of fiscal 2014 were:

	Total Number of Shares Purchased	Average Price Paid Per Share (1)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (2)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (2)
	(In thousands)		(In thousands)	(In millions)
June 30, 2014, to July 27, 2014	4,052	$79.71	4,052	$6,127
July 28, 2014 to August 24, 2014	5,954	74.53	5,954	5,684
August 25, 2014 to September 28, 2014	5,638	75.93	5,638	5,255
Total	15,644	$76.38	15,644	$5,255

(1)	Average Price Paid Per Share excludes cash paid for commissions.

(2)
On March 4, 2014, we announced a new repurchase program authorizing us to repurchase up to $7.8 billion of our common stock. This stock repurchase program replaced the previous $5 billion stock repurchase program announced on September 11, 2013. At September 28, 2014, $5.3 billion remained available for repurchase. The stock repurchase program has no expiration date. Since September 28, 2014, we repurchased and retired 8,595,000 shares of common stock for $638 million.

Selected Financial Data
The following data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended (1)
	September 28, 2014	September 29, 2013	September 30, 2012	September 25, 2011	September 26, 2010
	(In millions, except per share data)
Statement of Operations Data:
Revenues	$26,487	$24,866	$19,121	$14,957	$10,982
Operating income	7,550	7,230	5,682	5,026	3,727
Income from continuing operations	7,534	6,845	5,283	4,555	3,520
Discontinued operations, net of income taxes	430	—	776	(313)	(273)
Net income attributable to Qualcomm	7,967	6,853	6,109	4,260	3,247

Per Share Data:
Basic earnings (loss) per share attributable to Qualcomm:
Continuing operations	$4.48	$3.99	$3.14	$2.76	$2.15
Discontinued operations	0.25	—	0.45	(0.19)	(0.17)
Net income	4.73	3.99	3.59	2.57	1.98
Diluted earnings (loss) per share attributable to Qualcomm:
Continuing operations	4.40	3.91	3.06	2.70	2.12
Discontinued operations	0.25	—	0.45	(0.18)	(0.16)
Net income	4.65	3.91	3.51	2.52	1.96
Dividends per share announced	1.54	1.20	0.93	0.81	0.72

Balance Sheet Data:
Cash, cash equivalents and marketable securities	$32,022	$29,406	$26,837	$20,913	$18,402
Total assets	48,574	45,516	43,012	36,422	30,572
Loans and debentures (2)	—	—	1,064	994	1,086
Long-term liabilities (3)	428	550	426	620	761
Total stockholders’ equity	39,166	36,087	33,545	26,972	20,858

(1)
Our fiscal year ends on the last Sunday in September. The fiscal years ended September 28, 2014, September 29, 2013, September 25, 2011 and September 26, 2010 each included 52 weeks. The fiscal year ended September 30, 2012 included 53 weeks.

(2)	Loans and debentures were included in liabilities held for sale in the consolidated balance sheet as of September 30, 2012.

(3)	Long-term liabilities in this balance sheet data exclude unearned revenues.

Business Overview
We continue to lead the development and commercialization of a digital communication technology called CDMA (Code Division Multiple Access), and we own significant intellectual property applicable to products that implement any version of CDMA, including patents, patent applications and trade secrets. The mobile communications industry generally recognizes that a company seeking to develop, manufacture and/or sell products that use CDMA technology will require a patent license from us. CDMA is one of the main technologies currently used in digital wireless communications networks (also known as wireless networks). Based on wireless connections, CDMA and TDMA (Time Division Multiple Access), of which GSM (Global System for Mobile Communications) is the primary commercial form, are the primary digital technologies currently used to transmit a wireless device user’s voice or data over radio waves using a public cellular wireless network.
We also continue our significant role in the development and commercialization of OFDMA (Orthogonal Frequency Division Multiple Access) technology for which we own substantial intellectual property. Sales of multimode CDMA and LTE (which stands for Long Term Evolution and is an OFDMA-based standard for cellular wireless communication applications) wireless devices have grown significantly during the past several years.
We also develop and commercialize several other key technologies used in handsets and tablets that contribute to end-user demand, and we own substantial intellectual property related to these technologies. Some of these were contributed to and are being commercialized as industry standards, such as certain audio and video codecs, the advanced WLAN (wireless local area networks, or Wi-Fi) 802.11 functionality and volatile and non-volatile memory controllers. Other technologies widely used by wireless devices that we have developed are not related to any industry standards, such as operating systems, user interfaces, graphics and camera processing functionality, integrated circuit packaging techniques, sensors and sensor fusion algorithms and application processor architectures.
In addition to licensing portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, we design, manufacture, have manufactured on our behalf and market products and services based on CDMA, OFDMA and other digital communications technologies. Our products principally consist of integrated circuits (also known as chips or chipsets) and system software used in mobile devices and in wireless networks. We also sell other products and services, which include: integrated circuits for use in wired devices, particularly broadband gateway equipment, desktop computers and streaming media players; software products and content enablement services for wireless operators; and products designed for the implementation of small cells.
State of the Mobile Industry
The mobile industry has experienced tremendous growth over the past 20 years, growing from less than 60 million global connections in 1994 (WCIS+, October 2014) to approximately 7 billion global connections in September 2014 (GSMA Intelligence, November 2014). As the largest technology platform in the world, mobile has made peoples’ lives more connected, transforming the way we interact with one another and with the world. The scale and pace of innovation in mobile, especially around connectivity and computing capabilities, is impacting industries beyond wireless.
Extending connectivity. 3G/4G (third generation/fourth generation) multimode mobile broadband technology has been a key driver of the growth of mobile, providing users with fast, reliable, always-on connectivity. As of September 2014, there were approximately 2.8 billion 3G/4G connections globally (CDMA-based, OFDMA-based and CDMA/OFDMA multimode) representing nearly 40% of total mobile connections, and by 2018, 3G/4G connections are projected to surpass 5 billion globally, with approximately three-quarters of this growth occurring in emerging regions (GSMA Intelligence, November 2014).
3G/4G multimode mobile broadband has also emerged as an important platform for extending the reach and potential of the Internet. In 2010, the number of broadband connections using mobile technology surpassed those using fixed technologies, making mobile networks the primary method of access to the Internet for many people around the world. The impact is further amplified in emerging regions, where 3G/4G connections are approximately four times the number of fixed Internet connections (GSMA Intelligence, November 2014 and WBIS, October 2014). Mobile broadband may be the first, and in many cases only, way that people in these regions access the Internet. 3G/4G LTE multimode services are being rolled out in China, which we expect will encourage competition and growth, bring the benefits of 3G/4G LTE multimode to consumers, encourage consumers to replace 2G, or second generation, (GSM) and 3G devices and enable new opportunities for the industry.

Growth in smartphones. Smartphone adoption is growing worldwide, fueled by ultra-fast 3G/4G LTE multimode connectivity, powerful application processors (now delivering speeds over 2 GHz) and advanced multimedia and location aware capabilities. In 2013, nearly 1 billion smartphones shipped globally, representing a year-over-year increase of more than 40%, and shipments of smartphones between 2014 and 2018 are projected to reach over 8 billion (Gartner, September 2014). Much of this growth is happening in emerging regions, where smartphones represented 46% of total handset shipments in 2013 and are expected to reach approximately 89% in 2018 (Gartner, September 2014). Declining costs and the rapid expansion of entry-level smartphones have been and are expected to continue to be key to this growth.
Consumer demand for new types of experiences, combined with the need by mobile operators and device manufacturers to provide differentiated features and services, is driving continued innovation within the smartphone. This innovation is happening across multiple technology dimensions, including connectivity, application processors, camera, audio, video, location, radio frequencies and sensors. As a result, the smartphone has supplanted in many ways the personal computer as the go-to device for email, web browsing, music, gaming, social networking and more. It is also replacing many traditional consumer electronics items due to its advanced capabilities, including digital cameras, video cameras, Global Positioning System (GPS) units and music players.
Meeting data demand. As more smartphones and other connected devices come online, data usage is growing rapidly, putting a tremendous strain on the capacity of mobile networks. To meet the challenge resulting from increased demand for data, mobile operators are looking at a variety of methods to improve the performance and capacity of their networks, including acquiring additional spectrum, using more efficient air-interface technologies (derived from the continued evolution of 3G/4G and Wi-Fi technologies) and leveraging both licensed and unlicensed spectrum. An additional approach is network densification, in which very small, lower-power base stations, known as small cells, are deployed close to the end user to complement the larger “macro” network.
Addressing new opportunities. The mobile industry is leveraging the same technology innovations found in smartphones to extend advanced connectivity and computing capabilities into a broad array of end-devices and access points, which make up the “edge” of the Internet. With billions of connected devices projected to be added over the coming years, enhancing the capabilities of the network will be vital to improving its scalability and performance as it enters this new phase of growth. These enhancements are helping to transform industry segments, including the connected home, tablets, automotive, health care and wearables, as companies leverage mobile connectivity and computing technology to create intelligently connected products and services and reach new customers.
The proliferation of intelligently connected “things” (e.g., consumer electronics, appliances and cars) is enabling new types of user experiences, as smartphones are able to interact with and control more of the things around us. Through the addition of embedded sensors, connected things are able to collect and send data on their environment, providing users with contextually relevant information and further increasing their utility and value. We refer to this as the Internet of Everything.
Wireless Technologies
The growth in the use of wireless devices worldwide, such as smartphones and tablets, and demand for data services and applications requires continuous innovation to further improve the user experience, enable new services and increase network capacity, make use of different frequency bands and enable dense network deployments. To meet these requirements, different wireless communications technologies continue to evolve. For over two decades, we have invested and continue to invest heavily in research and development of many of these cellular wireless communication technologies, including CDMA and OFDMA. As a result, we have developed and acquired (and continue to develop and acquire) significant related intellectual property. This intellectual property has been incorporated into the most widely accepted and deployed wireless communications technology standards, and we have licensed it to wireless device and infrastructure manufacturers (more than 260 licensees, including all leading manufacturers). Most of the cellular wireless technologies can be grouped into three categories.
TDMA-based. TDMA-based technologies are characterized by their access method allowing several users to share the same frequency channel by dividing the signal into different time slots. Most of these systems are classified as 2G technology.
The main examples of TDMA-based technologies are GSM (deployed worldwide), IS-136 (deployed in the Americas) and Personal Digital Cellular (PDC) (deployed in Japan). Compared to the earlier generations of analog technologies, these digital communications technologies provided for significantly enhanced efficiency within a fixed spectrum, resulting in increased voice capacity. These technologies also enable enhanced services, such as SMS (short message service) texting service, as well as low-speed data services. GSM has evolved to support mobile packet data transmission, such as GPRS (General Packet Radio Service) and EDGE (Enhanced Data Rates for Global Evolution).
According to GSMA Intelligence estimates as of November 3, 2014, there were approximately 4.2 billion GSM connections worldwide, representing approximately 60% of total cellular connections. The transition of wireless devices from 2G to 3G/4G continued around the world with 3G/4G connections up 24% year-over-year.
CDMA-based. CDMA-based technologies are characterized by their access method allowing several users to share the same frequency and time by allocating different orthogonal codes to individual users. Most of the CDMA-based technologies are classified as 3G technology. We lead the development of CDMA-based technologies.
There are a number of variants of CDMA-based technologies deployed around the world, in particular CDMA2000, EV-DO (Evolution Data Optimized), WCDMA (Wideband CDMA) and TD-SCDMA (Time Division-Synchronous CDMA) (deployed exclusively in China). CDMA-based technologies provide vastly improved capacity for voice and low-rate data services as compared to analog technologies and significant improvements over TDMA-based technologies, such as GSM. The following are the CDMA-based technologies and their standards revisions:

•	CDMA2000 revisions A through E

•	1xEV-DO revisions A through C

•	WCDMA/HSPA releases 4 through 12

•	TD-SCDMA releases 4 through 12
To date, these technologies have seen many revisions, and they continue to evolve, progressively offering higher capacity and data rates, improved user experiences and new applications and services. As these technologies continue to evolve, new features are being defined in their relevant standardization bodies, the 3rd Generation Partnership Project 2 (3GPP2) for CDMA2000 and 1xEV-DO and the 3rd Generation Partnership Project (3GPP) for WCDMA and TD-SCDMA.
For simplicity, the releases of these technologies are often combined and given “marketing” or “trade” names that also indicate their benefits. One example is the 3GPP releases: Releases 5 and 6 together are called HSPA (High Speed Packet Access). The releases from 7 to 10 are called HSPA+, indicating that they provide performance improvements over HSPA. We refer to releases 11 and beyond as HSPA+ Advanced, again indicating improvements beyond the ones that HSPA+ offers.
The naming convention also applies to the successive releases of CDMA2000, which are grouped and referred to as CDMA2000 1X, 1X Advanced, as well as to 1xEV-DO successive releases, which are referred to as EV-DO Revision A, Revision B and DO Advanced.
CDMA technologies ushered in a significant increase in broadband data services that continue to grow rapidly. According to GSMA Intelligence estimates as of November 3, 2014, there were approximately 2.4 billion CDMA-based connections worldwide, representing approximately 35% of total cellular connections. As of the fourth quarter of calendar 2014, the first phases of 1X Advanced and DO Advanced, as well as up to the eighth release of HSPA+, were commercially launched.
OFDMA-based. OFDMA-based technologies are characterized by their access method allowing several users to share the same frequency band and time by allocating different subcarriers to individual users. Most of the OFDMA-based technologies are classified as 4G technology. We continue to play a significant role in the development of LTE and LTE Advanced, which are the predominant 4G technologies.
The primary OFDMA-based technology is LTE, which is incorporated in 3GPP specifications starting from release 8. LTE has two modes, FDD (frequency division duplex) and TDD (time division duplex), to support paired and unpaired spectrum, respectively, and is being developed by 3GPP. The principal benefit of LTE is its ability to leverage wide swaths of spectrum (bandwidths of 10 MHz or more). LTE is designed to seamlessly interwork with 3G through 3G/4G multimode devices. Currently, most LTE devices rely on 3G for voice services across the network, as well as for ubiquitous data services outside the LTE coverage area, and on 4G for data services inside the coverage area. To date, LTE’s voice solution, VoLTE (voice over LTE), has been commercially deployed in only a small number of networks.

LTE’s releases are often combined and given “marketing” or “trade” names that also indicate their benefits. The name LTE covers releases 8 and 9. Releases 10 and beyond are referred to as LTE Advanced. According to GSMA Intelligence estimates as of November 3, 2014, there were approximately 360 million global 3G/4G multimode connections worldwide, representing approximately 5% of total cellular connections. Carrier aggregation, one of the significant improvements of LTE Advanced, was commercially launched in June 2013. Along with carrier aggregation, LTE Advanced brings many more enhancements, including advanced antenna techniques and optimization for small cells. LTE Advanced continues to evolve; release 12 is expected to be finalized toward the end of calendar 2014, and the work on release 13 has already started. Apart from improving the performance of existing networks, these releases also bring new enhancements, such as LTE Direct for proximity-based device-to-device discovery, the ability to use LTE Advanced in unlicensed spectrum, improved LTE broadcast through carrier aggregation with LTE Advanced in licensed spectrum and optimizations of machine-type communications. (LTE in unlicensed spectrum can be commercialized in countries such as the United States, China and South Korea with the existing release 10 standard; however, it will need new standards in many other countries.) The evolution of LTE will significantly expand the role of LTE Advanced in the future of communications.
There also have been ongoing efforts to make the interworking between LTE and Wi-Fi more seamless and completely transparent to the users. The seamless interworking will also enable the device to use the best possible link or links depending on conditions of the LTE and Wi-Fi links as the applications run on devices.
Other (Non-cellular) Wireless Technologies. There are other non-cellular wireless technologies that have also been broadly adopted in mobile cellular devices.
Wireless Local Area Networks. Wireless local area networks (WLAN, also known as Wi-Fi) link two or more devices wirelessly and usually provide connectivity through an access point. WLAN systems have been standardized by the Institute of Electrical and Electronics Engineers (IEEE) in the 802.11 family of standards. 802.11ac, which includes advanced features, such as multiple user multiple in/multiple out (MU MIMO) and support for large bandwidths and higher order modulation, primarily targets broadband connectivity for mobile devices, laptops and consumer electronics devices using 5 GHz spectrum. 802.11ad provides multi-gigabit data rates for short range communication, using 60 GHz spectrum. 802.11ah, which is still under development and targets sub-GHz spectrum, is envisioned to be a solution for “connected home” applications that require long battery life. We played a leading role in the development of 802.11ac, 802.11ad and 802.11ah.
Bluetooth. Bluetooth is a wireless personal area network that provides wireless connectivity between devices over short distances ranging from a few centimeters to a few meters. Bluetooth technology provides wireless connectivity to a wide range of fixed or mobile consumer electronics devices. Bluetooth functionalities are standardized by the Bluetooth Special Interest Group in various versions of the specification (from 1.0 to 4.0), which include different functionalities, such as enhanced data rate or low energy (known as Bluetooth Smart).
Location Positioning Technologies. Location positioning technologies have evolved rapidly in the industry over the past few years in order to deliver an enhanced location experience. In the past, satellite navigation systems were predominantly used to provide the accurate location of mobile devices. We were a key developer of the Assisted-GPS (A-GPS) positioning technology used in most cellular handsets today. For uses requiring the best accuracy for E911 services and navigational based services, A-GPS provided a leading-edge solution.
The industry has now evolved to support additional inputs for improving the location experience. We now support multiple constellations, including: GPS, GLONASS (Global Navigation Satellite System) and BeiDou; terrestrial-based positioning using WWAN (Wireless Wide Area Network) and Wi-Fi-based inputs; Wi-Fi RSSI (received signal strength indication) and RTT (round-trip time) signals for indoor location; and third-party sensors combined with GNSS (Global Navigation Satellite System) measurements to provide interim support for location-based services in rural areas and indoors, where other signal inputs may not be available.
Other Significant Technologies used in Cellular and Certain Consumer Electronic Devices and Networks
We have played a leading role in developing many of the other technologies used in cellular and certain consumer electronic devices and networks, including:

•	graphics and display processing functionality;

•
video coding based on H.264 standards, which has already been deployed commercially, and its successor, H.265, or high-efficiency video codec, which will be deployed to support ultra-high definition (4K) video content;

•	audio coding, including for multimedia use and for voice/speech use (also known as Vocoding);

•	camera and camcorder functions;

•	system user and interface features;

•	security and content protection systems;

•	volatile (LP-DDR2, 3, 4) and non-volatile (eMMC) memory and related controllers; and

•	power management systems and batteries.
Operating Segments
We design, manufacture, have manufactured on our behalf and market digital communications products and services based on CDMA, OFDMA and other technologies. We derive revenues principally from sales of integrated circuit products and licensing our intellectual property, including patents, software and other rights.
We have three reportable segments. We conduct business primarily through two reportable segments, QCT (Qualcomm CDMA Technologies) and QTL (Qualcomm Technology Licensing), and our QSI (Qualcomm Strategic Initiatives) reportable segment makes strategic investments. Our reportable segments are operated by QUALCOMM Incorporated and its direct and indirect subsidiaries. Following our corporate reorganization at the beginning of fiscal 2013, substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by Qualcomm Technologies, Inc. (QTI), a wholly-owned subsidiary of QUALCOMM Incorporated, and QTI’s subsidiaries. QTL continues to be operated by QUALCOMM Incorporated, which continues to own the vast majority of our patent portfolio. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.
QCT is a leading developer and supplier of integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products. QCT’s integrated circuit products and system software are sold to or licensed to manufacturers that use our products in wireless devices, particularly mobile phones, tablets, laptops, data modules, handheld wireless computers and gaming devices, access points and routers, data cards and infrastructure equipment, and in wired devices, particularly broadband gateway equipment, desktop computers and streaming media players. Our MSM integrated circuits, which include the Mobile Data Modem, Qualcomm Single Chip and Qualcomm Snapdragon processors, perform the core baseband modem functionality in wireless devices providing voice and data communications, as well as multimedia applications and global positioning functions. In addition, our Snapdragon processors provide advanced application and graphics processing capabilities. QCT’s system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling manufacturers to develop devices utilizing the functionality within the integrated circuits. QCT revenues comprised 70%, 67% and 63% of total consolidated revenues in fiscal 2014, 2013 and 2012, respectively.
QCT utilizes a fabless production business model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Integrated circuits are die cut from silicon wafers that have completed the package assembly and test manufacturing processes. We rely on independent third-party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits based primarily on our proprietary designs and test programs. Our suppliers are also responsible for the procurement of most of the raw materials used in the production of our integrated circuits. We employ both turnkey and two-stage manufacturing models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing model, we purchase die or wafers from semiconductor manufacturing foundries and contract with separate third-party suppliers for manufacturing services, such as wafer bump, probe, assembly and final test.

QTL grants licenses or otherwise provides rights to use portions of our intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA standards and their derivatives. QTL licensing revenues are comprised of license fees as well as royalties based on sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Royalties are generally based upon a percentage of the wholesale (i.e., licensee’s) selling price of complete licensed products, net of certain permissible deductions (including transportation, insurance, packing costs and other items). QTL recognizes royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met. Licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. QTL revenues comprised 29%, 30% and 33% of total consolidated revenues in fiscal 2014, 2013 and 2012, respectively. The vast majority of such revenues were generated through our licensees’ sales of CDMA2000- and WCDMA-based products, such as feature phones and smartphones.
QSI makes strategic investments that are focused on opening new or expanding opportunities for our technologies and supporting the design and introduction of new products and services (or enhancing existing products or services) for voice and data communications. Many of these strategic investments are in early-stage companies in a variety of industries, including, but not limited to, digital media, e-commerce, energy, healthcare and wearable devices. Investments primarily include non-marketable equity instruments, which generally are recorded using the cost method or the equity method, and convertible debt instruments, which are recorded at fair value. QSI also holds wireless spectrum, which at September 28, 2014, consisted of L-Band spectrum in the United Kingdom. As part of our strategic investment activities, we intend to pursue various exit strategies for each of our QSI investments in the foreseeable future. During fiscal 2013, we deconsolidated subsidiaries reported in QSI that were established to operate a wireless network in India (the former BWA subsidiaries), and all of our remaining interest was sold in fiscal 2014.
During the first quarter of fiscal 2014, we reassessed our management reporting as a result of the sale of the North and Latin America operations of our Omnitracs division, among other reasons. The Omnitracs division was previously aggregated with three other divisions into the Qualcomm Wireless & Internet (QWI) reportable segment. Starting in fiscal 2014, the QWI segment was eliminated, and the former QWI divisions are included in nonreportable segments.
Nonreportable segments include our QMT (Qualcomm MEMS Technologies), Pixtronix and Small Cells divisions and other wireless technology and service initiatives. QMT plans to license its next generation IMOD (interferometric modulator) display technology and to focus on wearable devices. Pixtronix develops and licenses display technologies based on MEMS (micro-electro-mechanical-systems) structure optimized for portable multimedia devices. Small Cells develops and supplies 3G/LTE and Wi-Fi products designed for implementation of small mobile base stations (known as small cells). Other nonreportable segments develop and offer products and services that include, but are not limited to: software products and content and push-to-talk enablement services to wireless operators; development, other services and related products to U.S. government agencies and their contractors; device-to-device communication, including software for the connected home; data center products; medical device connectivity and related data management; and augmented reality.
During fiscal 2014, we updated QMT’s business plans and related internal forecasts to reflect decreases in expected cash flows. As a result of these updates, we tested the QMT division’s long-lived assets and goodwill for impairment and recorded total charges of $607 million in other expenses in fiscal 2014.
Corporate Structure
We operate our businesses through our parent company, QUALCOMM Incorporated, and multiple direct and indirect subsidiaries. We have developed our corporate structure in order to address various legal, regulatory, tax, contractual compliance, operations and other matters.
At the beginning of fiscal 2013, we completed a corporate reorganization in which certain assets of QUALCOMM Incorporated, as well as the stock of certain of its direct and indirect subsidiaries, were contributed to its wholly-owned subsidiary Qualcomm Technologies, Inc. (QTI). QTL continues to be operated by QUALCOMM Incorporated, which continues to own the vast majority of our patent portfolio. Substantially all of our products and services businesses, including QCT, and substantially all of our engineering, research and development functions, are operated by QTI and its subsidiaries. Neither QTI nor any of its subsidiaries has any right, power or authority to grant any licenses or other rights under or to any patents owned by QUALCOMM Incorporated.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K for fiscal 2014.
Fiscal 2014 Overview
The transition of wireless networks and devices to 3G/4G (CDMA-based, OFDMA-based and CDMA/OFDMA multimode) continued around the world. 3G/4G connections increased to approximately 2.8 billion, up 24% year-over-year, and represent approximately 40% of total cellular connections, up from 34% at the end of fiscal 2013.(1)
Revenues were $26.5 billion, an increase of 7% compared to fiscal 2013, with net income attributable to Qualcomm of $8.0 billion, an increase of 16% compared to fiscal 2013.
We shipped approximately 861 million Mobile Station Modem (MSM) integrated circuits for CDMA- and OFDMA-based wireless devices, an increase of 20%, compared to approximately 716 million MSM integrated circuits in fiscal 2013, largely driven by the adoption of 4G LTE, particularly in China. Growth in fiscal 2014 was largely driven by shipments to key customers for both 3G and 3G/4G multimode mobile devices in emerging regions. In particular, our LTE leadership position contributed to growth from regions adopting 3G/4G LTE multimode.
Total reported device sales(2) by licensees were approximately $243.6 billion in fiscal 2014, an increase of approximately 5%, compared to approximately $231.2 billion in fiscal 2013. Our fiscal 2014 results were favorably impacted by increased 3G/4G device shipments by licensees as a result of the continued adoption of smartphones. Our results were negatively impacted by the challenges we are facing in China. Our business practices continue to be the subject of an investigation by the China National Development and Reform Commission (NDRC). We also believe that certain licensees in China currently are not fully complying with their contractual obligations to report their sales of licensed products to us (which includes certain licensees underreporting a portion of their 3G/4G device sales and a dispute with a licensee) and that unlicensed companies may seek to delay execution of new licenses while the NDRC investigation is ongoing. We are taking steps to address these matters, although the nature and timing of any resolution is uncertain.
During the first quarter of fiscal 2014, we announced our intention of returning 75% of our free cash flow (3) to stockholders through stock repurchases and dividends over the foreseeable future, where free cash flow is defined as net cash provided by operating activities less capital expenditures. In fiscal 2014, we returned $7.1 billion, or 93% of free cash flow, to stockholders, including $4.5 billion through repurchases of 60.3 million shares of common stock and $2.6 billion, or $1.54 per share, of cash dividends. Shares outstanding decreased to 1.67 billion at September 28, 2014 from 1.69 billion at September 29, 2013 due to share repurchases, partially offset by net shares issued under our employee benefit plans.

(1)	According to GSMA Intelligence estimates as of November 3, 2014 for the quarter ended September 30, 2014 (estimates excluded Wireless Local Loop).

(2)
Total reported device sales is the sum of all reported sales in U.S. dollars (as reported to us by our licensees) of all licensed CDMA-based, OFDMA-based and CDMA/OFDMA multimode subscriber devices (including handsets, modules, modem cards and other subscriber devices) by our licensees during a particular period (collectively, 3G/4G devices). Not all licensees report sales the same way (e.g., some licensees report sales net of permitted deductions, including transportation, insurance, packing costs and other items, while other licensees report sales and then identify the amount of permitted deductions in their reports), and the way in which licensees report such information may change from time to time. In addition, certain licensees may not report (in the quarter in which they are contractually obligated to report) their sales of certain types of subscriber units, which (as a result of audits, legal actions or for other reasons) may be reported in a subsequent quarter. Accordingly, total reported device sales for a particular period may include prior period activity that was not reported by the licensee until such particular period.

(3)	Free cash flow is a non-GAAP financial measure. See “Non-GAAP Financial Information.”

Discontinued Operations
On November 25, 2013, we completed the sale of the North and Latin America operations of our Omnitracs division to a U.S.-based private equity firm for cash consideration of $788 million (net of cash sold). As a result, we recorded a gain in discontinued operations of $665 million ($430 million net of income tax expense) during fiscal 2014. Total assets and total liabilities were reduced by $150 million and $45 million, respectively. The revenues and operating results of the North and Latin America operations of the Omnitracs division, which comprised substantially all of the Omnitracs division, were not presented as discontinued operations in any fiscal period because they were immaterial. The related assets (included in other current assets and other noncurrent assets) and liabilities (included in other current liabilities and other noncurrent liabilities) of $139 million and $43 million, respectively, were classified as held for sale at September 29, 2013.
On March 27, 2011, the FLO TV business and network were shut down. On December 27, 2011, we completed the sale of substantially all of our 700 MHz spectrum for $1.9 billion, and as a result, we recognized a gain in discontinued operations of $1.2 billion during fiscal 2012. Accordingly, the results of operations of the FLO TV business were presented as discontinued operations. Income (loss) from discontinued operations included share-based compensation and excluded certain general corporate expenses allocated to the FLO TV business during the periods presented. Discontinued operations in fiscal 2012 were $1.2 billion ($776 million net of income tax expense).
Looking Forward
We expect continued growth in the coming years in consumer demand for 3G, 3G/4G multimode and 4G products and services around the world, driven primarily by smartphones. We also expect growth in new device categories and industries, driven by the expanding adoption of certain technologies that are already commonly used in smartphones. As we look forward to the next several months, we expect our business to be impacted by the following key items:

•	Further expansion of 3G and 3G/4G multimode in emerging regions, particularly in China. We expect that the increased availability of low-tier 3G/4G smartphone products will help enable such expansion.

•
We expect that 3G/4G device prices will continue to vary broadly due to the increased penetration of smartphones combined with competition throughout the world at all price tiers. Additionally, varying rates of economic growth by region, and stronger growth of device shipments in emerging regions as compared to developed regions, are expected to continue to impact the average and range of selling prices of 3G/4G devices.

•
China continues to present significant opportunities for us, particularly with the rollout of 3G/4G LTE multimode. We expect the rollout of 4G services in China will encourage competition and growth, bring the benefits of 3G/4G LTE multimode to consumers, encourage consumers to replace 2G (GSM) and 3G devices and enable new opportunities (e.g., machine-to-machine) for the industry.

•
China also presents significant challenges, as our business practices continue to be the subject of an investigation by the China National Development and Reform Commission (NDRC). We also believe that certain licensees in China currently are not fully complying with their contractual obligations to report their sales of licensed products to us (which includes certain licensees underreporting a portion of their 3G/4G device sales and a dispute with a licensee) and that unlicensed companies may seek to delay execution of new licenses while the NDRC investigation is ongoing. Litigation and/or other actions may be necessary to compel these licensees to report such sales and pay the required royalties for such sales and unlicensed companies to execute new licenses. Further, our success in China is in part dependent upon the rate of commercialization of 4G LTE products in China.

•
We continue to invest significant resources toward advancements in 3G, 3G/4G multimode and 4G LTE (an OFDMA-based standard) technologies, audio and video codecs, wireless baseband chips, our converged computing/communications (Snapdragon) chips, graphics, connectivity, multimedia products, software and services. We are also investing across a broad spectrum of opportunities that leverage our existing technical and business expertise to deploy new business models and enter into new industry segments, such as products designed for implementation of small cells and addressing the challenge of meeting the increased demand for data; products for the connected home and the Internet of Everything; automotive; very high speed connectivity; new display technologies; data centers; mobile health; wireless charging; and machine learning, including robotics.

•
In October 2014, we announced that we had reached agreement with CSR plc on the terms of a recommended cash offer to acquire the entire issued and to be issued ordinary share capital of CSR for £9.00 per ordinary share, which values the entire issued and to be issued share capital of CSR at approximately £1.6 billion (approximately $2.5 billion based upon an exchange rate of USD: GBP 1.6057). CSR is an innovator in the development of multifunction semiconductor platforms and technologies for the auto, consumer and voice and music market segments. The acquisition complements our current offerings by adding products, channels and customers in the growth categories of the Internet of Everything and automotive infotainment, accelerating our presence and path to leadership. The acquisition is subject to a number of conditions, including receipt of United States and other regulatory approvals and the approval of CSR’s shareholders. Subject to the satisfaction of these conditions, the acquisition is expected to close by the end of the summer of 2015.

In addition to the foregoing business and market-based matters, we continue to devote resources to working with and educating participants and governments in the wireless value chain as to the benefits of our business model and our extensive technology investments in promoting a highly competitive and innovative wireless industry. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies and/or governments or regulators will continue to challenge our business model in various forums throughout the world.
Further discussion of risks related to our business is presented in the section entitled Risk Factors and elsewhere in our Annual Report on Form 10-K for fiscal 2014.
Critical Accounting Estimates
Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to valuation of goodwill, other indefinite-lived assets and long-lived assets, valuation of marketable securities, income taxes and litigation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Although we believe that our estimates and the assumptions supporting our assessments are reasonable, actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting estimates may involve a higher degree of judgment and complexity than others.
Valuation of Goodwill, Other Indefinite-Lived Assets and Long-Lived Assets. Our business acquisitions typically result in the recording of goodwill, other intangible assets and property, plant and equipment and the recorded values of those assets may become impaired in the future. We also acquire intangible assets in other types of transactions. At September 28, 2014, our goodwill, other intangible assets, net of accumulated amortization, and property, plant and equipment, net of depreciation, were $4.5 billion, $2.6 billion and $2.5 billion, respectively. The determination of the value of intangible assets acquired in a business combination requires management to make estimates and assumptions that affect our consolidated financial statements. The estimated fair values of such intangible assets are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions that require significant judgment. For example, the income approach generally requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models. New information may arise in the future that affects our fair value estimates and could result in adjustments to our estimates in the future, which could have an adverse impact on our results of operations.

Goodwill and other indefinite-lived intangible assets are tested annually for impairment and in interim periods if certain events occur indicating that the carrying amounts may be impaired. Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Our judgments regarding the existence of impairment indicators and future cash flows related to goodwill, other indefinite-lived intangible assets and long-lived assets may be based on operational performance of our businesses, market conditions, expected selling price and/or other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows, volumes, market penetration and discount rates, are consistent with our internal planning, when appropriate. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on a portion or all of our goodwill, other indefinite-lived intangible assets and long-lived assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our financial position and results of operations. During fiscal 2014, 2013 and 2012, we recorded $607 million, $158 million and $54 million, respectively, in impairment charges for goodwill and long-lived assets resulting from updates to our estimates of the expected cash flows of our QMT division as we transition to a licensing model. Goodwill of nonreportable segments that was at risk of failing step one of the goodwill impairment test was not material at September 28, 2014.
Valuation of Marketable Securities. We hold investments in marketable securities, including U.S. Treasury and government-related securities, corporate bonds and notes, mortgage- and asset-backed securities, auction rate securities, common and preferred stock and equity and debt funds. The fair value of these investments totaled $24.1 billion at September 28, 2014, with increases and decreases in fair value generally recorded through stockholders’ equity as other comprehensive income or loss. We record impairment charges through the statement of operations when we believe an investment has experienced a decline that is other than temporary. The determination that a decline is other than temporary is subjective and influenced by many factors. Adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby requiring impairment charges. When assessing these investments for an other-than-temporary decline in value, we consider such factors as, among other things, the significance of the decline in value as compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility; the market and economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates, as applicable. If we determine that a security price decline is other than temporary, we record an impairment loss, which could have an adverse impact on our results of operations. During fiscal 2014, 2013 and 2012, we recorded $156 million, $72 million and $71 million, respectively, in impairment losses on our investments in marketable securities.
Income Taxes. Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service (IRS) and other tax authorities. In addition, the calculation of our tax liabilities involves uncertainties in the application of complex tax regulations. We recognize liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of examinations by taxing authorities in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known. We are participating in the IRS Compliance Assurance Process program whereby we endeavor to agree with the IRS on the treatment of all issues prior to filing our federal return. A benefit of participation in this program is that post-filing adjustments by the IRS are less likely to occur.
Our QCT segment’s non-United States headquarters is located in Singapore. We obtained tax incentives in Singapore that commenced in March 2012, including a tax exemption for the first five years, provided that we meet specified employment and incentive criteria, and as a result of expiration of these incentives, our Singapore tax rate will increase in fiscal 2017 and again in fiscal 2027.

We consider the operating earnings of certain non-United States subsidiaries to be indefinitely reinvested outside the United States based on our plans for use and/or investment outside of the United States and our belief that our sources of cash and liquidity in the United States will be sufficient to meet future domestic cash needs. On a regular basis, we consider projected cash needs for, among other things, investments in our existing businesses, future research and development, potential acquisitions and capital transactions, including repurchases of our common stock and debt repayments. We estimate the amount of cash or other liquidity that is available or needed in the jurisdictions where these investments are expected, as well as our ability to generate cash in those jurisdictions and our access to capital markets. This analysis enables us to conclude whether or not we will indefinitely reinvest the current period’s foreign earnings. We have not recorded a deferred tax liability of approximately $9.1 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $25.7 billion of undistributed earnings of certain non-United States subsidiaries indefinitely reinvested outside the United States. Should we decide to no longer indefinitely reinvest such earnings outside the United States, we would have to adjust the income tax provision in the period we make such determination.
Legal Proceedings. We are currently involved in certain legal proceedings, and we intend to continue to vigorously defend ourselves. However, the unfavorable resolution of one or more of these proceedings could have a material adverse effect on our business, results of operations, financial condition and/or cash flows. A broad range of remedies with respect to our business practices that are deemed to violate applicable laws are potentially available. These remedies may include, among others, injunctions, monetary damages or fines or other orders to pay money and the issuance of orders to cease certain conduct and/or to modify our business practices. We record our best estimate of a loss related to pending legal proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, we record the minimum estimated liability. As additional information becomes available, we assess the potential liability related to pending legal proceedings and revise our estimates. Revisions in our estimates of the potential liability could materially impact our results of operations. Regarding the NDRC matter, we believe that a loss is probable but that any possible range of loss cannot be reasonably estimated at this time.
Results of Operations

Revenues (in millions)	Year Ended
	September 28, 2014	September 29, 2013	September 30, 2012	2014 vs. 2013 Change	2013 vs. 2012 Change
Equipment and services	$18,625	$16,988	$12,465	$1,637	$4,523
Licensing	7,862	7,878	6,656	(16)	1,222
	$26,487	$24,866	$19,121	$1,621	$5,745
The increases in equipment and services revenues in fiscal 2014 and 2013 were primarily due to increases in QCT revenues of $1.94 billion and $4.58 billion, respectively. The increase in equipment and services revenues in fiscal 2014 was partially offset by a decrease of $305 million as a result of the sale of our Omnitracs division during fiscal 2014. The decrease in our licensing revenues in fiscal 2014 was primarily due to a decrease in a nonreportable segment’s revenues of $32 million, partially offset by an increase in QTL revenues of $15 million. The increase in our licensing revenues in fiscal 2013 was primarily due to an increase in QTL revenues of $1.23 billion.
QCT and QTL segment revenues related to the products of Samsung Electronics and Hon Hai Precision Industry Co., Ltd/Foxconn, its affiliates and other suppliers to Apple Inc. comprised 49%, 43% and 38% of total consolidated revenues in fiscal 2014, 2013 and 2012, respectively.
Revenues from customers in China, South Korea and Taiwan comprised 50%, 23% and 11%, respectively, of total consolidated revenues for fiscal 2014, compared to 49%, 20%, and 11%, respectively, for fiscal 2013, and 42%, 22% and 14%, respectively, for fiscal 2012. We report revenues from external customers by country based on the location to which our products or services are delivered, which for QCT is generally the country in which our customers manufacture their products, or for licensing revenues, the invoiced addresses of our licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing our products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues would include revenues related to shipments of integrated circuits to a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States.

Costs and Expenses (in millions)	Year Ended
	September 28, 2014	September 29, 2013	September 30, 2012	2014 vs. 2013 Change	2013 vs. 2012 Change
Cost of equipment and services (E&S) revenues	$10,686	$9,820	$7,096	$866	$2,724
Cost as % of E&S revenues	57%	58%	57%
The increase in margin percentage in fiscal 2014 was primarily attributable to a net decrease in gross margin losses incurred by our nonreportable segments, partially offset by a decrease in QCT’s gross margin. The decrease in margin percentage in fiscal 2013 was primarily attributable to a decrease in QCT gross margin percentage. Our margin percentage may continue to fluctuate in future periods depending on the mix of products sold and services provided, competitive pricing, new product introduction costs and other factors.

	Year Ended
	September 28, 2014	September 29, 2013	September 30, 2012	2014 vs. 2013 Change	2013 vs. 2012 Change
Research and development	$5,477	$4,967	$3,915	$510	$1,052
% of revenues	21%	20%	20%
Selling, general, and administrative	$2,290	$2,518	$2,270	$(228)	$248
% of revenues	9%	10%	12%
Other	$484	$331	$158	$153	$173
The dollar increases in research and development expenses in fiscal 2014 and 2013 were primarily attributable to increases of $395 million and $904 million, respectively, in costs related to the development of CDMA-based 3G, OFDMA-based 4G LTE and other technologies for integrated circuit products and to expand our intellectual property portfolio and increases of $29 million and $97 million, respectively, in share-based compensation. Remaining dollar increases were related to research and development of other new product and licensing initiatives.
The dollar decrease in selling, general and administrative expenses in fiscal 2014 was primarily attributable to decreases of $59 million in costs related to litigation and other legal matters, $53 million in share-based compensation, $53 million in selling and marketing expenses and $22 million in employee-related expenses. The decrease in employee-related expenses and a portion of the decrease in share-based compensation in fiscal 2014 were due to the sale of our Omnitracs division during fiscal 2014. The dollar increase in selling, general and administrative expenses in fiscal 2013 was primarily attributable to a $113 million increase in employee-related expenses, a $56 million increase in selling and marketing expenses, a $40 million increase in patent-related expenses and a $29 million increase in depreciation and amortization expense, partially offset by a decrease of $23 million in share-based compensation.
Other expenses in fiscal 2014 were comprised of $607 million in long-lived asset and goodwill impairment charges and $19 million in restructuring-related costs incurred by our QMT division, a $16 million goodwill impairment charge related to our former QRS (Qualcomm Retail Solutions) division and a $15 million legal settlement, partially offset by the reversal of a $173 million expense accrual recorded in fiscal 2013 related to the ParkerVision verdict against us. Other expenses in fiscal 2013 were comprised of the $173 million ParkerVision charge and a $158 million impairment charge related to certain long-lived assets of our QMT division. Other expenses in fiscal 2012 were comprised of an $81 million charge related to the former BWA subsidiaries, a $54 million impairment charge related to certain long-lived assets of our QMT division and $23 million in goodwill impairment charges related to our former QRS division.

Net Investment Income (in millions)	Year Ended
	September 28, 2014	September 29, 2013	September 30, 2012	2014 vs. 2013 Change	2013 vs. 2012 Change
Interest and dividend income	$586	$697	$609	$(111)	$88
Interest expense	(5)	(23)	(90)	18	67
Net realized gains on marketable securities	770	317	342	453	(25)
Net realized gains on other investments	56	52	27	4	25
Impairment losses on marketable securities and other investments	(180)	(85)	(83)	(95)	(2)
Net gains on derivative instruments	5	—	84	5	(84)
Equity in net losses of investees	(10)	(6)	(9)	(4)	3
Net gains on deconsolidation of subsidiaries	6	12	—	(6)	12
	$1,228	$964	$880	$264	$84
In fiscal 2014, we rebalanced our marketable securities portfolio, which resulted in lower interest and dividend income, due to lower interest rates, and higher net realized gains on marketable securities, compared to fiscal 2013. The increase in impairment losses on marketable securities and other investments in fiscal 2014 was primarily due to an increase in our recognition of unrealized losses on marketable debt securities that we intended to sell or that we more likely than not would sell before recovery, which was also impacted by our portfolio rebalancing. We have completed the majority of our rebalancing, and as a result, we expect to earn lower interest and dividend income and record lower realized gains in fiscal 2015, compared to fiscal 2014.
The increase in interest and dividend income in fiscal 2013 resulted from higher average balances of cash, cash equivalents and marketable securities in fiscal 2013, compared to fiscal 2012. The decrease in interest expense in fiscal 2013 resulted from capitalizing a portion of interest starting in fiscal 2012 related to the former BWA subsidiaries, which were deconsolidated in fiscal 2013. Net gains on derivative instruments in fiscal 2012 primarily resulted from changes in the fair value of put options sold in connection with our stock repurchase program that expired in fiscal 2012.

Income Tax Expense (in millions)	Year Ended
	September 28, 2014	September 29, 2013	September 30, 2012	2014 vs. 2013 Change	2013 vs. 2012 Change
Income tax expense	$1,244	$1,349	$1,279	$(105)	$70
Effective tax rate	14%	16%	19%	(2%)	(3%)
The following table summarizes the primary factors that caused our annual effective tax rates to be less than the United States federal statutory rate:

	Year Ended
	September 28, 2014	September 29, 2013	September 30, 2012
Expected income tax provision at federal statutory tax rate	35%	35%	35%
Benefits from foreign income taxed at other than U.S. rates	(20%)	(17%)	(16%)
Benefits related to the research and development tax credits	(1%)	(2%)	(1%)
Change in valuation allowance	—%	—%	1%
Effective tax rate	14%	16%	19%
The effective tax rate for our state income tax provision, net of federal benefit, was negligible for all years presented. The effective tax rate for fiscal 2014 reflected a tax benefit of $66 million related to fiscal 2013 resulting from an agreement reached with the Internal Revenue Service on components of our fiscal 2013 tax return. Additionally, the effective tax rate for fiscal 2014 as compared to fiscal 2013 reflected increased foreign earnings taxed at less than the United States federal rate. The effective tax rate for fiscal 2013 reflected a tax benefit of $64 million related to fiscal 2012 resulting from the retroactive extension of the United States research and development tax credit. Additionally, the effective tax rate for fiscal 2013 as compared to fiscal 2012 reflected increased foreign earnings taxed at less than the United States federal rate. The effective tax rate for fiscal 2012 reflected a reduction in our effective state tax rate as a result of California tax legislation previously enacted, partially offset by increased earnings taxed at the United States tax rate. The annual effective tax rate for fiscal 2012 only reflected the United States federal research and development credit generated through December 31, 2011, the date on which the credit expired.
Our Segment Results (in millions)
The following should be read in conjunction with the fiscal 2014, 2013 and 2012 financial results for each reporting segment. See “Notes to Consolidated Financial Statements, Note 8. Segment Information.”

	QCT	QTL	QSI
2014
Revenues	$18,665	$7,569	$—
EBT (1)	3,807	6,590	(7)
EBT as a % of revenues	20%	87%
2013
Revenues	$16,715	$7,554	$—
EBT (1)	3,189	6,590	56
EBT as a % of revenues	19%	87%
2012
Revenues	$12,141	$6,327	$—
EBT (1)	2,296	5,585	(170)
EBT as a % of revenues	19%	88%

(1)	Earnings (loss) before taxes.
QCT Segment. The increases in QCT revenues in fiscal 2014 and 2013 of $1.95 billion and $4.57 billion, respectively, were primarily due to increases in equipment and services revenues. Equipment and services revenues, mostly related to sales of MSM and accompanying RF and PM integrated circuits, were $18.43 billion, $16.49 billion and $11.91 billion in fiscal 2014, 2013 and 2012, respectively. The increase in equipment and services revenues in 2014 resulted primarily from increases of $2.66 billion related to higher MSM and accompanying RF and PM unit shipments and $203 million related to sales of connectivity products, partially offset by a net decrease of $1.08 billion resulting from lower average selling prices offset by higher-priced product mix. The increase in equipment and services revenues in 2013 resulted primarily from a net increase of $2.09 billion resulting from higher-priced product mix offset by lower average selling prices and increases of $2.05 billion related to higher MSM and accompanying RF and PM unit shipments and $212 million related to sales of connectivity products. Approximately 861 million, 716 million and 590 million MSM integrated circuits were sold during fiscal 2014, 2013 and 2012, respectively.
QCT EBT as a percentage of revenues increased in fiscal 2014, compared to fiscal 2013. During fiscal 2014, QCT revenues increased 12% relative to a combined increase of 5% in research and development expenses and selling, general and administrative expenses, whereas gross margin percentage decreased as a result of lower average selling prices and lower-margin product mix, partially offset by lower average unit costs. QCT EBT as a percentage of revenues remained flat in fiscal 2013, compared to fiscal 2012. During fiscal 2013, QCT revenues increased 38% relative to a combined increase of 26% in research and development expenses and selling, general and administrative expenses, whereas QCT gross margin percentage decreased as a result of lower average selling prices and lower-margin product mix, partially offset by lower average unit costs.
QCT inventories increased by 12% in fiscal 2014 from $1.30 billion to $1.46 billion primarily due to an increase in work-in-process and finished goods related to the growth of the business.

QTL Segment. The increases in QTL revenues in fiscal 2014 and 2013 of $15 million and $1.23 billion, respectively, were primarily due to increases in sales of CDMA-based products, including multimode products that also implement OFDMA, by licensees, partially offset by decreases in revenues per unit. QTL EBT as a percentage of revenues remained flat in fiscal 2014, compared to fiscal 2013. During fiscal 2014, QTL revenues increased slightly relative to an increase of 2% in costs and expenses. QTL revenues and EBT for fiscal 2014 were impacted by units that we believe are being underreported by certain licensees, a dispute with a licensee and sales of certain unlicensed products in China. The decrease in QTL EBT as a percentage of revenues during fiscal 2013 was attributable to an increase of 19% in revenues relative to an increase of 29% in costs and expenses primarily due to increased allocation of patent expenses in connection with the corporate reorganization and increased research and development expenses.
QSI Segment. The decrease in QSI EBT in fiscal 2014 of $63 million was primarily due to a decrease of $39 million in net realized gains on investments and an increase of $35 million in impairment losses on investments, partially offset by a decrease of $16 million in interest expense related to the former BWA subsidiaries. QSI costs and expenses for fiscal 2012 included $81 million related to the former BWA subsidiaries; the increase in QSI EBT in fiscal 2013 of $145 million, excluding the impact of this fiscal 2012 expense, was primarily due to an increase of $67 million in net realized gains on investments and a decrease of $60 million in interest expense incurred by the former BWA subsidiaries.
Liquidity and Capital Resources
Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. Cash, cash equivalents and marketable securities were $32.0 billion at September 28, 2014, an increase of $2.6 billion from September 29, 2013. This increase included $1.4 billion in proceeds from the issuance of common stock under our equity compensation plans and $788 million in net proceeds from the sale of the North and Latin America operations of our Omnitracs division. Our cash, cash equivalents and marketable securities at September 28, 2014 consisted of $5.8 billion held by United States-based entities and $26.2 billion held by foreign entities. Most of our cash, cash equivalents and marketable securities held by foreign entities is indefinitely reinvested and would be subject to material tax effects if repatriated. However, we believe that our United States sources of cash and liquidity are sufficient to meet our business needs in the United States and do not expect that we will need to repatriate the funds. Total cash provided by operating activities increased to $8.9 billion during fiscal 2014, compared to $8.8 billion during fiscal 2013.
Accounts receivable increased 13% during fiscal 2014. Days sales outstanding, on a consolidated basis, were 32 days at September 28, 2014, compared to 30 days at September 29, 2013. The increase in accounts receivable was primarily due to the effects of increased revenues related to integrated circuits and a receivable related to a dispute with a licensee. The increase in days sales outstanding was primarily due to a receivable related to a dispute with a licensee.
During fiscal 2014, we repurchased and retired 60,253,000 shares of common stock for $4.5 billion, before commissions. On March 4, 2014, we announced that we had been authorized to repurchase up to $7.8 billion of our common stock. At September 28, 2014, approximately $5.3 billion remained available for repurchase under our stock repurchase program. Since September 28, 2014, we repurchased and retired 8,595,000 shares of common stock for $638 million. We continue to evaluate repurchases as a means of returning capital to stockholders, subject to our periodic determinations that repurchases are in the best interests of our stockholders.
We paid cash dividends totaling $2.6 billion and $2.1 billion, or $1.54 and $1.20 per common share, during fiscal 2014 and 2013, respectively. On March 4, 2014, we announced an increase in our quarterly dividend from $0.35 to $0.42 per share of common stock. On October 16, 2014, we announced a cash dividend of $0.42 per share on our common stock, payable on December 18, 2014 to stockholders of record as of the close of business on December 1, 2014. We intend to continue to use cash dividends as a means of returning capital to stockholders, subject to capital availability and our view that cash dividends are in the best interests of our stockholders.
We intend to return 75% of our free cash flow to stockholders through stock repurchases and dividends over the foreseeable future, where free cash flow is defined as net cash provided by operating activities less capital expenditures. To meet this goal, we expect to use existing cash and marketable securities held by, and cash flow generated from, United States-based entities, and we anticipate that we will supplement this by borrowing additional funds in fiscal 2015. The requirement for and timing of such borrowing is subject to a number of factors, including the cash flow generated by United

States-based entities, acquisitions and strategic investments, acceptable interest rates and changes in corporate income tax law, among other factors.
Subject to the foregoing paragraph, we believe our current cash, cash equivalents and marketable securities and our expected cash flow generated from operations will satisfy our working and other capital requirements over the next fiscal year and beyond based on our current business plans. Recent and expected working and other capital requirements also include:

•
Our research and development expenditures were $5.5 billion and $5.0 billion in fiscal 2014 and 2013, respectively, and we expect to continue to invest heavily in research and development for new technologies, applications and services for voice and data communications, primarily in the wireless industry.

•
Cash outflows for capital expenditures were $1.2 billion and $1.0 billion in fiscal 2014 and 2013, respectively. We expect to continue to incur capital expenditures in the future to support our business, including research and development activities. Future capital expenditures may be impacted by transactions that are currently not forecasted.

•	Our purchase obligations for fiscal 2015, some of which relate to research and development activities and capital expenditures, totaled $3.4 billion at September 28, 2014.

•
In October 2014, we announced that we had reached agreement with CSR plc on the terms of a recommended cash offer to acquire the entire issued and to be issued ordinary share capital of CSR for £9.00 per ordinary share, which values the entire issued and to be issued share capital of CSR at approximately £1.6 billion (approximately $2.5 billion based upon an exchange rate of USD: GBP 1.6057). We expect to use existing cash resources to fund the acquisition. The acquisition is subject to a number of conditions, including receipt of United States and other regulatory approvals and the approval of CSR’s shareholders. Subject to the satisfaction of these conditions, the acquisition is expected to close by the end of the summer of 2015.

•
We expect to continue making strategic investments and acquisitions, the amounts of which could vary significantly, to open new opportunities for our technologies, obtain development resources, grow our patent portfolio and/or pursue new businesses.

Contractual Obligations / Off-Balance Sheet Arrangements
We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in S-K 303(a)(4)(ii).
The following table summarizes the payments due by fiscal period for our outstanding contractual obligations at September 28, 2014 (in millions):

	Total	2015	2016-2017	2018-2019	Beyond 2019	No Expiration Date
Purchase obligations (1)	$3,607	$3,421	$121	$36	$29	$—
Operating lease obligations	304	91	137	51	25	—
Equity funding and financing commitments (2)	78	22	52	—	—	4
Other long-term liabilities (3)(4)	53	1	23	14	8	7
Total contractual obligations	$4,042	$3,535	$333	$101	$62	$11

(1)
Total purchase obligations include $2.8 billion in commitments to purchase integrated circuit product inventories. Integrated circuit product inventory obligations represent purchase commitments for wafers, die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under our manufacturing relationships with our foundry suppliers and assembly and test service providers, cancelation of outstanding purchase orders is generally allowed but requires payment of all costs incurred through the date of cancelation.

(2)
Certain of these commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be funded under these arrangements; actual funding may be in lesser amounts or not at all.

(3)
Certain long-term liabilities reflected on our balance sheet, such as unearned revenues, are not presented in this table because they do not require cash settlement in the future. Other long-term liabilities as presented in this table include the related current portions.

(4)
Our consolidated balance sheet at September 28, 2014 included $76 million in noncurrent liabilities for uncertain tax positions, some of which may result in cash payment. The future payments related to uncertain tax positions have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

Additional information regarding our financial commitments at September 28, 2014 is provided in the notes to our consolidated financial statements. See “Notes to Consolidated Financial Statements, Note 7. Commitments and Contingencies.”
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers,” which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. The new standard requires a company to recognize revenue upon transfer of goods or services to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. ASU 2014-09 defines a five-step approach for recognizing revenue which may require a company to use more judgment and make more estimates than under the current guidance. This ASU will be effective for us starting in the first quarter of fiscal 2018. The new standard allows for two methods of adoption: (a) full retrospective adoption, meaning the standard is applied to all periods presented, or (b) modified retrospective adoption, meaning the cumulative effect of applying the new standard is recognized as an adjustment to the fiscal 2018 opening retained earnings balance. We are in the process of determining the adoption method as well as the effects the adoption will have on our consolidated financial statements.
Non-GAAP Financial Information
This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes references to free cash flow and return of capital to stockholders as a percent of free cash flow. These are financial measures that were not prepared in accordance with GAAP. We define “free cash flow” as net cash provided by operating activities less capital expenditures and “return of capital to stockholders” as cash paid to repurchase shares of our common stock and cash dividends paid.
The non-GAAP financial information presented should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, “non-GAAP” is not a term defined by GAAP, and as a result, our measure of non-GAAP results might be different than similarly titled measures used by other companies.
We use free cash flow to facilitate an understanding of the amount of cash flow generated that is available to grow our business and to create long-term stockholder value. We believe return of capital to stockholders as a percentage of free cash flow provides insight into our cash-generating activities relative to the amount of capital returned to stockholders. These non-GAAP measures are supplemental to the comparable GAAP measures. The following is a reconciliation between GAAP and non-GAAP results for fiscal 2014 (dollars in millions):

Net cash provided by operating activities (GAAP)	$8,887
Capital expenditures	(1,185)
Free cash flow (non-GAAP)	$7,702

Cash paid to repurchase shares of our common stock (before commissions)	$4,548
Cash dividends paid	2,586
Total return of capital to stockholders	$7,134

Total return of capital to stockholders as a percentage of net cash provided by operating activities (GAAP)	80%
Total return of capital to stockholders as a percentage of free cash flow (non-GAAP)	93%
Quantitative and Qualitative Disclosures about Market Risk
Interest Rate Risk. We invest a portion of our cash in a number of diversified fixed and floating rate securities, consisting of cash equivalents, marketable debt securities, debt funds and derivative instruments (including interest rate swaps) that are subject to interest rate risk. Changes in the general level of interest rates can affect the fair value of our investment portfolio. If interest rates in the general economy were to rise, our holdings could lose value. We provide a sensitivity analysis that shows the effect of an assumed 100 basis point adverse movement in interest rates across the entire yield curve. At September 28, 2014, a hypothetical increase in interest rates of 100 basis points on our holdings would have resulted in decreases of $12 million and $360 million in the fair values of our holdings classified as trading (including derivative instruments) and our remaining holdings, respectively.
Equity Price Risk. We hold a diversified marketable securities portfolio that includes equity securities and fund shares that are subject to equity price risk. We have made investments in marketable equity securities of companies of varying size, style, industry and geography, and changes in investment allocations may affect the price volatility of our investments. A 10% decrease in the market price of our marketable equity securities and fund shares at September 28, 2014 would have caused a decrease in the carrying amounts of these securities of $234 million. At September 28, 2014, gross unrealized losses of our marketable equity securities and fund shares were negligible. Although we consider the unrealized losses to be temporary, there is a risk that we may incur other-than-temporary impairment charges or realized losses on the values of these securities if they do not recover in value within a reasonable period.
Foreign Exchange Risk. We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, including foreign currency forward and option contracts with financial counterparties. We utilize such derivative financial instruments for hedging or risk management purposes rather than for speculation purposes. Counterparties to our derivative contracts are all major banking institutions. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions if the counterparty does not provide us with sufficient collateral to secure its net settlement obligations to us, which could have a negative impact on our results. See “Notes to Consolidated Financial Statements, Note 1. The Company and Its Significant Accounting Policies” for a description of our foreign currency accounting policies.
At September 28, 2014, our net asset related to foreign currency option contracts designated as hedges of foreign currency risk (on royalties earned from certain licensees on their sales of CDMA-based devices) were negligible. If our forecasted royalty revenues for currencies in which we hedge were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in our hedged foreign currency, we would not incur a loss as our hedge positions would continue to be fully effective.
At September 28, 2014, our net asset related to foreign currency forwards, futures, options and swaps in our marketable securities portfolios that were not designated as hedging instruments were negligible. If the foreign exchange rates relevant to these contracts were to change unfavorably by 10% and we do not have an offset foreign currency exposure relating to debt instruments held in our marketable securities portfolios classified as trading, we would incur a negligible loss.
Financial assets and liabilities held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global company, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.
Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.
Item 9A. Controls and Procedures
Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures
Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report on Form 10-K for the fiscal year ended September 28, 2014.
Management’s Report on Internal Control over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under this framework, our management concluded that our internal control over financial reporting was effective as of September 28, 2014.
PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K, has also audited the effectiveness of our internal control over financial reporting as of September 28, 2014, as stated in its report which appears on page A-25.
Inherent Limitations over Internal Controls
Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.
provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.
provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control over Financial Reporting
There were no changes in our internal control over financial reporting during the fourth quarter of fiscal 2014 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of QUALCOMM Incorporated:
In our opinion, the accompanying consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries at September 28, 2014 and September 29, 2013 and the results of their operations and their cash flows for each of the three years in the period ended September 28, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 28, 2014, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
San Diego, California

November 5, 2014

QUALCOMM Incorporated
CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 28, 2014	September 29, 2013
ASSETS
Current assets:
Cash and cash equivalents	$7,907	$6,142
Marketable securities	9,658	8,824
Accounts receivable, net	2,412	2,142
Inventories	1,458	1,302
Deferred tax assets	577	573
Other current assets	401	572
Total current assets	22,413	19,555
Marketable securities	14,457	14,440
Deferred tax assets	1,174	1,059
Property, plant and equipment, net	2,487	2,995
Goodwill	4,488	3,976
Other intangible assets, net	2,580	2,553
Other assets	975	938
Total assets	$48,574	$45,516
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$2,183	$1,554
Payroll and other benefits related liabilities	802	839
Unearned revenues	785	501
Other current liabilities	2,243	2,319
Total current liabilities	6,013	5,213
Unearned revenues	2,967	3,666
Other liabilities	428	550
Total liabilities	9,408	9,429

Commitments and contingencies (Note 7)

Stockholders’ equity:
Qualcomm stockholders’ equity:
Preferred stock, $0.0001 par value; 8 shares authorized; none outstanding	—	—
Common stock and paid-in capital, $0.0001 par value; 6,000 shares authorized; 1,669 and 1,685 shares issued and outstanding, respectively	7,736	9,874
Retained earnings	30,799	25,461
Accumulated other comprehensive income	634	753
Total Qualcomm stockholders’ equity	39,169	36,088
Noncontrolling interests	(3)	(1)
Total stockholders’ equity	39,166	36,087
Total liabilities and stockholders’ equity	$48,574	$45,516

See accompanying notes.

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended
	September 28, 2014	September 29, 2013	September 30, 2012
Revenues:
Equipment and services	$18,625	$16,988	$12,465
Licensing	7,862	7,878	6,656
Total revenues	26,487	24,866	19,121
Costs and expenses:
Cost of equipment and services revenues	10,686	9,820	7,096
Research and development	5,477	4,967	3,915
Selling, general and administrative	2,290	2,518	2,270
Other	484	331	158
Total costs and expenses	18,937	17,636	13,439
Operating income	7,550	7,230	5,682
Investment income, net (Note 3)	1,228	964	880
Income from continuing operations before income taxes	8,778	8,194	6,562
Income tax expense	(1,244)	(1,349)	(1,279)
Income from continuing operations	7,534	6,845	5,283
Discontinued operations, net of income taxes (Note 11)	430	—	776
Net income	7,964	6,845	6,059
Net loss attributable to noncontrolling interests	3	8	50
Net income attributable to Qualcomm	$7,967	$6,853	$6,109

Basic earnings per share attributable to Qualcomm:
Continuing operations	$4.48	$3.99	$3.14
Discontinued operations	0.25	—	0.45
Net income	$4.73	$3.99	$3.59
Diluted earnings per share attributable to Qualcomm:
Continuing operations	$4.40	$3.91	$3.06
Discontinued operations	0.25	—	0.45
Net income	$4.65	$3.91	$3.51
Shares used in per share calculations:
Basic	1,683	1,715	1,700
Diluted	1,714	1,754	1,741

Dividends per share announced	$1.54	$1.20	$0.93

See accompanying notes.

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended
	September 28, 2014	September 29, 2013	September 30, 2012
Net income	$7,964	$6,845	$6,059
Other comprehensive (loss) income, net of income taxes:
Foreign currency translation	1	(20)	(19)
Reclassification of foreign currency translation losses included in net income	1	11	—
Noncredit other-than-temporary impairment losses and subsequent changes in fair value related to certain available-for-sale debt securities, net of income taxes of $1, $0 and $1, respectively	(1)	(1)	4
Reclassification of net other-than-temporary losses on available-for-sale securities included in net income, net of income taxes of $55, $26 and $26, respectively	101	47	47
Net unrealized gains on other available-for-sale securities, net of income taxes of $140, $11 and $350, respectively	259	20	640
Reclassification of net realized gains on available-for-sale securities included in net income, net of income taxes of $252, $102 and $96, respectively	(462)	(186)	(175)
Net unrealized gains on derivative instruments, net of income taxes of $4, $13 and $7, respectively	8	24	12
Reclassification of net realized (gains) losses on derivative instruments, net of income taxes of $14, $5 and $3, respectively	(26)	(9)	6
Total other comprehensive (loss) income	(119)	(114)	515
Total comprehensive income	7,845	6,731	6,574
Comprehensive loss attributable to noncontrolling interests	3	9	46
Comprehensive income attributable to Qualcomm	$7,848	$6,740	$6,620

See accompanying notes.

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	September 28, 2014	September 29, 2013	September 30, 2012
Operating Activities:
Net income	$7,964	$6,845	$6,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,150	1,017	897
Gain on sale of discontinued operations	(665)	—	—
Gain on sale of wireless spectrum	—	—	(1,179)
Long-lived asset and goodwill impairment charges	642	192	84
Income tax provision in excess of income tax payments	298	268	395
Non-cash portion of share-based compensation expense	1,059	1,105	1,035
Incremental tax benefit from share-based compensation	(280)	(231)	(168)
Net realized gains on marketable securities and other investments	(826)	(369)	(369)
Impairment losses on marketable securities and other investments	180	85	83
Other items, net	(17)	(19)	(174)
Changes in assets and liabilities:
Accounts receivable, net	(281)	(680)	(456)
Inventories	(155)	(300)	(252)
Other assets	108	(209)	(240)
Trade accounts payable	619	307	371
Payroll, benefits and other liabilities	(617)	752	(341)
Unearned revenues	(292)	15	253
Net cash provided by operating activities	8,887	8,778	5,998
Investing Activities:
Capital expenditures	(1,185)	(1,048)	(1,284)
Purchases of available-for-sale securities	(13,581)	(13,951)	(15,511)
Proceeds from sales and maturities of available-for-sale securities	13,587	13,494	9,858
Purchases of trading securities	(3,075)	(3,312)	(4,009)
Proceeds from sales and maturities of trading securities	2,824	3,367	3,060
Purchases of other marketable securities	(220)	—	—
Proceeds from sale of discontinued operations, net of cash sold	788	—	—
Proceeds from sale of wireless spectrum	—	—	1,925
Acquisitions and other investments, net of cash acquired	(883)	(192)	(833)
Other items, net	106	64	(83)
Net cash used by investing activities	(1,639)	(1,578)	(6,877)
Financing Activities:
Proceeds from issuance of common stock	1,439	1,525	1,714
Incremental tax benefit from share-based compensation	280	231	168
Repurchases and retirements of common stock	(4,549)	(4,610)	(1,313)
Dividends paid	(2,586)	(2,055)	(1,583)
Borrowings under loans and debentures	—	534	710
Repayments of loans and debentures	—	(439)	(591)
Other items, net	(64)	(31)	138
Net cash used by financing activities	(5,480)	(4,845)	(757)
Changes in cash and cash equivalents held for sale	—	(15)	—
Effect of exchange rate changes on cash	(3)	(5)	(19)
Net increase (decrease) in cash and cash equivalents	1,765	2,335	(1,655)
Cash and cash equivalents at beginning of year	6,142	3,807	5,462
Cash and cash equivalents at end of year	$7,907	$6,142	$3,807
See accompanying notes.

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

	Common Stock Shares	Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Qualcomm Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity
Balance at September 25, 2011	1,681	$10,394	$16,204	$353	$26,951	$21	$26,972
Total comprehensive income (1)	—	—	6,109	511	6,620	(46)	6,574
Common stock issued under employee benefit plans and the related tax benefits, net of shares withheld for tax	49	1,772	—	—	1,772	—	1,772
Repurchases and retirements of common stock	(24)	(1,313)	—	—	(1,313)	—	(1,313)
Share-based compensation	—	1,062	—	—	1,062	—	1,062
Dividends	—	—	(1,612)	—	(1,612)	—	(1,612)
Issuance of subsidiary shares to noncontrolling interests	—	44	—	2	46	40	86
Other	—	(3)	—	—	(3)	7	4
Balance at September 30, 2012	1,706	11,956	20,701	866	33,523	22	33,545
Total comprehensive income	—	—	6,853	(113)	6,740	(9)	6,731
Common stock issued under employee benefit plans and the related tax benefits, net of shares withheld for tax	51	1,385	—	—	1,385	—	1,385
Repurchases and retirements of common stock	(72)	(4,610)	—	—	(4,610)	—	(4,610)
Share-based compensation	—	1,142	—	—	1,142	—	1,142
Dividends	—	—	(2,093)	—	(2,093)	—	(2,093)
Issuance of subsidiary shares to noncontrolling interests	—	2	—	—	2	9	11
Deconsolidation of subsidiaries	—	—	—	—	—	(23)	(23)
Other	—	(1)	—	—	(1)	—	(1)
Balance at September 29, 2013	1,685	9,874	25,461	753	36,088	(1)	36,087
Total comprehensive income (1)	—	—	7,967	(119)	7,848	(3)	7,845
Common stock issued under employee benefit plans and the related tax benefits, net of shares withheld for tax	44	1,309	—	—	1,309	—	1,309
Repurchases and retirements of common stock	(60)	(4,549)	—	—	(4,549)	—	(4,549)
Share-based compensation	—	1,101	—	—	1,101	—	1,101
Dividends	—	—	(2,629)	—	(2,629)	—	(2,629)
Other	—	1	—	—	1	1	2
Balance at September 28, 2014	1,669	$7,736	$30,799	$634	$39,169	$(3)	$39,166

(1)	Income (loss) from discontinued operations, net of income taxes, (Note 11) was attributable to Qualcomm.
See accompanying notes.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. The Company and Its Significant Accounting Policies
The Company. QUALCOMM Incorporated, a Delaware corporation, and its subsidiaries (collectively the Company or Qualcomm), develop, design, manufacture, have manufactured on its behalf and market digital communications products and services. The Company is a leading developer and supplier of integrated circuits and system software based on CDMA (Code Division Multiple Access), OFDMA (Orthogonal Frequency Division Multiple Access) and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products to device and infrastructure manufacturers. The Company grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and receives fixed license fees (payable in one or more installments) as well as ongoing royalties based on sales by licensees of wireless telecommunications equipment products incorporating its patented technologies. The Company provides software services for content and push-to-talk enablement across a wide variety of platforms and devices for the wireless industry and sells products designed for the implementation of small cells. The Company also makes strategic investments to support the global adoption of its technologies and services.
Principles of Consolidation. The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries. In addition, the Company consolidates its investment in an immaterial less than majority-owned variable interest entity as the Company is the primary beneficiary. The ownership of the other interest holders of consolidated subsidiaries and the variable interest entity is presented separately in the consolidated balance sheets and statements of operations. All significant intercompany accounts and transactions have been eliminated.
Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Examples of the Company’s significant accounting estimates that may involve a higher degree of judgment and complexity than others include: the valuation and assessment of the recoverability of goodwill, other indefinite-lived assets and long-lived assets; the valuation of marketable securities and the determination of other-than-temporary impairments; the calculation of tax liabilities, including the recognition and measurement of uncertain tax positions, and the determination that the operating earnings of certain non-United States subsidiaries are indefinitely reinvested outside the United States; and the recognition and measurement of loss contingencies related to legal proceedings. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.
Fiscal Year. The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal years ended September 28, 2014 and September 29, 2013 included 52 weeks. The fiscal year ended September 30, 2012 included 53 weeks.
Cash Equivalents. The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper, government agencies’ securities, certain bank time deposits and repurchase agreements fully collateralized by government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.
Marketable Securities. Marketable securities include trading securities, available-for-sale securities and securities for which the Company has elected the fair value option. The classification of marketable securities within these categories is determined at the time of purchase and reevaluated at each balance sheet date. The Company classifies portfolios of debt securities that utilize derivative instruments to acquire or reduce foreign exchange and/or equity, prepayment and credit risk as trading. The Company classifies marketable securities as current or noncurrent based on the nature of the securities and their availability for use in current operations. Marketable securities are stated at fair value. The net unrealized gains or losses on available-for-sale securities are recorded as a component of accumulated other comprehensive income, net of income taxes. The unrealized gains or losses on trading securities and securities for which the Company has elected the fair value option are recognized in net investment income. The realized gains and losses on marketable securities are determined using the specific identification method.
At each balance sheet date, the Company assesses available-for-sale securities in an unrealized loss position to determine whether the unrealized loss is other than temporary. The Company considers factors including: the significance of the decline in value as compared to the cost basis; underlying factors contributing to a decline in the prices of securities in a

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

single asset class; how long the market value of the security has been less than its cost basis; the security’s relative performance versus its peers, sector or asset class; expected market volatility; the market and economy in general; analyst recommendations and price targets; views of external investment managers; news or financial information that has been released specific to the investee; and the outlook for the overall industry in which the investee operates.
If a debt security’s market value is below amortized cost and the Company either intends to sell the security or it is more likely than not that the Company will be required to sell the security before its anticipated recovery, the Company records an other-than-temporary impairment charge to net investment income for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, the Company separates the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, and the portion of the loss that is not related to credit factors, or the noncredit loss portion. The credit loss portion is the difference between the amortized cost of the security and the Company’s best estimate of the present value of the cash flows expected to be collected from the debt security. The noncredit loss portion is the residual amount of the other-than-temporary impairment. The credit loss portion is recorded as a charge to net investment income, and the noncredit loss portion is recorded as a component of other accumulated comprehensive income, net of income taxes.
When calculating the present value of expected cash flows to determine the credit loss portion of the other-than-temporary impairment, the Company estimates the amount and timing of projected cash flows, the probability of default and the timing and amount of recoveries on a security-by-security basis. These calculations use inputs primarily based on observable market data, such as credit default swap spreads, historical default and recovery statistics, rating agency data, credit ratings and other data relevant to analyzing the collectibility of the security. The amortized cost basis of a debt security is adjusted for any credit loss portion of the impairment recorded to net investment income. The difference between the new cost basis and cash flows expected to be collected is accreted to net investment income over the remaining expected life of the security.
Securities that are accounted for as equity securities include investments in common stock, certain preferred stock, equity funds and debt funds. For equity securities, the Company considers the loss relative to the expected volatility and the likelihood of recovery over a reasonable period of time. If events and circumstances indicate that a decline in the value of an equity security has occurred and is other than temporary, the Company records a charge to net investment income for the difference between fair value and cost at the balance sheet date. Additionally, if the Company has either the intent to sell the equity security or does not have both the intent and the ability to hold the equity security until its anticipated recovery, the Company records a charge to net investment income for the difference between fair value and cost at the balance sheet date.
Derivatives. The Company’s primary objective for holding derivative instruments is to manage foreign exchange risk for certain foreign currency revenue and operating expenditure transactions. To a lesser extent, the Company also holds derivative instruments in its investment portfolios to manage risk by acquiring or reducing foreign exchange risk, interest rate risk and/or equity, prepayment and credit risk. The Company also uses derivative instruments as part of its stock repurchase program. Derivative instruments are recorded at fair value and included in other current assets, noncurrent assets, other accrued liabilities or other noncurrent liabilities based on their maturity dates. Counterparties to the Company’s derivative instruments are all major institutions.
Foreign Currency Hedges: The Company manages its exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative instruments, including foreign currency forward and option contracts with financial counterparties. These derivative instruments mature between three and six months. Gains and losses arising from the effective portion of such contracts that are designated as cash flow hedging instruments are recorded as a component of accumulated other comprehensive income as gains and losses on derivative instruments, net of income taxes. The hedging gains and losses in accumulated other comprehensive income are subsequently reclassified to revenues or costs and expenses, as applicable, in the consolidated statements of operations in the same period in which the underlying transactions affect the Company’s earnings. Gains and losses arising from the ineffective portion of such contracts are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with derivative instruments designated as cash flow or net investment hedging instruments are classified as cash flows from operating activities in the consolidated statements of cash flows, which is the same category as the hedged transaction. The cash flows associated with the ineffective portion of such derivative instruments are classified as cash flows from investing activities in the consolidated statements of cash flows.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The aggregate fair value of the Company’s foreign currency option and forward contracts used to hedge foreign currency risk recorded in total assets and in total liabilities was negligible at September 28, 2014. At September 29, 2013, the fair value recorded in total assets and in total liabilities was $38 million and $9 million, respectively. All such instruments were designated as cash flow hedges.
Investment Portfolio Derivatives: The Company also utilizes currency forwards, futures, options and swaps that are not designated as hedging instruments to acquire or reduce foreign exchange, interest rate and/or equity, prepayment and credit risks in its marketable securities investment portfolios. The Company primarily uses such derivative instruments for risk management, and not speculative, purposes. These derivative instruments mature over various periods up to 3 years. Gains and losses arising from changes in the fair values of such derivative instruments are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with such derivative instruments are classified as cash flows from investing activities in the consolidated statements of cash flows. At September 28, 2014 and September 29, 2013, the fair values of these derivative instruments recorded in total assets and in total liabilities were negligible.
Gross Notional Amounts. The gross notional amounts of the Company’s foreign currency and investment portfolio derivatives by instrument type were as follows (in millions):

	September 28, 2014	September 29, 2013
Futures	$260	$106
Forwards	210	544
Options	122	609
Swaps	5	18
	$597	$1,277
The gross notional amounts by currency were as follows (in millions):

	September 28, 2014	September 29, 2013
United States dollar	$266	$108
Korean won	121	—
British pound sterling	97	46
Euro	43	161
Japanese yen	19	617
Canadian dollar	10	62
Indian rupee	3	205
Other	38	78
	$597	$1,277
Stock Repurchase Program: In connection with the Company’s stock repurchase program, the Company may sell put options that require it to repurchase shares of its common stock at fixed prices. These put options subject the Company to equity price risk. Changes in the fair value of these put options are recorded in net investment income as gains and losses on derivative instruments. The cash flows associated with the put options are classified as cash flows from investing activities in the consolidated statements of cash flows. There were no put options outstanding at September 28, 2014 and September 29, 2013.
Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

•	Level 1 includes financial instruments for which quoted market prices for identical instruments are available in active markets.

•	Level 2 includes financial instruments for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument.

•	Level 3 includes financial instruments for which fair value is derived from valuation techniques in which one or more significant inputs are unobservable, including the Company’s own assumptions.
Assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurements. The Company reviews the fair value hierarchy classification on a quarterly basis. Changes in the observability of valuation inputs may result in a reclassification of levels for certain securities within the fair value hierarchy.
Cash Equivalents and Marketable Securities: With the exception of auction rate securities, the Company obtains pricing information from quoted market prices, pricing vendors or quotes from brokers/dealers. The Company conducts reviews of its primary pricing vendors to determine whether the inputs used in the vendor’s pricing processes are deemed to be observable. The fair value for interest-bearing securities includes accrued interest.
The fair value of U.S. Treasury securities and government-related securities, corporate bonds and notes and common and preferred stock is generally determined using standard observable inputs, including reported trades, quoted market prices, matrix pricing, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets and/or benchmark securities.
The fair value of debt and equity funds is reported at published net asset values. The Company assesses the daily frequency and size of transactions at published net asset values and/or the funds’ underlying holdings to determine whether fair value is based on observable or unobservable inputs.
The fair value of highly rated mortgage- and asset-backed securities is derived from the use of matrix pricing (prices for similar securities) or, in some cases, cash flow pricing models with observable inputs, such as contractual terms, maturity, credit rating and/or securitization structure to determine the timing and amount of future cash flows. Certain mortgage- and asset-backed securities, principally those rated below AAA, may require the use of significant unobservable inputs to estimate fair value, such as default likelihood, recovery rates and prepayment speed.
The fair value of auction rate securities is estimated by the Company using a discounted cash flow model that incorporates transaction details, such as contractual terms, maturity and timing and amount of future cash flows, as well as assumptions related to liquidity, default likelihood and recovery, the future state of the auction rate market and credit valuation adjustments of market participants. Though most of the securities held by the Company are pools of student loans guaranteed by the U.S. government, prepayment speeds and illiquidity discounts are considered significant unobservable inputs. These additional inputs are generally unobservable, and therefore, auction rate securities are included in Level 3.
Derivative Instruments: Derivative instruments that are traded on an exchange are valued using quoted market prices and are included in Level 1. Derivative instruments that are not traded on an exchange are valued using conventional calculations/models that are primarily based on observable inputs, such as foreign currency exchange rates, the Company’s stock price, volatilities and interest rates, and therefore, such derivative instruments are included in Level 2.
Other Investments and Other Liabilities: Other investments and other liabilities included in Level 1 are comprised of the Company’s deferred compensation plan liability and related assets, which consist of mutual funds classified as trading securities, and are included in other assets.
Allowances for Doubtful Accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

when determining if collection of required payments is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends, changes in customer payment terms and bank credit-worthiness for letters of credit. If the Company has no previous experience with the customer, the Company may request financial information, including financial statements or other documents to determine that the customer has the means of making payment. The Company may also obtain reports from various credit organizations to determine that the customer has a history of paying its creditors. If these factors do not indicate collection is reasonably assured, revenue is deferred as a reduction to accounts receivable until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers was to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.
Inventories. Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventories is assessed based on review of committed purchase orders from customers, as well as purchase commitment projections provided by customers, among other things.
Property, Plant and Equipment. Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded. Buildings and building improvements on owned land are depreciated over 30 years and 15 years, respectively. Leasehold improvements and buildings on leased land are amortized over the shorter of their estimated useful lives, not to exceed 15 and 30 years, respectively, or the remaining term of the related lease. Other property, plant and equipment have useful lives ranging from 2 to 25 years. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of assets under capital leases is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs and minor renewals or betterments are charged to expense as incurred. Interest expense related to the broadband wireless access (BWA) spectrum and related construction of the network infrastructure assets in India by the Company’s former BWA subsidiaries was capitalized beginning in May 2012 through the third quarter of fiscal 2013 when the BWA subsidiaries were deconsolidated (Note 10). Interest capitalized by the former BWA subsidiaries totaled $65 million in fiscal 2013.
Goodwill and Other Intangible Assets. Goodwill represents the excess of purchase price over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. For intangible assets purchased in a business combination, the estimated fair values of the assets received are used to establish their recorded values. For intangible assets acquired in a non-monetary exchange, the estimated fair values of the assets transferred (or the estimated fair values of the assets received, if more clearly evident) are used to establish their recorded values, unless the values of neither the assets received nor the assets transferred are determinable within reasonable limits, in which case the assets received are measured based on the carrying values of the assets transferred. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value.
Weighted-average amortization periods for finite-lived intangible assets, by class, were as follows (in years):

	September 28, 2014	September 29, 2013
Wireless spectrum	14	14
Marketing-related	9	9
Technology-based	11	11
Customer-related	6	2
Total finite-lived intangible assets	11	11
Impairment of Goodwill, Other Indefinite-Lived Assets and Long-Lived Assets. Goodwill and other indefinite-lived intangible assets are tested annually for impairment in the fourth fiscal quarter and in interim periods if certain events occur indicating that the carrying amounts may be impaired. If a qualitative assessment is used and the Company determines that the fair value of a reporting unit or indefinite-lived intangible asset is more likely than not (i.e., a likelihood of more than 50%) less than its carrying amount, a quantitative impairment test will be performed. If goodwill is quantitatively assessed for impairment, a two-step approach is applied. First, the Company compares the estimated fair value of the reporting unit

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of impairment, if any, by comparing the implied fair value of goodwill to its carrying value. Other indefinite-lived intangible assets are quantitatively assessed for impairment, if necessary, by comparing their estimated fair values to their carrying values. If the carrying value exceeds the fair value, the difference is recorded as an impairment.
Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset or asset group to estimated undiscounted future cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset or asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset or asset group exceeds the estimated fair value of the asset or asset group. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amounts or their estimated fair values less costs to sell and are not depreciated.
Revenue Recognition. The Company derives revenues principally from sales of integrated circuit products, licensing of its intellectual property and sales of software hosting, software development and other services. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations.
Revenues from sales of the Company’s products are recognized at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later. Revenues from providing services are recognized when earned. Revenues from providing services were less than 10% of total revenues for all periods presented.
The Company licenses or otherwise provides rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a fixed license fee in one or more installments and royalties based on their sales of products incorporating or using the Company’s licensed intellectual property. License fees are recognized over the estimated period of benefit of the license to the licensee, typically 5 to 15 years. The Company earns royalties on such licensed products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met.
The Company records reductions to revenues for customer incentive arrangements, including volume-related and other pricing rebates and cost reimbursements for marketing and other activities involving certain of the Company’s products and technologies. The Company recognizes the maximum potential liability at the later of the date at which the Company records the related revenues or the date at which the Company offers the incentive or, if payment is contingent, when the contingency is resolved. In certain arrangements, the liabilities are based on customer forecasts. The Company reverses accruals for unclaimed incentive amounts to revenues when the unclaimed amounts are no longer subject to payment.
Unearned revenues consist primarily of license fees for intellectual property with continuing performance obligations.
Concentrations. A significant portion of the Company’s revenues is concentrated with a small number of customers/licensees of the Company’s QCT and QTL segments. Revenues related to the products of two companies comprised 28% and 21% of total consolidated revenues in fiscal 2014, compared to 24% and 19% in fiscal 2013 and 20% and 18% in fiscal 2012. Aggregate accounts receivable from two customers/licensees comprised 44% and 43% of gross accounts receivable at September 28, 2014 and September 29, 2013, respectively.
The Company relies on sole- or limited-source suppliers for some products, particularly products in the QCT segment, subjecting the Company to possible shortages of raw materials or manufacturing capacity. While the Company has established alternate suppliers for certain technologies that the Company considers critical, the loss of a supplier or the inability of a supplier to meet performance or quality specifications or delivery schedules could harm the Company’s ability to meet its delivery obligations and/or negatively impact the Company’s revenues, business operations and ability to compete for future business.
Shipping and Handling Costs. Costs incurred for shipping and handling are included in cost of equipment and services revenues. Amounts billed to a customer for shipping and handling are reported as revenues.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Share-Based Compensation. Share-based compensation expense for equity-classified awards, principally related to restricted stock units (RSUs), is measured at the grant date, or at the acquisition date for awards assumed in business combinations, based on the estimated fair value of the award and is recognized over the employee’s requisite service period. Share-based compensation expense is adjusted to exclude amounts related to share-based awards that are expected to be forfeited.
The fair values of RSUs are estimated based on the fair market values of the underlying stock on the dates of grant or dates the RSUs are assumed. If RSUs do not have the right to participate in dividends, the fair values are discounted by the dividend yield. The weighted-average estimated fair values of employee RSUs granted during fiscal 2014, 2013 and 2012 were $72.81, $64.21 and $58.57 per share, respectively. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. As a result, the actual number of shares issued will be fewer than the number of RSUs outstanding. The annual pre-vest forfeiture rate for RSUs granted in fiscal 2014, 2013 and 2012 was estimated to be approximately 3% based on historical experience.
Total share-based compensation expense, related to all of the Company’s share-based awards, was comprised as follows (in millions):

	2014	2013	2012
Cost of equipment and services revenues	$49	$71	$75
Research and development	672	643	546
Selling, general and administrative	338	391	414
Continuing operations	1,059	1,105	1,035
Related income tax benefit	(203)	(217)	(225)
Continuing operations, net of income taxes	856	888	810
Discontinued operations	—	—	1
Related income tax benefit	—	—	—
Discontinued operations, net of income taxes	—	—	1
	$856	$888	$811
The Company recorded $249 million, $242 million and $270 million in share-based compensation expense during fiscal 2014, 2013 and 2012, respectively, related to share-based awards granted during those periods. The remaining share-based compensation expense was primarily related to share-based awards granted in earlier periods and share-based awards assumed. In addition, for fiscal 2014, 2013 and 2012, $280 million, $231 million and $168 million, respectively, were reclassified to reduce net cash provided by operating activities with an offset to net cash used by financing activities in the consolidated statements of cash flows to reflect the incremental tax benefits from stock options exercised and restricted stock units and other share-based awards that vested in those periods. The amount of compensation cost capitalized related to share-based awards was negligible for all periods presented.
Legal Proceedings. The Company is currently involved in certain legal proceedings. The Company records its best estimate of a loss related to pending legal proceedings when the loss is considered probable and the amount can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum estimated liability. As additional information becomes available, the Company assesses the potential liability related to pending legal proceedings and revises its estimates. The Company’s legal costs associated with defending itself are recorded to expense as incurred.
Foreign Currency. Certain foreign subsidiaries use a local currency as the functional currency. Resulting translation gains or losses are recognized as a component of accumulated other comprehensive income.
Transaction gains or losses related to balances denominated in a currency other than the functional currency are recognized in the consolidated statements of operations. Net foreign currency transaction losses included in the Company’s consolidated statements of operations were negligible for all years presented.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company includes interest and penalties related to income taxes, including unrecognized tax benefits, within income tax expense.
The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.
The Company recognizes windfall tax benefits associated with share-based awards directly to stockholders’ equity when realized. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.
Earnings Per Common Share. Basic earnings per common share are computed by dividing net income attributable to Qualcomm by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share are computed by dividing net income attributable to Qualcomm by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s share-based compensation plans and shares subject to written put options, if any, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which are calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an award, if any, the amount of compensation cost for future service that the Company has not yet recognized, if any, and the estimated tax benefits that would be recorded in paid-in capital when an award is settled, if any, are assumed to be used to repurchase shares in the current period. The dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2014, 2013 and 2012 were 30,655,000, 38,670,000 and 40,978,000, respectively.
Shares of common stock equivalents outstanding that were not included in the computation of diluted earnings per common share because the effect would be anti-dilutive or certain performance conditions were not satisfied at the end of the period were 846,000, 507,000 and 3,537,000 during fiscal 2014, 2013 and 2012, respectively. Put options outstanding during fiscal 2012 were not included in the earnings per common share computation because the put options’ exercise prices were less than the average market price of the common stock while they were outstanding, and therefore, the effect on diluted earnings per common share would be anti-dilutive.
Other Comprehensive Income. Other comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, other than net income and including foreign currency translation adjustments and unrealized gains and losses on marketable securities and derivative instruments. Changes in the components of accumulated other comprehensive income, net of income taxes, in the Company’s stockholders’ equity during the fiscal year ended September 28, 2014 were as follows (in millions):

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Foreign Currency Translation Adjustment		Noncredit Other-than-Temporary Impairment Losses and Subsequent Changes in Fair Value for Certain Available-for-Sale Debt Securities		Net Unrealized Gain on Other Available-for-Sale Securities		Net Unrealized Gain (Loss) on Derivative Instruments		Total Accumulated Other Comprehensive Income
Balance at September 29, 2013	$(115)		$25		$825		$18		$753
Other comprehensive income (loss) before reclassifications	1		(1)		259		8		267
Reclassifications from accumulated other comprehensive income (loss)	1	(a)	—	(a)	(361)	(a)	(26)	(b)	(386)
Other comprehensive income (loss)	2		(1)		(102)		(18)		(119)
Balance at September 28, 2014	$(113)		$24		$723		$—		$634

(a)	Reclassifications from accumulated other comprehensive income (loss) of $360 million for the fiscal year ended September 28, 2014 were recorded in investment income, net (Note 3).

(b)
Reclassifications from accumulated other comprehensive income (loss) of $26 million for the fiscal year ended September 28, 2014 were recorded in revenues, cost of equipment and services revenues, research and development expenses and selling, general and administrative expenses.

Recent Accounting Pronouncements. In May 2014, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2014-09, “Revenue from Contracts with Customers,” which outlines a comprehensive revenue recognition model and supersedes most current revenue recognition guidance. The new standard requires a company to recognize revenue upon transfer of goods or services to a customer at an amount that reflects the expected consideration to be received in exchange for those goods or services. ASU 2014-09 defines a five-step approach for recognizing revenue which may require a company to use more judgment and make more estimates than under the current guidance. This ASU will be effective for the Company starting in the first quarter of fiscal 2018. The new standard allows for two methods of adoption: (a) full retrospective adoption, meaning the standard is applied to all periods presented, or (b) modified retrospective adoption, meaning the cumulative effect of applying the new standard is recognized as an adjustment to the fiscal 2018 opening retained earnings balance. The Company is in the process of determining the adoption method as well as the effects the adoption will have on its consolidated financial statements.
Note 2. Composition of Certain Financial Statement Items

Accounts Receivable (in millions)	September 28, 2014	September 29, 2013
Trade, net of allowances for doubtful accounts of $5 and $2, respectively	$2,362	$2,066
Long-term contracts	17	27
Other	33	49
	$2,412	$2,142

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventories (in millions)	September 28, 2014	September 29, 2013
Raw materials	$1	$2
Work-in-process	656	631
Finished goods	801	669
	$1,458	$1,302

Property, Plant and Equipment (in millions)	September 28, 2014	September 29, 2013
Land	$225	$212
Buildings and improvements	1,456	1,733
Computer equipment and software	1,349	1,425
Machinery and equipment	2,117	2,013
Furniture and office equipment	85	87
Leasehold improvements	247	218
Construction in progress	201	480
	5,680	6,168
Less accumulated depreciation and amortization	(3,193)	(3,173)
	$2,487	$2,995
During the first quarter of fiscal 2014, as a result of discussions with potential buyers and consideration of alternative uses for the separate asset groups that comprise one of the QMT division’s manufacturing facilities in Taiwan, the Company decreased its estimates of expected cash flows from those assets and recorded an impairment charge of $444 million in other expenses. The Company concluded that a triggering event had not occurred in the first quarter of fiscal 2014 that would have required impairment testing for its remaining QMT assets, including goodwill, as QMT’s licensing business plan did not utilize this manufacturing facility. During the third quarter of fiscal 2014, the Company updated QMT’s licensing business plan and related internal forecasts to reflect a further decrease in expected cash flows. The updated business plan reflects an acceleration of the Company’s plans to transition from QMT’s current generation technology to the licensing of its next generation IMOD (interferometric modulator) display technology and to focus on wearable devices. QMT will continue to make and sell current generation products for a period of time in support of certain existing customer requirements. As a result of this triggering event, the Company assessed the recoverability of the QMT division’s long-lived assets, performed a goodwill impairment test of the QMT reporting unit and recorded impairment charges of $64 million on property, plant and equipment and $100 million on goodwill, respectively, in other expenses. During fiscal 2013 and 2012, the Company recorded $158 million and $54 million in impairment charges on property, plant and equipment as a result of updates to internal forecasts that reflected reductions in expected cash flows. At September 28, 2014, the carrying values of the QMT division’s goodwill and property, plant and equipment were $35 million and $148 million, respectively, including $116 million in property, plant and equipment that was classified as held for sale and included in other assets.
Depreciation and amortization expense related to property, plant and equipment for fiscal 2014, 2013 and 2012 was $609 million, $515 million and $427 million, respectively. The gross book values of property under capital leases included in buildings and improvements were $1 million and $18 million at September 28, 2014 and September 29, 2013, respectively. These capital leases principally related to base station towers and buildings.
At September 28, 2014 and September 29, 2013, buildings and improvements and leasehold improvements that were leased to third parties or held for lease to third parties were negligible. Future minimum rental income on facilities leased to others is expected to be negligible.
Goodwill and Other Intangible Assets. The Company allocates goodwill to its reporting units for annual impairment testing purposes. Goodwill was allocable to reporting units included in the Company’s reportable and nonreportable segments, as described in Note 8, as follows (in millions):

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	September 28, 2014	September 29, 2013
QCT	$3,467	$2,875
QTL	712	706
Nonreportable segments	309	395
	$4,488	$3,976
The increase in goodwill from September 29, 2013 to September 28, 2014 was the result of business acquisitions (Note 9), partially offset by impairments (Notes 2 and 12). Cumulative goodwill impairments were $260 million at September 28, 2014.
The components of other intangible assets, net were as follows (in millions):

	September 28, 2014		September 29, 2013
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Wireless spectrum	$18	$(9)	$19	$(8)
Marketing-related	78	(47)	76	(37)
Technology-based	4,460	(1,956)	3,964	(1,512)
Customer-related	85	(49)	87	(36)
	$4,641	$(2,061)	$4,146	$(1,593)
All of these intangible assets are subject to amortization, other than acquired in-process research and development with carrying values of $55 million and $54 million at September 28, 2014 and September 29, 2013, respectively. Amortization expense related to these intangible assets was $543 million, $499 million and $473 million for fiscal 2014, 2013 and 2012, respectively. Amortization expense related to these intangible assets and acquired in-process research and development, beginning upon the expected completion of the underlying projects, is expected to be $521 million, $417 million, $302 million, $265 million and $242 million for fiscal 2015 to 2019, respectively, and $833 million thereafter.

Other Current Liabilities (in millions)	September 28, 2014	September 29, 2013
Customer incentives and other customer-related liabilities	$1,777	$1,706
Other	466	613
	$2,243	$2,319

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Investment Income
Investment income, net was comprised as follows (in millions):

	2014	2013	2012
Interest and dividend income	$586	$697	$609
Interest expense	(5)	(23)	(90)
Net realized gains on marketable securities	770	317	342
Net realized gains on other investments	56	52	27
Impairment losses on marketable securities	(156)	(72)	(71)
Impairment losses on other investments	(24)	(13)	(12)
Net gains on derivative instruments	5	—	84
Equity in net losses of investees	(10)	(6)	(9)
Net gains on deconsolidation of subsidiaries	6	12	—
	$1,228	$964	$880
Net impairment losses on marketable securities related to the noncredit portion of losses on debt securities recognized in other comprehensive income were negligible for all periods presented.
Note 4. Income Taxes
The components of the income tax provision for continuing operations were as follows (in millions):

	2014	2013	2012
Current provision:
Federal	$172	$324	$140
State	10	15	1
Foreign	1,116	1,068	934
	1,298	1,407	1,075
Deferred (benefit) provision:
Federal	(30)	(32)	208
State	(10)	6	(16)
Foreign	(14)	(32)	12
	(54)	(58)	204
	$1,244	$1,349	$1,279
The foreign component of the income tax provision consists primarily of foreign withholding taxes on royalty fees included in United States earnings.
The components of income from continuing operations before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2014	2013	2012
United States	$3,213	$3,798	$3,525
Foreign	5,565	4,396	3,037
	$8,778	$8,194	$6,562

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision for continuing operations (in millions):

	2014	2013	2012
Expected income tax provision at federal statutory tax rate	$3,072	$2,868	$2,297
State income tax provision, net of federal benefit	24	26	24
Foreign income taxed at other than U.S. rates	(1,750)	(1,362)	(1,045)
Research and development tax credits	(61)	(195)	(36)
Other	(41)	12	39
	$1,244	$1,349	$1,279
The Company’s QCT segment’s non-United States headquarters is located in Singapore. The Company has obtained tax incentives in Singapore that commenced in March 2012, which are effective through March 2027, that result in a tax exemption for the first five years provided that the Company meets specified employment and investment criteria. The Company’s Singapore tax rate will increase in fiscal 2017 and again in fiscal 2027 as a result of expiration of these incentives. Had the Company established QCT’s non-United States headquarters in Singapore without these tax incentives, the Company’s income tax expense would have been higher and impacted earnings per share attributable to Qualcomm as follows (in millions, except per share amounts):

	2014	2013	2012
Additional income tax expense	$690	$758	$193
Reduction to basic earnings per share	$0.41	$0.44	$0.11
Reduction to diluted earnings per share	$0.40	$0.43	$0.11
The Company considers the operating earnings of certain non-United States subsidiaries to be indefinitely reinvested outside the United States based on the Company’s plans for use and/or investment outside the United States and the Company’s belief that its sources of cash and liquidity in the United States will be sufficient to meet future domestic cash needs. The Company has not recorded a deferred tax liability of approximately $9.1 billion related to the United States federal and state income taxes and foreign withholding taxes on approximately $25.7 billion of undistributed earnings of certain non-United States subsidiaries indefinitely reinvested outside the United States. Should the Company decide to no longer indefinitely reinvest such earnings outside the United States, the Company would have to adjust the income tax provision in the period management makes such determination.
The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. The Company is currently a participant in the Internal Revenue Service (IRS) Compliance Assurance Process, whereby the IRS and the Company endeavor to agree on the treatment of all tax issues prior to the tax return being filed. The IRS completed its examination of the Company’s tax return for fiscal 2013 and issued a no change letter in October 2014, resulting in no change to the income tax provision. The Company is no longer subject to United States federal income tax examinations for years prior to fiscal 2014. The Company is subject to examination by the California Franchise Tax Board for fiscal years after 2008. The Company is also subject to income taxes in other taxing jurisdictions in the United States and around the world, many of which are open to tax examinations for periods after fiscal 2000. The Company does not expect the impact of any future state or foreign audits to be material.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 28, 2014	September 29, 2013
Unearned revenues	$1,189	$1,305
Accrued liabilities and reserves	529	305
Share-based compensation	404	497
Unrealized losses on marketable securities	370	293
Unused net operating losses	120	91
Other	127	149
Total gross deferred tax assets	2,739	2,640
Valuation allowance	(60)	(51)
Total net deferred tax assets	2,679	2,589
Unrealized gains on marketable securities	(484)	(536)
Intangible assets	(315)	(265)
Property, plant and equipment	(104)	(129)
Other	(31)	(27)
Total deferred tax liabilities	(934)	(957)
Net deferred tax assets	$1,745	$1,632
Reported as:
Current deferred tax assets	$577	$573
Non-current deferred tax assets	1,174	1,059
Non-current deferred tax assets held for sale (1)	—	2
Non-current deferred tax liabilities (1)	(6)	(2)
	$1,745	$1,632

(1)	Non-current deferred tax assets held for sale and non-current deferred tax liabilities were included in other assets and other liabilities, respectively, in the consolidated balance sheets.
At September 28, 2014, the Company had unused federal net operating loss carryforwards of $137 million expiring from 2021 through 2033, unused state net operating loss carryforwards of $1.3 billion expiring from 2015 through 2034, and unused foreign net operating loss carryforwards of $42 million, which expire from 2019 through 2024. At September 28, 2014, the Company had unused tax credits of $31 million in foreign jurisdictions, which begin to expire in 2015. The Company does not expect its federal net operating loss carryforwards and its state income tax credits to expire unused.
The Company believes, more likely than not, that it will have sufficient taxable income after deductions related to share-based awards to utilize the majority of its deferred tax assets. At September 28, 2014, the Company has provided a valuation allowance on certain foreign deferred tax assets, state net operating losses and state net capital losses of $9 million, $50 million and $1 million, respectively. The valuation allowances reflect the uncertainties surrounding the Company’s ability to generate sufficient future taxable income in certain foreign and state tax jurisdictions to utilize its net operating losses and the Company’s ability to generate sufficient capital gains to utilize all capital losses.
A summary of the changes in the amount of unrecognized tax benefits for fiscal 2014, 2013 and 2012 follows (in millions):

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2014	2013	2012
Beginning balance of unrecognized tax benefits	$221	$86	$96
Additions based on prior year tax positions	1	1	—
Reductions for prior year tax positions and lapse in statute of limitations	(67)	—	(18)
Additions for current year tax positions	5	145	10
Settlements with taxing authorities	(73)	(11)	(2)
Ending balance of unrecognized tax benefits	$87	$221	$86
The Company does not expect any unrecognized tax benefits recorded at September 28, 2014 to result in a significant cash payment in fiscal 2015. Unrecognized tax benefits at September 28, 2014 included $85 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect the Company’s effective tax rate primarily because the unrecognized tax benefits were included on a gross basis and did not reflect secondary impacts such as the federal deduction for state taxes, adjustments to deferred tax assets and the valuation allowance that might be required if the Company’s tax positions are sustained. The decrease in unrecognized tax benefits in fiscal 2014 was primarily due to an agreement reached with the IRS on components of the Company’s fiscal 2013 tax return. The increase in unrecognized tax benefits in fiscal 2013 was primarily due to tax positions related to transfer pricing. The decrease in unrecognized tax benefits in fiscal 2012 was primarily due to settlement of the Company’s California tax examination for fiscal 2005 through fiscal 2008, which was partially offset by an increase in unrecognized tax benefits generated in fiscal 2012. The Company does not believe that it is reasonably possible that the total amounts of unrecognized tax benefits at September 28, 2014 will significantly increase or decrease in fiscal 2015. Interest expense related to uncertain tax positions was negligible in fiscal 2014, 2013 and 2012. The amount of accrued interest and penalties was negligible at September 28, 2014 and September 29, 2013.
Cash amounts paid for income taxes, net of refunds received, were $1.2 billion, $1.1 billion and $1.3 billion for fiscal 2014, 2013 and 2012, respectively.
Note 5. Capital Stock
Preferred Stock. The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the distribution of preferred share purchase rights, 4,000,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock, and such shares are reserved for issuance upon exercise of the preferred share purchase rights. At September 28, 2014 and September 29, 2013, no shares of preferred stock were outstanding.
Preferred Share Purchase Rights Agreement. The Company has a Preferred Share Purchase Rights Agreement (Rights Agreement) to protect stockholders’ interests in the event of a proposed takeover of the Company. Under the original Rights Agreement, adopted on September 26, 1995, the Company declared a dividend of one preferred share purchase right (a Right) for each share of the Company’s common stock outstanding. Pursuant to the Rights Agreement, as amended and restated on December 7, 2006, each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $0.0001 par value per share, subject to adjustment for subsequent stock splits, at a purchase price of $180. The Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 20% or more of the Company’s outstanding shares of common stock without approval of the Board of Directors. Upon exercise, holders, other than an Acquiring Person, will have the right, subject to termination, to receive the Company’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice such purchase price. The Rights, which expire on September 25, 2015, are redeemable in whole, but not in part, at the Company’s option prior to the time such Rights are triggered for a price of $0.001 per Right.
Stock Repurchase Program. On March 4, 2014, the Company announced a new stock repurchase program authorizing it to repurchase up to $7.8 billion of the Company’s common stock. This stock repurchase program replaced the previous $5.0 billion stock repurchase program announced on September 11, 2013. The stock repurchase program has no expiration date. Any shares repurchased are retired, and the amount paid in excess of par value is recorded to paid-in capital. During fiscal 2014, 2013 and 2012, the Company repurchased and retired 60,253,000, 71,696,000 and 23,893,000 shares of common

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

stock, respectively, for $4.5 billion, $4.6 billion and $1.3 billion, respectively, before commissions. At September 28, 2014, approximately $5.3 billion remained authorized for repurchase under the Company’s stock repurchase program. Since September 28, 2014, the Company repurchased 8,595,000 shares of common stock for $638 million.
During fiscal 2012, three put options that the Company sold on its own stock in connection with prior stock repurchase programs expired unexercised, and the Company recognized gains of $80 million in net investment income due to changes in the fair values of the put options. No put options were outstanding during fiscal 2014 and 2013.
Dividends. Dividends charged to retained earnings in fiscal 2014, 2013 and 2012 were as follows (in millions, except per share data):

	2014		2013		2012
	Per Share	Total	Per Share	Total	Per Share	Total
First quarter	$0.350	$599	$0.250	$435	$0.215	$368
Second quarter	0.350	599	0.250	439	0.215	377
Third quarter	0.420	718	0.350	615	0.250	429
Fourth quarter	0.420	713	0.350	604	0.250	438
	$1.540	$2,629	$1.200	$2,093	$0.930	$1,612
On October 16, 2014, the Company announced a cash dividend of $0.42 per share of common stock, payable on December 18, 2014 to stockholders of record as of December 1, 2014, which will be reflected in the consolidated financial statements in the first quarter of fiscal 2015.
Note 6. Employee Benefit Plans
Employee Savings and Retirement Plan. The Company has a 401(k) plan that allows eligible employees to contribute up to 100% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense was $77 million, $70 million and $60 million in fiscal 2014, 2013 and 2012, respectively.
Equity Compensation Plans. The 2006 Long-Term Incentive Plan (the 2006 Plan) was adopted during the second quarter of fiscal 2006 and replaced the 2001 Stock Option Plan and the 2001 Non-Employee Directors’ Stock Option Plan and their predecessor plans (the Prior Plans). The 2006 Plan provides for the grant of incentive and non-qualified stock options, restricted stock units, stock appreciation rights, restricted stock, performance stock units and other share-based awards and is the source of shares issued under the Non-Qualified Deferred Compensation Plan (the NQDCP). The shares authorized under the 2006 Plan were approximately 573,284,000 at September 28, 2014. The share reserve remaining under the 2006 Plan was approximately 226,754,000 at September 28, 2014. Shares subject to any stock option under a Prior Plan that is terminated or canceled (but not a stock option under a Prior Plan that expires) following the date that the 2006 Plan was approved by stockholders, and shares that are subject to an award under the NQDCP and are returned to the Company because they fail to vest, will again become available for grant under the 2006 Plan. The Board of Directors of the Company may amend or terminate the 2006 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval.
During fiscal 2014, the Company assumed 152,000 outstanding stock options under various stock-based incentive plans (the Assumed Plans) as a result of a business acquisition (Note 9). All remaining shares available under Assumed Plans were terminated on the date of the acquisition, and no additional shares may be granted under those plans.
Net share-based awards, after forfeitures and cancelations, granted during fiscal 2014, 2013 and 2012 represented 0.8%, 0.8% and 0.9% of outstanding shares as of the beginning of each fiscal year, respectively. Total share-based awards granted during fiscal 2014, 2013 and 2012 represented 1.0% of outstanding shares as of the end of each fiscal year.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RSUs are share awards that entitle the holder to receive shares of the Company’s common stock upon vesting. The RSUs generally include dividend-equivalent rights and vest over periods of three years from the date of grant. A summary of RSU transactions for all equity compensation plans follows:

	Number of Shares	Weighted-Average Grant Date Fair Value	Aggregate Intrinsic Value
	(In thousands)		(In billions)
RSUs outstanding at September 29, 2013	31,078	$59.91
RSUs granted	14,558	72.80
RSUs canceled/forfeited	(2,223)	63.66
RSUs vested	(14,863)	57.66
RSUs outstanding at September 28, 2014	28,550	$67.36	$2.1
At September 28, 2014, total unrecognized compensation expense related to non-vested RSUs granted prior to that date was $1.3 billion, which is expected to be recognized over a weighted-average period of 1.8 years. The total vest-date fair value of RSUs that vested during fiscal 2014, 2013 and 2012 was $1.1 billion, $1.0 billion and $352 million, respectively. Upon vesting, the Company issues new shares of common stock. For the majority of RSUs, shares are issued on the vesting dates net of the amount of shares needed to satisfy statutory tax withholding requirements to be paid by the Company on behalf of the employees. The total shares withheld related to all share-based awards were approximately 5,568,000, 5,805,000 and 1,965,000 in fiscal 2014, 2013 and 2012, respectively, and were based on the value of the awards on their vesting dates as determined by the Company’s closing stock price. Total payments for the employees’ tax obligations to the taxing authorities were $417 million, $374 million and $131 million in fiscal 2014, 2013 and 2012, respectively.
The Board of Directors may grant stock options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at an exercise price not less than the fair market value of the stock at the date of grant. Stock options vest over periods not exceeding five years and are exercisable for up to 10 years from the grant date. A summary of stock option transactions for all equity compensation plans follows:

	Number of Shares	Weighted- Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In thousands)		(Years)	(In billions)
Stock options outstanding at September 29, 2013	71,026	$41.17
Stock options assumed (1)	152	4.73
Stock options canceled/forfeited/expired	(220)	42.03
Stock options exercised	(28,845)	40.87
Stock options outstanding at September 28, 2014	42,113	$41.23	3.5	$1.4
Exercisable at September 28, 2014	41,701	$41.27	3.5	$1.4

(1)	Represents activity related to options that were assumed as a result of an acquisition (Note 9).
At September 28, 2014, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $12 million, which is expected to be recognized over a weighted-average period of 1.7 years. The total intrinsic value of stock options exercised during fiscal 2014, 2013 and 2012 was $971 million, $949 million and $1.0 billion, respectively, and the amount of cash received from the exercise of stock options was $1.2 billion, $1.3 billion and $1.5 billion, respectively. Upon option exercise, the Company issues new shares of stock.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The total tax benefits realized, including the excess tax benefits, related to share-based awards was $690 million, $659 million and $438 million during fiscal 2014, 2013 and 2012, respectively.
Employee Stock Purchase Plan. The Company has an employee stock purchase plan for eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each offering period, which is generally six months. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan includes a non-423(b) plan. The shares authorized under the employee stock purchase plan were approximately 46,709,000 at September 28, 2014. The shares reserved for future issuance were approximately 6,338,000 at September 28, 2014. During fiscal 2014, 2013 and 2012, approximately 4,376,000, 4,044,000 and 3,654,000 shares, respectively, were issued under the plan at an average price of $58.81, $52.70 and $48.31 per share, respectively. At September 28, 2014, total unrecognized compensation expense related to non-vested purchase rights granted prior to that date was $22 million. The Company recorded cash received from the exercise of purchase rights of $257 million, $213 million and $177 million during fiscal 2014, 2013 and 2012, respectively.
Note 7. Commitments and Contingencies
Legal Proceedings. ParkerVision, Inc. v. QUALCOMM Incorporated: On July 20, 2011, ParkerVision filed a complaint against the Company in the United States District Court for the Middle District of Florida alleging that certain of the Company’s products infringe seven of its patents alleged to cover direct down-conversion receivers. ParkerVision’s complaint sought damages and injunctive and other relief. Subsequently, ParkerVision narrowed its allegations to assert only four patents. On October 17, 2013, the jury returned a verdict finding all asserted claims of the four at-issue patents to be infringed and finding that none of the asserted claims are invalid. On October 24, 2013, the jury returned a separate verdict assessing total past damages of approximately $173 million and finding that the Company’s infringement was not willful. The Company recorded the verdict amount in fiscal 2013 as a charge in other expenses. Post-verdict motions, including the Company’s motions for judgment as a matter of law and a new trial on invalidity and non-infringement and ParkerVision’s motions for injunctive relief and ongoing royalties, were filed by January 24, 2014. A hearing on these motions was held on May 1, 2014. On June 20, 2014, the court granted the Company’s motion to overturn the infringement verdict, denied the Company’s motion to overturn the invalidity verdict, and denied the remaining motions as moot. The court then entered judgment in the Company’s favor. As a result of the court’s judgment, the Company is not liable for any damages to ParkerVision, and therefore, the Company reversed all recorded amounts related to the damages verdict in fiscal 2014. On June 25, 2014, ParkerVision filed a notice of appeal with the court. On May 1, 2014, ParkerVision filed another complaint against the Company in the United States District Court for the Middle District of Florida alleging patent infringement. On August 21, 2014, ParkerVision amended the compliant, now captioned ParkerVision, Inc. v. QUALCOMM Incorporated, Qualcomm Atheros, Inc., HTC Corporation, HTC America, Inc., Samsung Electronics Co., LTD., Samsung Electronics America, Inc. and Samsung Telecommunications America, LLC, broadening the allegations. ParkerVision now alleges that the Company infringes 11 additional patents and seeks damages and injunctive and other relief. The Company was served with the complaint in this second action on August 28, 2014 and has not yet responded.
Nvidia Corporation v. Qualcomm Incorporated: On September 4, 2014, Nvidia filed a complaint in the United States District Court for the District of Delaware and also with the United States International Trade Commission (ITC) pursuant to Section 337 of the Tariff Act of 1930 against the Company, Samsung Electronics Co., Ltd., and other Samsung entities, alleging infringement of seven patents related to graphics processing. In the ITC complaint, Nvidia seeks an exclusion order barring the importation of the Company’s consumer electronics and display device products that infringe, induce infringement and/or contribute to the infringement of at least one of the seven asserted graphics processing patents as well as a cease and desist order preventing the Company from carrying out commercial activities within the United States related to such products. In the District of Delaware complaint, Nvidia is seeking an award of damages for the infringement of the asserted patents, a finding that such infringement is willful and treble damages for such willful infringement, and an order permanently enjoining the Company from infringing the asserted patents. The ITC instituted an investigation into Nvidia’s allegations on October 6, 2014. The evidentiary hearing for the investigation is set for June 8 to June 15, 2015. The Initial Determination of the Administrative Law Judge is due October 9, 2015, and the target date for completion of the investigation by the Commission is set for February 10, 2016. The district court case was stayed on October 23, 2014 pending completion of the ITC investigation including appeals.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Icera Complaint to the European Commission (Commission): On June 7, 2010, the Commission notified and provided the Company with a redacted copy of a complaint filed with the Commission by Icera, Inc. (subsequently acquired by Nvidia Corporation) alleging that the Company has engaged in anticompetitive activity. The Company was asked by the Commission to submit a preliminary response to the portions of the complaint disclosed to it, and the Company submitted its response in July 2010. Subsequently, the Company has provided and continues to provide additional documents and information as requested by the Commission. The Company continues to cooperate fully with the Commission’s preliminary investigation.
European Commission Investigation: On October 15, 2014, the Commission notified the Company that it is conducting an investigation of the Company relating to Article 101 and/or 102 of the Treaty on the Functioning of the European Union (TFEU) and Article 53 and/or 54 of the Agreement for the European Economic Area (EEA Agreement). The Company understands that the investigation concerns primarily the sale and/or marketing of the Company’s baseband chipsets, including alleged conditions relating to the provision by the Company of rebates and/or other financial incentives. If a violation is found, a broad range of remedies is potentially available to the Commission, including imposing a fine and/or injunctive relief prohibiting or restricting certain business practices. Given that this investigation is in its early stages, it is difficult to predict the outcome or what remedies, if any, may be imposed by the Commission. The Company continues to cooperate with the Commission as it conducts its investigation.
Korea Fair Trade Commission (KFTC) Complaint: On January 4, 2010, the KFTC issued a written decision finding that the Company had violated South Korean law by offering certain discounts and rebates for purchases of its CDMA chips and for including in certain agreements language requiring the continued payment of royalties after all licensed patents have expired. The KFTC levied a fine, which the Company paid and recorded as an expense in fiscal 2010. The Company appealed to the Seoul High Court, and on June 19, 2013, the Seoul High Court affirmed the KFTC’s decision. On July 4, 2013, the Company filed an appeal with the Korea Supreme Court. There have been no material developments with respect to this matter.
Japan Fair Trade Commission (JFTC) Complaint: The JFTC received unspecified complaints alleging that the Company’s business practices are, in some way, a violation of Japanese law. On September 29, 2009, the JFTC issued a cease and desist order concluding that the Company’s Japanese licensees were forced to cross-license patents to the Company on a royalty-free basis and were forced to accept a provision under which they agreed not to assert their essential patents against the Company’s other licensees who made a similar commitment in their license agreements with the Company. The cease and desist order seeks to require the Company to modify its existing license agreements with Japanese companies to eliminate these provisions while preserving the license of the Company’s patents to those companies. The Company disagrees with the conclusions that it forced its Japanese licensees to agree to any provision in the parties’ agreements and that those provisions violate the Japanese Antimonopoly Act. The Company has invoked its right under Japanese law to an administrative hearing before the JFTC. In February 2010, the Tokyo High Court granted the Company’s motion and issued a stay of the cease and desist order pending the administrative hearing before the JFTC. The JFTC has held hearings on 24 different dates, with the next hearing scheduled for December 8, 2014.
Securities and Exchange Commission (SEC) Formal Order of Private Investigation and Department of Justice Investigation: On September 8, 2010, the Company was notified by the SEC’s Los Angeles Regional office of a formal order of private investigation. The Company understands that the investigation arose from a “whistleblower’s” allegations made in December 2009 to the audit committee of the Company’s Board of Directors and to the SEC. In 2010, the audit committee completed an internal review of the allegations with the assistance of independent counsel and independent forensic accountants. This internal review into the whistleblower’s allegations and related accounting practices did not identify any errors in the Company’s financial statements. On January 27, 2012, the Company learned that the U.S. Attorney’s Office for the Southern District of California/Department of Justice (collectively, DOJ) had begun an investigation regarding the Company’s compliance with the Foreign Corrupt Practices Act (FCPA). The audit committee conducted an internal review of the Company’s compliance with the FCPA and its related policies and procedures with the assistance of independent counsel and independent forensic accountants. The audit committee has completed this comprehensive review, made findings consistent with the Company’s findings described below and suggested enhancements to the Company’s overall FCPA compliance program. In part as a result of the audit committee’s review, the Company has made and continues to make enhancements to its FCPA compliance program, including implementation of the audit committee’s recommendations.
As previously disclosed, the Company discovered, and as a part of its cooperation with these investigations informed the SEC and the DOJ of, instances in which special hiring consideration, gifts or other benefits (collectively, benefits) were

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

provided to several individuals associated with Chinese state-owned companies or agencies. Based on the facts currently known, the Company believes the aggregate monetary value of the benefits in question to be less than $250,000, excluding employment compensation.
On March 13, 2014, the Company received a Wells Notice from the SEC’s Los Angeles Regional Office indicating that the staff has made a preliminary determination to recommend that the SEC file an enforcement action against the Company for violations of the anti-bribery, books and records and internal control provisions of the FCPA. The bribery allegations relate to benefits offered or provided to individuals associated with Chinese state-owned companies or agencies. The Wells Notice indicated that the recommendation could involve a civil injunctive action and could seek remedies that include disgorgement of profits, the retention of an independent compliance monitor to review the Company’s FCPA policies and procedures, an injunction, civil monetary penalties and prejudgment interest.
A Wells Notice is not a formal allegation or finding by the SEC of wrongdoing or violation of law. Rather, the purpose of a Wells Notice is to give the recipient an opportunity to make a “Wells submission” setting forth reasons why the proposed enforcement action should not be filed and/or bringing additional facts to the SEC’s attention before any decision is made by the SEC as to whether to commence a proceeding. On April 4, 2014 and May 29, 2014, the Company made Wells submissions to the staff of the Los Angeles Regional Office explaining why the Company believes it has not violated the FCPA and therefore enforcement action is not warranted.
The Company is continuing to cooperate with the SEC and the DOJ, but is unable to predict the outcome of their investigations or any action that the SEC may decide to file.
China National Development and Reform Commission (NDRC) Investigation: In November 2013, the NDRC notified the Company that it had commenced an investigation of the Company relating to the Chinese Anti-Monopoly Law (AML). The Company understands that the investigation concerns primarily the Company’s licensing business and certain interactions between the Company’s licensing business and its chipset business, including how royalties are calculated in the Company’s patent licenses, the value exchanged for cross-licenses to patents of the Company’s licensees, whether the Company will offer license agreements limited to patents essential to certain standards, whether royalties are sought for the Company’s expired patents, the Company’s policy of selling chipsets only to the Company’s patent licensees, the alleged refusal of the Company to grant patent licenses to chipset manufacturers, and certain other terms and conditions in the Company’s patent license and chipset sale agreements. A broad range of remedies with respect to business practices deemed to violate the AML is potentially available to the NDRC, including but not limited to issuing an order to cease conduct deemed illegal, confiscating gains deemed illegally obtained, imposing a fine in the range of 1% to 10% of the prior year’s revenues and requiring modifications to business practices. Given the limited precedent of enforcement actions and penalties under the AML, it is difficult to predict the outcome of this matter or what remedies may be imposed by the NDRC. The Company continues to cooperate with the NDRC as it conducts its investigation.
Federal Trade Commission (FTC) Investigation: On September 17, 2014, the FTC notified the Company that it is conducting an investigation of the Company relating to Section 5 of the Federal Trade Commission Act. The Company understands that the investigation concerns primarily the Company’s licensing business, including potential breach of FRAND commitments. If a violation of Section 5 is found, a broad range of remedies is potentially available to the FTC, including imposing a fine or requiring modifications to the Company’s licensing practices. Given that this investigation is in its early stages, it is difficult to predict the outcome of this matter or what remedies, if any, may be imposed by the FTC. The Company continues to cooperate with the FTC as it conducts its investigation.
The Company will continue to vigorously defend itself in the foregoing matters. However, litigation and investigations are inherently uncertain. Accordingly, the Company cannot predict the outcome of these matters. The Company has not recorded any accrual at September 28, 2014 for contingent losses associated with these matters based on its belief that, with the exception of the NDRC matter, losses, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time. Regarding the NDRC matter, the Company believes that a loss is probable but that any possible range of loss cannot be reasonably estimated at this time. The unfavorable resolution of one or more of these matters could have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows. The Company is engaged in numerous other legal actions not described above arising in the ordinary course of its business and, while there can be no assurance, believes that the ultimate outcome of these other legal actions will not have a material adverse effect on its business, results of operations, financial condition or cash flows.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans and Debentures. The Company’s former BWA subsidiaries (Note 10) had loan and debenture liabilities in connection with the BWA spectrum won in India in fiscal 2010. The subsidiaries were merged into one remaining former BWA subsidiary in August 2013, and that subsidiary had a loan from a bank related to payment of $81 million to the India Government’s Department of Telecommunications in March 2012 (the DoT loan), which was recorded by the Company as a charge to other expenses in fiscal 2012. On June 25, 2013, all outstanding debentures ($492 million, including accrued interest) were redeemed, and on August 30, 2013, all outstanding loans, excluding the DoT loan, ($368 million) were repaid in full using funding provided by Bharti, and the Company’s related guarantee and indemnification agreements were terminated. Prior to the deconsolidation of the BWA subsidiaries on June 25, 2013, cash paid for interest on the loans and debentures was $92 million and $88 million for fiscal 2013 and 2012, respectively.
The DoT loan was guaranteed by QUALCOMM Incorporated and one of its wholly owned subsidiaries and was denominated in Indian rupees. The fair value of the guarantee was recorded as a liability when the Company deconsolidated the BWA subsidiaries (Note 10). The DoT loan was repaid in full on October 15, 2013 ($67 million) using funding provided by Bharti as a condition to Bharti’s acquisition of all of the Company’s interest in the remaining former BWA subsidiary, which occurred on October 17, 2013.
Indemnifications. The Company generally does not indemnify its customers and licensees for losses sustained from infringement of third-party intellectual property rights. However, the Company is contingently liable under certain product sales, services, license and other agreements to indemnify certain customers against certain types of liability and/or damages arising from qualifying claims of patent, copyright, trademark or trade secret infringement by products or services sold or provided by the Company. The Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by the Company. Through September 28, 2014, the Company has received a number of claims from its direct and indirect customers and other third parties for indemnification under such agreements with respect to alleged infringement of third-party intellectual property rights by its products.
These indemnification arrangements are not initially measured and recognized at fair value because they are deemed to be similar to product warranties in that they relate to claims and/or other actions that could impair the ability of the Company’s direct or indirect customers to use the Company’s products or services. Accordingly, the Company records liabilities resulting from the arrangements when they are probable and can be reasonably estimated. Reimbursements under indemnification arrangements have not been material to the Company’s consolidated financial statements. The Company has not recorded any accrual for contingent liabilities at September 28, 2014 associated with these indemnification arrangements, other than insignificant amounts, based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be reasonably estimated at this time.
Purchase Obligations. The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets. Obligations, which generally have a remaining term of less than one year, under these agreements at September 28, 2014 for each of the subsequent five years from fiscal 2015 through 2019 were approximately $3.4 billion, $91 million, $30 million, $18 million and $18 million, respectively, and $29 million thereafter. Of these amounts, for fiscal 2015, commitments to purchase integrated circuit product inventories comprised $2.8 billion. Integrated circuit product inventory obligations represent purchase commitments for wafers, die, finished goods and manufacturing services, such as wafer bump, probe, assembly and final test. Under the Company’s manufacturing relationships with its foundry suppliers and assembly and test service providers, cancelation of outstanding purchase orders is generally allowed but requires payment of costs incurred through the date of cancelation.
Operating Leases. The Company leases certain of its land, facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 20 years and with provisions in certain leases for cost-of-living increases. Rental expense for fiscal 2014, 2013 and 2012 was $91 million, $90 million and $87 million, respectively. Future minimum lease payments in each of the next five years from fiscal 2015 through 2019 are $91 million, $79 million, $58 million, $31 million and $20 million, respectively, and $25 million thereafter.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Segment Information
The Company is organized on the basis of products and services. The Company aggregates two of its divisions into the QSI segment. Reportable segments are as follows:

•
QCT (Qualcomm CDMA Technologies) segment — develops and supplies integrated circuits and system software based on CDMA, OFDMA and other technologies for use in voice and data communications, networking, application processing, multimedia and global positioning system products.

•
QTL (Qualcomm Technology Licensing) segment — grants licenses or otherwise provides rights to use portions of the Company’s intellectual property portfolio, which, among other rights, includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing CDMA2000, WCDMA, CDMA TDD (including TD-SCDMA), GSM/GPRS/EDGE and/or OFDMA (including LTE) standards and their derivatives.

•
QSI (Qualcomm Strategic Initiatives) segment — comprised of the Company’s Qualcomm Ventures and Structured Finance & Strategic Investments divisions. QSI makes strategic investments that are focused on opening new or expanding opportunities for its technologies and supporting the design and introduction of new products or services (or enhancing existing products or services) for voice and data communications. Many of these strategic investments are in early-stage companies. QSI also holds wireless spectrum.

During the first quarter of fiscal 2014, the Company reassessed its management reporting as a result of the sale of the North and Latin America operations of its Omnitracs division (Note 11), which comprised substantially all of the Omnitracs division, among other reasons. The Omnitracs division was previously aggregated with three other divisions into the Qualcomm Wireless & Internet (QWI) reportable segment. Starting in fiscal 2014, the QWI segment was eliminated, and revenues and operating results for the divisions that comprised the QWI reportable segment are included in nonreportable segments as components of reconciling items. Prior period segment information has been adjusted to conform to the new segment presentation.
Nonreportable segments include the Company’s QMT (Qualcomm MEMS Technologies), Pixtronix and Small Cells divisions and other wireless technology and service initiatives. QMT plans to license its next generation IMOD display technology and to focus on wearable devices. Pixtronix develops and licenses display technologies based on MEMS (micro-electro-mechanical-systems)structure optimized for portable multimedia devices. Small Cells develops and supplies 3G/LTE and Wi-Fi products designed for implementation of small mobile base stations (known as small cells). Other nonreportable segments develop and offer products and services that include, but are not limited to: software products and content enablement services to wireless operators; development, other services and related products to U.S. government agencies and their contractors; device-to-device communication, including software for the connected home; data center; medical device connectivity and related data management; and augmented reality.
The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT) from continuing operations. Segment EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain net investment income; certain share-based compensation; and certain research and development expenses, selling, general and administrative expenses and other expenses or income that were deemed to be not directly related to the businesses of the segments. Additionally, unallocated charges include recognition of the step-up of inventories to fair value, amortization and impairment of certain intangible assets and certain other acquisition-related charges. The table below presents revenues, EBT and total assets for reportable segments (in millions):

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	QCT	QTL	QSI	Reconciling Items	Total
2014
Revenues	$18,665	$7,569	$—	$253	$26,487
EBT	3,807	6,590	(7)	(1,612)	8,778
Total assets	3,639	161	484	44,290	48,574
2013
Revenues	$16,715	$7,554	$—	$597	$24,866
EBT	3,189	6,590	56	(1,641)	8,194
Total assets	3,305	28	511	41,672	45,516
2012
Revenues	$12,141	$6,327	$—	$653	$19,121
EBT	2,296	5,585	(170)	(1,149)	6,562
Total assets	2,278	63	1,424	39,247	43,012
Intersegment revenues included in QCT revenues were negligible in all periods presented. All other revenues for reportable segments were from external customers for all periods presented.
The Company reports revenues from external customers by country based on the location to which its products or services are delivered, which for QCT is generally the country in which its customers manufacture their products, or for licensing revenues, the invoiced addresses of its licensees. As a result, the revenues by country presented herein are not necessarily indicative of either the country in which the devices containing our products and/or intellectual property are ultimately sold to consumers or the country in which the companies that sell the devices are headquartered. For example, China revenues could include revenues related to shipments of integrated circuits to a company that is headquartered in South Korea but that manufactures devices in China, which devices are then sold to consumers in Europe and/or the United States. Revenues by country were as follows (in millions):

	2014	2013	2012
China (including Hong Kong)	$13,200	$12,288	$7,971
South Korea	6,172	4,983	4,203
Taiwan	2,876	2,683	2,648
United States	372	805	967
Other foreign	3,867	4,107	3,332
	$26,487	$24,866	$19,121
Interest income included in QSI EBT was negligible in fiscal 2014 and 2013 and was $19 million in fiscal 2012, and interest expense included in QSI EBT was negligible in fiscal 2014 and was $18 million and $79 million in fiscal 2013 and 2012, respectively. Interest income and interest expense recorded by other segments were negligible in all periods presented. Effectively all equity in losses of investees (Note 3) was recorded in QSI in fiscal 2014, 2013 and 2012.
Segment assets are comprised of accounts receivable and inventories for all reportable segments other than QSI. QSI segment assets include certain marketable securities, notes receivable, wireless spectrum, other investments and all assets of consolidated subsidiaries included in QSI. QSI assets at September 28, 2014, September 29, 2013 and September 30, 2012 included $18 million, $17 million and $11 million, respectively, related to investments in equity method investees. Reconciling items for total assets included $313 million, $892 million and $1.2 billion at September 28, 2014, September 29, 2013 and September 30, 2012, respectively, of goodwill and other assets related to the Company’s QMT division. Total segment assets also differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, intangible assets and assets of nonreportable segments. The net book values of long-lived tangible assets located outside of the United States were $288 million, $896 million and $1.1 billion at September 28, 2014, September 29, 2013 and

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2012, respectively. The net book values of long-lived tangible assets located in the United States were $2.2 billion, $2.1 billion and $1.8 billion at September 28, 2014, September 29, 2013 and September 30, 2012, respectively.
Other reconciling items were comprised as follows (in millions):

	2014	2013	2012
Revenues
Nonreportable segments	$258	$601	$657
Intersegment eliminations	(5)	(4)	(4)
	$253	$597	$653
EBT
Unallocated cost of equipment and services revenues	$(300)	$(335)	$(300)
Unallocated research and development expenses	(860)	(789)	(702)
Unallocated selling, general and administrative expenses	(412)	(502)	(549)
Unallocated other income (expense)	142	(173)	—
Unallocated investment income, net	1,213	877	928
Nonreportable segments	(1,395)	(719)	(526)
	$(1,612)	$(1,641)	$(1,149)
Nonreportable segments’ losses before taxes during fiscal 2014, 2013 and 2012 were primarily attributable to the Company’s QMT division, including $607 million, $158 million and $54 million in impairment charges, respectively (Note 2). Unallocated acquisition-related expenses were comprised as follows (in millions):

	2014	2013	2012
Cost of equipment and services revenues	$251	$264	$225
Research and development expenses	30	3	—
Selling, general and administrative expenses	25	26	43
Note 9. Acquisitions
During fiscal 2014, the Company acquired 11 businesses for total cash consideration of $775 million and the exchange of unvested stock options that had a negligible fair value. Technology-based intangible assets recognized in the amount of $146 million are being amortized on a straight-line basis over a weighted-average useful life of six years. Goodwill of $628 million was recognized in these transactions, of which $294 million is expected to be deductible for tax purposes.
During fiscal 2013, the Company acquired five businesses for total cash consideration of $114 million. Technology-based intangible assets recognized in the amount of $24 million are being amortized on a straight-line basis over a weighted-average useful life of six years. Goodwill of $83 million was recognized in these transactions, of which $21 million is expected to be deductible for tax purposes.
During fiscal 2012, the Company acquired eight businesses for total cash consideration of $774 million. Technology-based intangible assets recognized in the amount of $164 million are being amortized on a straight-line basis over a weighted-average useful life of six years. Goodwill of $517 million was recognized in these transactions, of which $71 million is expected to be deductible for tax purposes.
The Company recorded $26 million, $2 million and $62 million related to four in-process research and development (IPR&D) projects during fiscal 2014, one IPR&D project in fiscal 2013 and 10 IPR&D projects in fiscal 2012, respectively. During fiscal 2014, the Company recorded $20 million in impairment charges related to two IPR&D projects acquired in fiscal 2012. At September 28, 2014, remaining IPR&D of $55 million consisted of eight projects, which are expected to be completed within

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

three years. Upon completion, the IPR&D projects will be amortized over their useful lives, which are expected to range from three to nine years.
Note 10. Deconsolidation of and Retained Investment in the BWA Subsidiaries
In fiscal 2010, the Company established subsidiaries in India to operate a wireless network using Broadband Wireless Access (BWA) spectrum (the BWA subsidiaries). In June 2012, Bharti Airtel Limited (Bharti), an Indian wireless network operator, purchased shares in the BWA subsidiaries that were held by two third-party Indian investors, and the BWA subsidiaries issued additional equity interests to Bharti for $85 million, reducing the Company’s ownership interest in each of the BWA subsidiaries to 51%. On June 25, 2013, the BWA subsidiaries issued additional equity interests to Bharti for $11 million, further reducing the Company’s ownership interests to 49%, and redeemed all of the outstanding debentures using funding provided by Bharti through subordinated debt (Note 7). Also, Bharti gained additional power over significant activities through certain leadership changes. These events resulted in a change in control of the BWA subsidiaries and therefore, the BWA subsidiaries were deconsolidated from the Company’s financial statements. Prior to the deconsolidation, the assets and liabilities of the BWA subsidiaries were classified as held for sale.
As a result of the deconsolidation, the Company recognized a gain in net investment income of $6 million measured as the difference between (a) the net fair values of the retained noncontrolling investment and the Company’s guarantee of the former BWA subsidiaries’ bank loans (Note 7) and (b) the carrying values of the former BWA subsidiaries’ net assets, including cumulative translation losses and noncontrolling interests. Total assets and total liabilities were reduced by $1.0 billion and $999 million, respectively. Such assets and liabilities consisted primarily of wireless spectrum, network-related assets and loan obligations. The deconsolidation of these amounts represented a noncash investing and noncash financing transaction and was not reflected in the statement of cash flows for fiscal 2013. The fair value of the Company’s retained noncontrolling investment of $34 million was determined by applying a discounted cash flow valuation model to the estimated cash proceeds that the Company expected to receive upon the sale of its interest to Bharti.
The former BWA subsidiaries were merged into one entity on August 5, 2013. On August 30, 2013, the remaining former BWA subsidiary repaid all of the outstanding loans, excluding the DoT loan, using funding provided by Bharti in the form of subordinated debt (Note 7). Also on August 30, 2013, Bharti converted the subordinated debt, and the former BWA subsidiary issued additional equity interests to Bharti, further reducing the Company’s ownership interest to 7%. On October 15, 2013, the DoT loan was repaid using funding provided by Bharti (Note 7), and on October 17, 2013, Bharti acquired all of the Company’s interest in the remaining former subsidiary.
Note 11. Discontinued Operations
On November 25, 2013, the Company completed its sale of the North and Latin America operations of its Omnitracs division to a U.S.-based private equity firm for cash consideration of $788 million (net of cash sold). As a result, the Company recorded a gain in discontinued operations of $665 million ($430 million net of income tax expense) during fiscal 2014. Total assets and total liabilities were reduced by $150 million and $45 million, respectively. The revenues and operating results of the North and Latin America operations of the Omnitracs division, which comprised substantially all of the Omnitracs division, were not presented as discontinued operations in any fiscal period because they were immaterial. The related assets (included in other current assets and other noncurrent assets) and liabilities (included in other current liabilities and other noncurrent liabilities) of $139 million and $43 million, respectively, were classified as held for sale at September 29, 2013.
On March 27, 2011, the FLO TV business and network were shut down. On December 27, 2011, the Company completed the sale of substantially all of its 700 MHz spectrum for $1.9 billion, and as a result, the Company recognized a gain in discontinued operations of $1.2 billion during fiscal 2012. Accordingly, the results of operations of the FLO TV business were presented as discontinued operations. Income (loss) from discontinued operations included share-based compensation and excluded certain general corporate expenses allocated to the FLO TV business during the periods presented. Discontinued operations in fiscal 2012 were $1.2 billion ($776 million net of income tax expense).

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Fair Value Measurements
The following table presents the Company’s fair value hierarchy for assets and liabilities measured at fair value on a recurring basis at September 28, 2014 (in millions):

	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$3,603	$3,884	$—	$7,487
Marketable securities
U.S. Treasury securities and government-related securities	715	840	—	1,555
Corporate bonds and notes	—	14,481	—	14,481
Mortgage- and asset-backed securities	—	1,309	186	1,495
Auction rate securities	—	—	83	83
Common and preferred stock	1,056	741	—	1,797
Equity funds	541	—	—	541
Debt funds	813	3,350	—	4,163
Total marketable securities	3,125	20,721	269	24,115
Derivative instruments	1	4	—	5
Other investments	262	—	—	262
Total assets measured at fair value	$6,991	$24,609	$269	$31,869
Liabilities
Derivative instruments	$—	$1	$—	$1
Other liabilities	261	—	—	261
Total liabilities measured at fair value	$261	$1	$—	$262
Activity between Levels of the Fair Value Hierarchy. There were no significant transfers between Level 1 and Level 2 during fiscal 2014 or 2013. When a determination is made to classify an asset or liability within Level 3, the determination is based upon the significance of the unobservable inputs to the overall fair value measurement. The following table includes the activity for marketable securities and other liabilities classified within Level 3 of the valuation hierarchy (in millions):

	2014		2013
	Auction Rate Securities	Mortgage- and Asset-Backed Securities	Auction Rate Securities	Mortgage- and Asset-Backed Securities
Beginning balance of Level 3	$83	$239	$118	$203
Total realized and unrealized gains (losses):
Included in investment income, net	—	11	—	8
Included in other comprehensive income	—	(3)	1	(6)
Purchases	—	107	—	163
Sales	—	(126)	—	(70)
Settlements	—	(40)	(36)	(77)
Transfers (out of) into Level 3	—	(2)	—	18
Ending balance of Level 3	$83	$186	$83	$239
The Company recognizes transfers into and out of levels within the fair value hierarchy at the end of the fiscal month in which the actual event or change in circumstances that caused the transfer occurs. Transfers out of Level 3 during fiscal

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2014 primarily consisted of debt securities with significant upgrades in credit ratings. Transfers into Level 3 in fiscal 2013 primarily consisted of debt securities with significant inputs that became unobservable as a result of an increased likelihood of a shortfall in contractual cash flows or a significant downgrade in credit ratings.
Nonrecurring Fair Value Measurements. The Company measures certain assets at fair value on a nonrecurring basis. These assets include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During fiscal 2014, 2013 and 2012, certain long-lived assets and goodwill related to the Company’s QMT division were written down to their estimated fair values resulting in impairment charges of $607 million, $158 million and $54 million, respectively (Note 2). At September 28, 2014, the carrying values of the QMT division’s property, plant and equipment and goodwill were $148 million and $35 million. During fiscal 2013, the Company recorded its retained investment in the former BWA subsidiaries at its estimated fair value of $34 million (Note 10). During fiscal 2014 and 2012, goodwill related to the Company’s former QRS (Qualcomm Retail Solutions) division was written down to its implied fair value resulting in impairment charges of $16 million and $23 million, respectively, which were recorded in other expenses. The estimation of fair values and cash flows used in these fair value measurements required the use of significant unobservable inputs, and as a result, the fair value measurements were classified as Level 3. During fiscal 2014, 2013 and 2012, the Company did not have any other significant assets or liabilities that were measured at fair value on a nonrecurring basis in periods subsequent to initial recognition.
Note 13. Marketable Securities
Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 28, 2014	September 29, 2013	September 28, 2014	September 29, 2013
Trading:
U.S. Treasury securities and government-related securities	$320	$241	$38	$49
Corporate bonds and notes	191	269	367	256
Mortgage- and asset-backed securities	—	—	237	104
Total trading	511	510	642	409
Available-for-sale:
U.S. Treasury securities and government-related securities	805	721	392	71
Corporate bonds and notes	6,274	4,533	7,649	6,812
Mortgage- and asset-backed securities	1,063	745	195	328
Auction rate securities	—	—	83	83
Common and preferred stock	192	8	1,605	2,351
Equity funds	—	—	541	960
Debt funds	813	2,307	2,560	2,889
Total available-for-sale	9,147	8,314	13,025	13,494
Fair value option:
Debt fund	—	—	790	537
Total marketable securities	$9,658	$8,824	$14,457	$14,440
The Company holds an investment in a debt fund for which the Company elected the fair value option because the Company is able to redeem its shares at net asset value, which is determined daily. The investment would have otherwise been recorded using the equity method. The debt fund has no single maturity date. At September 28, 2014, the Company had an effective ownership interest in the debt fund of 26%. Net increases in fair value associated with this investment of $33 million, $17 million and $45 million were recognized in net investment income in fiscal 2014, 2013 and 2012, respectively.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company classifies certain portfolios of debt securities that utilize derivative instruments to acquire or reduce foreign exchange, interest rate and/or equity, prepayment and credit risks as trading. Net losses recognized on debt securities classified as trading held at September 28, 2014 and September 29, 2013 were $5 million and $20 million, respectively.
At September 28, 2014, the contractual maturities of available-for-sale debt securities were as follows (in millions):

Years to Maturity				No Single
Less Than	One to	Five to	Greater Than	Maturity
One Year	Five Years	Ten Years	Ten Years	Date	Total
$3,577	$9,334	$1,509	$700	$4,714	$19,834
Debt securities with no single maturity date included debt funds, mortgage- and asset-backed securities, auction rate securities and corporate bonds and notes.
The Company recorded realized gains and losses on sales of available-for-sale securities as follows (in millions):

Fiscal Year	Gross Realized Gains	Gross Realized Losses	Net Realized Gains
2014	$732	$(18)	$714
2013	430	(142)	288
2012	296	(25)	271
Available-for-sale securities were comprised as follows (in millions):

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
September 28, 2014
Equity securities	$1,769	$575	$(6)	$2,338
Debt securities (including debt funds)	19,582	312	(60)	19,834
	$21,351	$887	$(66)	$22,172
September 29, 2013
Equity securities	$2,570	$793	$(44)	$3,319
Debt securities (including debt funds)	18,255	396	(162)	18,489
	$20,825	$1,189	$(206)	$21,808
The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that are classified as available-for-sale and have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category (in millions):

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	September 28, 2014
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and government-related securities	$279	$(2)	$—	$—
Corporate bonds and notes	4,924	(31)	104	(4)
Mortgage- and asset-backed securities	484	(1)	52	(1)
Auction rate securities	—	—	83	(1)
Common and preferred stock	86	(3)	52	(3)
Debt funds	133	(1)	384	(19)
	$5,906	$(38)	$675	$(28)

	September 29, 2013
	Less than 12 months		More than 12 months
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Treasury securities and government-related securities	$42	$(1)	$—	$—
Corporate bonds and notes	2,084	(31)	24	(1)
Mortgage- and asset-backed securities	367	(5)	24	—
Auction rate securities	—	—	83	(1)
Common and preferred stock	291	(41)	—	—
Debt funds	2,776	(123)	4	—
Equity funds	82	(3)	—	—
	$5,642	$(204)	$135	$(2)
At September 28, 2014, the Company concluded that the unrealized losses on its available-for-sale securities were temporary. Further, for common and preferred stock and for equity and debt funds with unrealized losses, the Company has the ability and the intent to hold such securities until they recover. For debt securities with unrealized losses, the Company does not have the intent to sell, nor is it more likely than not that the Company will be required to sell, such securities before recovery or maturity.
The ending balance of the credit loss portion of other-than-temporary impairments on debt securities held by the Company for fiscal 2014, 2013 and 2012 was $8 million, $4 million and $31 million, respectively.
Note 14. Subsequent Event
In October 2014, the Company announced that it had reached agreement with CSR plc on the terms of a recommended cash offer to acquire the entire issued and to be issued ordinary share capital of CSR for £9.00 per ordinary share, which values the entire issued and to be issued share capital of CSR at approximately £1.6 billion (approximately $2.5 billion based upon an exchange rate of USD: GBP 1.6057). CSR is an innovator in the development of multifunction semiconductor platforms and technologies for the auto, consumer and voice and music market segments. The acquisition complements the Company’s current offerings by adding products, channels and customers in the growth categories of the Internet of Everything and automotive infotainment, accelerating the Company’s presence and path to leadership. The acquisition is subject to a number of conditions, including receipt of United States and other regulatory approvals and the approval of CSR’s shareholders. Subject to the satisfaction of these conditions, the acquisition is expected to close by the end of the summer of 2015.

QUALCOMM Incorporated
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Summarized Quarterly Data (Unaudited)
The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.
The table below presents quarterly data for fiscal 2014 and 2013 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
2014 (1)
Revenues	$6,622	$6,367	$6,806	$6,692
Operating income	1,493	1,990	2,075	1,992
Income from continuing operations	1,444	1,958	2,237	1,893
Discontinued operations, net of tax	430	—	—	—
Net income	1,874	1,958	2,237	1,893
Net income attributable to Qualcomm	1,875	1,959	2,238	1,894

Basic earnings per share attributable to Qualcomm (2):
Continuing operations	$0.86	$1.16	$1.33	$1.13
Discontinued operations	0.25	—	—	—
Net income	1.11	1.16	1.33	1.13

Diluted earnings per share attributable to Qualcomm (2):
Continuing operations	$0.84	$1.14	$1.31	$1.11
Discontinued operations	0.25	—	—	—
Net income	1.09	1.14	1.31	1.11

2013 (1)
Revenues	$6,018	$6,124	$6,243	$6,480
Operating income	2,088	1,877	1,677	1,588
Net income	1,903	1,863	1,578	1,501
Net income attributable to Qualcomm	1,906	1,866	1,580	1,501

Basic earnings per share attributable to Qualcomm (2):	$1.12	$1.08	$0.91	$0.88
Diluted earnings per share attributable to Qualcomm (2):	$1.09	$1.06	$0.90	$0.86

(1)	Amounts, other than per share amounts, are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)
Earnings per share attributable to Qualcomm are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

APPENDIX 2:  PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURN
The following graph compares total stockholder return on our common stock since September 27, 2009 to two indices: the Standard & Poor’s 500 Stock Index (S&P 500) and the NASDAQ-100 Index (NASDAQ-100). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ-100 tracks the aggregate price performance of the 100 largest domestic and international non-financial securities listed on the NASDAQ Stock Market based on market capitalization.
The total return for our stock and for each index assumes the reinvestment of gross dividends and is based on the returns of the component companies. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ-100.

(1)
Shows the cumulative total return on investment assuming an investment of $100 (including reinvestment of dividends) in our common stock the S&P 500 and the NASDAQ-100 on September 27, 2009. All returns are reported as of our fiscal year end, which is the last Sunday in September.

Our closing stock price on September 26, 2014, the last trading day of our 2014 fiscal year, was $75.06 per share.

B-1

APPENDIX 3:  CORPORATE DIRECTORY

EXECUTIVE OFFICERS	BOARD OF DIRECTORS
Dr. Paul E. Jacobs
Executive Chairman and Chairman of the Board

Steven M. Mollenkopf
Chief Executive Officer and Director

Derek K. Aberle
President
Cristiano R. Amon
Executive Vice President, Qualcomm Technologies, Inc. and Co-President, Qualcomm CDMA Technologies
George S. Davis
Executive Vice President and Chief Financial Officer
Matthew S. Grob
Executive Vice President, Qualcomm Technologies, Inc. and Chief Technology Officer
Dr. Venkata S.M. “Murthy” Renduchintala
Executive Vice President, Qualcomm Technologies, Inc. and Co-President, Qualcomm CDMA Technologies
Donald J. Rosenberg
Executive Vice President, General Counsel and Corporate Secretary
Dr. Daniel L. Sullivan
Executive Vice President, Human Resources

Dr. James H. Thompson
Executive Vice President, Engineering, Qualcomm Technologies, Inc.

Barbara T. Alexander
Member: Compensation Committee
Title: Independent Consultant
Sir Donald G. Cruickshank
Member: Audit Committee
Title: Chairman, 7digital Group plc
Raymond V. Dittamore
Chair: Audit Committee
Title: Retired Audit Partner, Ernst & Young LLP
Dr. Susan Hockfield
Member: Finance Committee
Title: President Emerita and Professor of Neuroscience, Massachusetts Institute of Technology
Thomas W. Horton
Member: Audit Committee
Title: Former Chairman, American Airlines Group Inc.
Dr. Paul E. Jacobs
Title: Executive Chairman and Chairman of the Board, Qualcomm Incorporated
Sherry Lansing
Chair: Governance Committee
Title: Founder and Chair, The Sherry Lansing Foundation
Harish Manwani
Title: Former Chief Operating Officer, Unilever
Steven M. Mollenkopf
Title: Chief Executive Officer, Qualcomm Incorporated

Duane A. Nelles
Chair: Finance Committee
Title: Self-Employed, Personal Investment Business
Clark T. “Sandy” Randt, Jr.
Member: Governance Committee
Title: President, Randt & Co. LLC
Dr. Francisco Ros
Member: Finance Committee
Title: Founder and President, First International Partners, S.L.
Jonathan J. Rubinstein
Member: Compensation Committee
Title: Former Chairman and CEO, Palm, Inc.
General Brent Scowcroft
Member: Governance Committee
Title: President, The Scowcroft Group, Inc.
Marc I. Stern
Chair: Compensation Committee
Title: Chairman, The TCW Group, Inc.

DIRECTORS EMERITI
Adelia A. Coffman
Title: Co-Founder
Dr. Irwin Mark Jacobs
Title: Founding Chairman and CEO Emeritus

As of January 2015.

C-1

APPENDIX 4:  RECONCILIATION OF ADJUSTED NON-GAAP RESULTS TO GAAP RESULTS

	Adjusted Non-GAAP Results	Adjustments	Non-GAAP	Share-Based Compensation	Acquisition- Related Items (1)	QSI	GAAP

Fiscal 2014
Revenues	$26,487	$—	$26,487	$—	$—	$—	$26,487
Operating income (loss)	$8,933		$8,933	$(1,059)	$(306)	$(18)	$7,550

Fiscal 2013
Revenues	$24,866	$—	$24,866	$—	$—	$—	$24,866
Operating income (loss)	$8,657	$—	$8,657	$(1,103)	$(293)	$(31)	$7,230

Fiscal 2012
Revenues	$19,121	$—	$19,121	$—	$—	$—	$19,121
Operating income (loss)	$7,100	$—	$7,100	$(1,035)	$(267)	$(116)	$5,682

(1)
We exclude amortization and impairment of certain intangible assets, recognition of the step-up of inventories to fair value and the related tax effects of these items starting with acquisitions completed in the third quarter of fiscal 2011, as well as any tax effects from restructuring the ownership of such acquired assets. Additionally, we exclude expenses related to the termination of contracts that limit the use of the acquired intellectual property.

D-1

QUALCOMM®

QUALCOMM INCORPORATED
5775 MOREHOUSE DRIVE
N-520I
SAN DIEGO, CA 92121

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QUALCOMM INCORPORATED

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Nominees:	**For**	**Withhold**	**Abstain**
1a. Barbara T. Alexander	☐	☐	☐
1b. Donald G. Cruickshank	☐	☐	☐
1c. Raymond V. Dittamore	☐	☐	☐
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1g. Sherry Lansing	☐	☐	☐
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1k. Clark T. Randt, Jr.	☐	☐	☐
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1o. Marc I. Stern	☐	☐	☐

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M79606-TBD

PROXY **QUALCOMM INCORPORATED** **PROXY**

PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 9, 2015

The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on **Monday, March 9, 2015 at 2:00 p.m.** local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

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